                         As filed with the Securities and Exchange Commission
                               on July 31, 2006

                                                  1933 Act File No. 333-111257
                                                   1940 Act File No. 811-21109

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                   FORM N-2

[X]   REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
[   ] Pre-Effective Amendment No.
[X]   Post-Effective Amendment No. 12

                                     and

[X]   REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
[X]   Amendment No. 14

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                    OFI Tremont Market Neutral Hedge Fund
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               Exact Name of Registrant as Specified in Charter

            6803 South Tucson Way, Centennial, Colorado 80112-3924
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              (Address of Principal Executive Offices) (Zip Code)

                                (303) 768-3200
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              Registrant's Telephone Number, including Area Code

                           Lisa I. Bloomberg, Esq.
                            OppenheimerFunds, Inc.
                Two World Financial Center, 225 Liberty Street
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                        New York, New York 10281-1008
                    Name and Address of Agent for Service

Approximate Date of Proposed Public Offering:  as soon as practicable after the effective date of this registration statement.

If any securities  being  registered on this form will be offered on a delayed or continuous  basis in reliance on Rule 415 under the Securities Act of 1933, other than  securities  offered  in  connection  with a dividend  reinvestment plan, check the following box..............................................[X]

It is proposed that this filing will become effective

[X]   when declared effective pursuant to Section 8(c)

If appropriate, check the following box:

[   ] This  post-effective  amendment  designates a new  effective  date for a previously filed post-effective amendment.

[   ] This form is filed to  register  additional  securities  for an offering pursuant to Rule 462(b) under the  Securities  Act and the Securities Act registration  statement  number  of the  earlier  effective  registration statement for the same offering is 333-111257.

Pursuant  to Rule  429  under  the  Securities  Act of  1933,  the  prospectus
included  herein  is  a  combined   prospectus  and  relates  to  Registration
Statement No.  333-111257,  as amended,  previously filed by the Registrant on
Form N-2 on December 17, 2003. This  Registration  Statement also  constitutes a post-effective  amendment, and includes all of the information that would be required  in a  prospectus  covering  an  offering  made  in  connection  with
Registration  Statement No.  333-103891 filed on March 18, 2003,  Registration
Statement No. 333-103866 filed on March 17, 2003,  Registration  Statement No.
333-103733  filed on March 11,  2003,  Registration  Statement  No.  333-89782
filed  on  January  29,  2003,  December  18,  2002 and  June 4,  2002,  which prospectuses  have been  combined  herein and such  post-effective  amendments
shall  become   effective   concurrently   with  the   effectiveness  of  this
Registration  Statement and in accordance  with Section 8(c) of the Securities
Act of 1933.

OFI Tremont Market Neutral Hedge Fund

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Prospectus dated July 31, 2006
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OFI Tremont  Market  Neutral Hedge Fund (the "Fund") seeks  long-term  capital appreciation  consistent  with  preservation  of capital  while  attempting to generate  positive  returns  over  various  market  cycles.  The Fund seeks to
achieve  this   objective  by  investing   primarily  in  private   investment
partnerships  and  similar  investment  vehicles  that are managed by a select group  of  alternative  asset  managers  employing  various  "market  neutral"
investment  strategies that have  historically  demonstrated a low correlation
to  the  general  performance  of  equity,   debt  and  other  markets.   This
investment  process is often referred to as a multi-manager  or "hedge fund of
funds"  approach.  OppenheimerFunds,   Inc.  (the  "Adviser")  is  the  Fund's
investment adviser.  Tremont Partners, Inc. (the "Sub-Adviser"),  an affiliate of the Adviser, is the Fund's sub-adviser.

Investing in the Fund's shares of beneficial  interest  ("shares")  involves a high  degree  of  risk.  An  investment  in the  Fund  is  suitable  only  for investors  who can bear the risks  associated  with the limited  liquidity  of shares  and should be viewed as a  long-term  investment.  See "MAIN  RISKS OF
INVESTING IN THE FUND" beginning on page 9.

      Neither the Securities and Exchange  Commission nor any state securities commission  has approved or  disapproved  these  securities or passed upon the adequacy  of  this  prospectus.  Any  representation  to  the  contrary  is  a criminal offense.

      This prospectus  concisely  provides the information  that a prospective investor  should know about the Fund before  investing.  Investors are advised to read this  prospectus  carefully  and to retain  it for  future  reference.
Additional  information  about the Fund,  including a statement of  additional information  ("SAI") dated July 31, 2006,  has been filed with the  Securities and Exchange  Commission  ("SEC").  The SAI, the Fund's annual and semi-annual reports and certain other  documents  are  available  upon request and without charge by writing the Fund at P.O. Box 5270, Denver,  Colorado 80217-5270,  by
calling  (866)  634-6220,   or  by  requesting  these  documents  through  the
OppenheimerFunds   website   at    www.oppenheimerfunds.com.    The   SAI   is
incorporated by reference into this  prospectus in its entirety.  The table of contents  of the SAI  appears  on page 38 of this  prospectus.  The  SAI,  and other  information  about the Fund,  is also  available  on the SEC's  website
(http://www.sec.gov).  The  address  of the SEC's  Internet  site is  provided solely for the information of prospective  investors and is not intended to be an active link.

      OppenheimerFunds  Distributor,  Inc.  (the  "Distributor")  acts  as the distributor of the Fund's shares on a best efforts  basis,  subject to various conditions.  Shares  are  being  offered  through  the  Distributor  and other brokers  and  dealers  that have  entered  into  selling  agreements  with the
Distributor.  The minimum  initial  investment  in the Fund by any investor is
$500,000 and the minimum additional  investment in the Fund by any investor is
$100,000.  The Fund may modify these  minimums from time to time.  Shares will be sold only to  "Qualified  Investors"  that are exempt from  federal  income tax. See "Investor  Qualifications."  The public offering price for the shares is equal to the "net asset value" per share,  which is the value of the Fund's assets  less  its  liabilities,  divided  by the  number  of then  issued  and outstanding  shares.  All  investor  funds  for  the  sale of  shares  pending acceptance  by the  Fund  will be  deposited  in an  interest  bearing  escrow account  maintained at Citibank,  N.A.,  as escrow  agent,  for the benefit of investors.  The Adviser may pay, out of its own assets to qualifying  brokers, dealers and financial  advisers  that provide  ongoing  investor  services and
account  maintenance   services  to  shareholders  that  are  their  customers
("Investor  Service  Providers"),  an  amount  not  to  exceed  0.25%  (on  an annualized  basis) of the aggregate  value of outstanding  shares held by such shareholders.  (See  "Investor  Servicing  Arrangements.").  An  investment in the Fund is not a deposit or obligation  of, or guaranteed or endorsed by, any bank or  other  insured  depository  institution,  and is not  insured  by the
Federal Deposit Insurance Corporation,  the Federal Reserve Board or any other government agency.
                      OppenheimerFunds Distributor, Inc.

A B O U T  T H E  F U N D

Fees and Expenses of the Fund
Financial Highlights
A Brief Overview of the Fund
Main Risks of Investing in the Fund
      Investment-Related Risks
      Special Investment Instruments and Techniques
      General Risks
      Special Risks of Multi-Manager Structure
The Fund and Its Investments
Other Investment Strategies
Use of Proceeds of Fund's Offering
How the Fund is Managed

A B O U T  Y O U R  A C C O U N T

How to Buy Shares
      Investor Qualifications
      Distribution Arrangements
o     General Terms
o     Purchase Terms
o     Calculation of Net Asset Value
Repurchases of Shares and Transfers
      No Right of Redemption
      Repurchases of Shares
      Repurchase Procedures
      Mandatory Redemption by the Fund
Dividends, Capital Gains and Taxes
Additional Information About the Fund
Table of Contents of the Statement of Additional Information
Appendix A:  Investor Certification

A B O U T  T H E  F U N D

                        FEES AND EXPENSES OF THE FUND

      The following  tables are provided to help you  understand  the fees and
expenses  you  may  bear  directly   (shareholder   transaction  expenses)  or
indirectly (annual fund operating  expenses) if you buy and hold shares of the
Fund.  The Fund pays a variety of  expenses  directly  for  management  of its assets,  administration,  and other services.  All shareholders  therefore pay those expenses  indirectly.  You may also pay an Early  Repurchase Fee if your shares are  repurchased  by the Fund less than one year after the date of your initial  investment.  The  numbers  below  are  based on the  Fund's  expenses during its fiscal year ended March 31, 2006.

Shareholder Transaction Expenses

     Sales Charge (Load) on purchases (as % of offering price)      None
     Dividend Reinvestment Fees                                     None
     Early Repurchase Fee (as % of value of shares repurchased)     1.00%
        (applies  to  repurchases  less than one year  after  date of  initial investment

Annual Fund Operating Expenses (deducted from Fund assets):
(computed at the annual rate  indicated of the aggregate  value of outstanding shares determined as of the last day of the month)

     Advisory
Fee...................................................1.25%(1)(4)
     Administration Fee.............................................0.15%((2))
     Other Expenses.................................................0.34%((3))
     Total Annual Operating
Expenses................................1.74%((4))

EXAMPLES.  The following examples are intended to help you understand the cost of investing in the Fund. The examples assume that you invest $1,000 in shares of the Fund for the time periods indicated and reinvest your dividends and distributions.

      The first example assumes that you keep your shares.  The second example assumes that your shares are repurchased by the Fund at the end of those periods.  Both examples also assume that your investment has a 5%
return each year and operating expenses remain the same as the expenses in the Annual Fund Operating Expense table above. Based on these assumptions your expenses would be as follows:

----------------------------------------------------------------------------------
Assuming you do not
tender shares for        -------------    3 Years       5 Years       10 Years
repurchase by the Fund:     1 Year
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
                              $18           $55           $95           $207
----------------------------------------------------------------------------------

----------------------------------------------------------------------------------
Assuming you tender
your shares for             1 Year        3 Years       5 Years       10 Years
repurchase by the Fund:
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
                              $28           $55           $95           $207
----------------------------------------------------------------------------------

The following additional examples assume that you invest $500,000 in shares of the Fund for the time periods indicated and reinvest your dividends and distributions.

      The first example assumes that you keep your shares.  The second example assumes that your shares are repurchased by the Fund at the end of those periods.  Both examples also assume that your investment has a 5%
return each year and operating expenses remain the same as the expenses in the Annual Fund Operating Expense table above. Based on these assumptions your expenses would be as follows:

----------------------------------------------------------------------------------
Assuming you do not
tender shares for           1 Year        3 Years       5 Years       10 Years
repurchase by the Fund:
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
                            $8,918        $27,634       $47,591       $103,462
----------------------------------------------------------------------------------

----------------------------------------------------------------------------------
Assuming you tender
your shares for             1 Year        3 Years       5 Years       10 Years
repurchase by the
Fund:
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
                           $13,918        $27,634       $47,591       $103,462
----------------------------------------------------------------------------------

The examples  should not be considered a  representation  of future  expenses, and actual expenses may be greater or less than those shown.

1.    The Adviser has voluntarily  undertaken,  since the Fund's inception, to limit the Fund's total  expenses to an annual rate of no more than 1.50%
      of the Fund's average  monthly assets.  That  undertaking may be amended or withdrawn at any time.

2.    Under  the  terms of an  administration  agreement  with the  Fund,  the
      Adviser  will  provide  certain  administrative  services  to the  Fund,
      including,   among   others,   assisting   in  the  review  of  investor
      applications,  handling  shareholder  inquiries,  and preparing  various
      reports,   communications   and  regulatory  filings  of  the  Fund.  In
      consideration for those administrative  services,  the Fund will pay the
      Adviser  a  monthly  fee  computed  at the  annual  rate of 0.15% of the aggregate value of outstanding  shares  determined as of the last day of each calendar  month (the  "Administration  Fee").  Related to this, the
      Fund,   the  Adviser  (in  its  capacity  as   administrator)   and  the
      Sub-Adviser have entered into a sub-administration  agreement,  pursuant to which the  Adviser  may  delegate  some or all of the  administrative responsibilities  to the  Sub-Adviser.  The Adviser,  in its capacity as administrator of the Fund, will pay the Sub-Adviser,  in its capacity as
      sub-administrator,   some  or  all  of  the   Administration   Fee.  See
      "Administrative Services," below.

3.    "Other  Expenses"  consist of transfer agent fees,  custodial  expenses, and accounting and legal expenses, among others.

4.    The "Total Annual  Operating  Expenses" in the table are based on, among other  things,  the actual  fees the Fund would have paid for the fiscal
      year  ended  March  31,  2006,   assuming   that  the  Adviser  had  not
      voluntarily  undertaken,  since the  inception of the Fund, to limit the
      Fund's  total  expenses  to an annual  rate of no more than 1.50% of the
      Fund's  average  monthly net assets.  The Adviser may terminate or amend this  undertaking  at any time  without  notice to  shareholders.  After giving effect to the expense limitation provision,  "Advisory Fees" were
      1.00% and "Total Annual  Operating  Expenses" were 1.49% as a percentage of average  monthly  net assets.  Investors  will also  indirectly  bear expenses at the  Underlying  Fund  level.  The  subscription  agreements related to the Fund's  investments in Underlying  Funds between the Fund and an  Underlying  Fund provide for  compensation  to  Underlying  Fund
      Managers  in the  form of  management  fees  ranging  from  1.0% to 2.0%
      annually of net assets,  plus a  performance-based  fee ranging from 10%
      to 25% of net profits earned.  Expenses may vary in future years.

Financial Highlights

The Financial  Highlights Table is presented to help you understand the Fund's financial  performance  since  inception.  The  total  returns  in  the  table represent  the  rate  that an  investor  would  have  earned  (or  lost) on an
investment  in  the  Fund   (assuming   reinvestment   of  all  dividends  and
distributions)  during the period.  The financial  highlights  information has been audited by Ernst & Young LLP, the Fund's  Independent  Registered  Public
Accounting Firm for the fiscal years 2006 and prior, whose report,  along with the Fund's  financial  statements,  is included in the Statement of Additional
Information,  which is available on request.  The Board has appointed KPMG LLP to serve as the  Fund's  Independent  Registered  Public  Accounting  Firm for
fiscal year end 2007.

---------------------------------------------------------------------------------
Financial Highlights
---------------------------------------------------------------------------------

OFI Tremont Market Neutral Hedge Fund

-------------------------------------------------------------------------------------
                                             Year Ended March 31
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
                             2006           2005           2004          2003(1)
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
Per Share Operating Data       $957.74        $975.00       $1,017.98      $1,000.00

Net asset value,
beginning of period
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
Income (loss) from
investment operations:
Net investment loss(2)        (13.16)         (14.18)         (14.91)         (3.80)
Net realized and                93.72          47.16           110.80          21.78
unrealized gain                 80.56          32.98           95.89           17.98
Total income from
investment operations
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
Dividends and/or
distributions to
shareholders:                  (34.02)        (15.41)                             --
Dividends from net             (10.88)        (20.94)     (15.15)                 --
investment income                                                                 --
Distributions from net         (44.90)        (13.89)     (34.13)
realized gain                                                                     --
Tax returns of capital                        (50.24)     (89.59)
distributions
Total dividends and/or                                       (138.87)
distributions to
shareholders
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
Net asset value, end of        $993.40        $957.74         $975.00      $1,017.98
period
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
Total Return, at Net             8.45%          3.22%           8.20%         1.80%
Asset Value(3)
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
Ratios/Supplemental Data

Net assets, end of             $74,542        $71,458         $58,771        $25,551
period (in thousands)
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
Ratios to average net
assets:(4)(,5)                (1.34)%         (1.39%)         (1.48)%        (1.49)%
Net investment loss             1.74%          1.67%           1.75%          2.21%
Total expenses                  1.49%          1.45%           1.50%          1.50%
Expenses, net of waiver
of expenses by the
Adviser
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
Portfolio turnover                 39%            66%             22%             0%
rate(6)
-------------------------------------------------------------------------------------
1.    For the period from January 2, 2003 (commencement of operations) to
March 31, 2003.
2.    Based on average shares outstanding during each period.
3.    Assumes an investment on the last valuation date prior to the first day of the fiscal period, with all dividends and distributions reinvested in additional shares on the reinvestment date, and redemption at the net asset value calculated on the last business day of the fiscal period.
   Total returns are not annualized for periods of less than one full year.
   Returns do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemptions of Fund shares.
4.    Annualized for periods of less than one full year.
5.    Ratios do not reflect the Fund's proportionate share of income and expenses of the Underlying Funds.
6. Represents  the lesser of purchases or sales of  investments  in Underlying
   Funds  divided by the  average  fair  value of  investments  in  Underlying
   Funds.

                         A BRIEF OVERVIEW OF THE FUND

This section summarizes  information that is discussed in more detail later in this  prospectus.  You should  carefully  read the more detailed  information.
For a detailed  discussion of risks of investing in the Fund,  please refer to
"Main Risks of Investing in the Fund," on page 9.

What is the Fund?  The Fund is a closed-end,  management  investment  company, organized  as a  Massachusetts  business  trust on May 24,  2002.  The Fund is non-diversified.  That means that under the  Investment  Company  Act of 1940, as amended  (the  "Investment  Company  Act"),  the Fund is not limited in the amount of its assets  that it may invest in any single  issuer of  securities.
However,  the Fund  intends to  diversify  its  assets to the extent  required under  the  Internal  Revenue  Code  so that it can  qualify  as a  "regulated investment  company" for federal tax purposes.  See "Dividends,  Capital Gains and Taxes."

What is the Fund's  Investment  Objective?  The Fund seeks  long-term  capital appreciation  consistent  with  preservation  of capital  while  attempting to generate positive returns over various market cycles.

What  does the Fund  Invest  In?  The Fund  seeks to  achieve  its  investment objective  by  allocating  its assets for  investment  among a select group of alternative asset managers  ("Underlying  Fund Managers")  employing a variety of "market neutral" investment strategies that have historically  demonstrated a low  correlation  to the  general  performance  of  equity,  debt and  other markets.  Market neutral  investment  strategies  seek to provide  predictable
investment  returns   regardless  of  general  stock  market  movements.   The
Sub-Adviser  is  primarily  responsible  for  selecting  the  Underlying  Fund
Managers and  determining  the portion of the Fund's assets to be allocated to each  Underlying  Fund  Manager,  subject to the  general  supervision  of the
Adviser and the Fund's  board of trustees  (the  "Board" or  "Trustees").  The
Fund will  implement  these  allocation  decisions by  investing  primarily in private  investment  partnerships  and similar  investment  vehicles  that are
managed  by  Underlying  Fund  Managers  ("Underlying  Funds").   Through  its
selection of Underlying  Funds that pursue varied  market  neutral  strategies relative to the general  performance of the equity, debt and/or other markets, the  Sub-Adviser  constructs  the Fund's  portfolio to seek, in the aggregate, positive investment returns regardless of general market conditions.

Underlying Funds in which the Fund will invest may include private  investment limited partnerships,  joint ventures,  other investment companies and similar entities  managed by Underlying  Fund Managers.  In addition,  the Fund may on occasion  retain one or more  Underlying  Fund  Managers  to manage and invest designated  portions  of the  Fund's  assets  (either  as  separately  managed accounts or by creating  separate  investment  vehicles in which an Underlying
Fund  Manager  will serve as general  partner of the vehicle and the Fund will be the sole limited partner  ("Affiliated  Underlying Funds"). Any arrangement in which the Fund retains an  Underlying  Fund Manager to manage an account or investment vehicle for the Fund is referred to as a "Segregated Account."

"Market neutral"  investment  strategies  employed by Underlying Fund Managers encompass a broad range of investment programs,  including those involving the use of hedging and arbitrage techniques in the equity, fixed-income,  currency
and  commodity  markets.   These  investment  programs  employ  a  variety  of
sophisticated  investment  techniques that include,  among other things, short sales of securities,  use of leverage  (i.e.,  borrowing  money for investment purposes),  and  transactions  in derivative  securities  and other  financial instruments  such as stock  options,  index  options,  futures  contracts  and options on futures.  Underlying  Fund Managers' use of these  techniques  will
be  an  integral  part  of  their  investment   programs,   and  will  involve
significant risks to the Fund.

The investment  strategies of the Underlying Fund Managers may include,  among others:
o     index arbitrage;
o     interest rate arbitrage;
o     merger arbitrage;
o     convertible bond and warrant hedging;
o     statistical long/short equity strategies; and
o     pairs trading.

Underlying  Fund Managers using arbitrage  strategies  attempt to identify and exploit pricing  inefficiencies between related instruments or combinations of
instruments.   Sophisticated   mathematical  and  statistical  techniques  and
models  are  used to  attempt  to  identify  relative  value  between  related instruments or combinations of instruments  and to capture  mispricings  among such  instruments.  Underlying  Fund Managers  pursuing  arbitrage  strategies utilize a variety of techniques and models,  ranging from purely quantitative, short-term models to more discretionary  approaches using fundamental research to construct long and short portfolios.

What are the Main  Risks of  Investing  in the Fund?  The Fund is subject to a number of  investment  risks,  described  in "Main Risks of  Investing  in the
Fund,"  below.  In  addition,  shares of the Fund are  subject to  substantial restrictions  on transfer and have  limited  liquidity.  As a result,  you may not be able to sell your Fund shares when you want to (for  example,  in times of adverse  market  conditions)  in order to realize any  unrealized  gains or losses on your Fund shares.  You should  consider an investment in the Fund to be illiquid.

The Fund is a  non-diversified  fund and invests in Underlying  Funds that may not have  diversified  investment  portfolios.  Investors  will  bear fees and expenses  at the Fund  level and also  indirectly  at the  Underlying  Fund or
Segregated  Account level.  Fees and expenses of the  Underlying  Funds may be duplicative  of fees and  expenses  assessed  by the  Fund.  Underlying  Funds generally will not be registered as investment  companies under the Investment
Company  Act.  The  Sub-Adviser  may have little or no means of  independently verifying with  certainty  information  provided by Underlying  Fund Managers.
The Fund may receive  securities  that are  illiquid or  difficult to value in connection with withdrawals and distributions from Underlying Funds.

In view of the risks noted above,  the Fund should be considered a speculative investment and investors  should invest in the Fund only if they can sustain a complete loss of their investment.

No  guarantee or  representation  is made that the  investment  program of the
Fund or any  Underlying  Fund  Manager  will be  successful,  that the various
Underlying Fund Managers  selected will produce  positive  returns or that the
Fund will achieve its investment objective.

Who is the Fund  Designed  For?  The Fund is designed for  investors  that are exempt  from  federal  income  tax that seek  long-term  capital  appreciation consistent with  preservation of capital while attempting to generate positive returns  over  various  market  cycles.  An  investment  in the Fund  involves substantial  risks,  including the risk that the entire amount invested may be lost.  The Fund  allocates its assets to Underlying  Fund Managers and invests in Underlying  Funds that invest in and actively  trade  securities  and other financial  instruments using a variety of strategies and investment techniques that may involve  significant  risks.  Various risks are also  associated with an  investment  in the Fund,  including  risks  relating to the  multi-manager structure of the Fund and risks relating to the limited liquidity of shares.

Prospective  investors  should consider the risks and other factors  described below  in  determining  whether  an  investment  in  the  Fund  is a  suitable investment.  However,  the  risks  enumerated  below  should  not be viewed as encompassing  all of the  risks  associated  with an  investment  in the Fund.
Prospective  investors should read this entire  prospectus and SAI and consult with their own advisers before  deciding  whether to invest.  In addition,  as the Fund's  investment  program  develops  and changes  over time  (subject to limitations  established by the Fund's investment  policies and restrictions), an  investment  in the Fund may in the  future be subject  to  additional  and different risk factors.

      How  Can  an  Investor  Buy  Shares?   The   Distributor   acts  as  the
distributor of the Fund's shares on a best efforts  basis,  subject to various conditions,  pursuant  to  the  terms  of a  General  Distributor's  Agreement entered into with the Fund.  Investors may purchase  shares  directly  through the  Distributor.  Alternatively,  shares may be purchased  through brokers or dealers that have entered into selling  agreements with the  Distributor.  The
Distributor is an affiliate of the Adviser and the Sub-Adviser.

      Subsequent  to the initial  offering,  shares will be offered and may be purchased on a monthly  basis,  or at such other times as may be determined by the Board.

      Share certificates are not available for shares of the Fund.

      All  investor  funds  for the  purchase  of  shares  will  be  deposited promptly in an escrow account  maintained by Citibank,  N.A., as escrow agent, for the  benefit of the  investors.  Funds held in the escrow  account  may be invested in high quality,  short-term investments,  and any interest earned on the funds will be paid to  investors  on the date shares are issued.  The full amount of an  investment is payable in federal  funds,  which must be received by the  Distributor  not  later  than  fourteen  calendar  days  prior  to the beginning of a month if payment is made by check or four  business  days prior to the  beginning  of a month if  payment  is sent by wire.  If payment is not timely  received,  the  investment  will  be  made  at  the  beginning  of the following month, provided that the investor certification  described below has been received by the Distributor.

      Before  an  investor  may  invest in the Fund,  the  Distributor  or the
investor's  sales   representative  will  require  a  certification  from  the investor  that it is a Qualified  Investor  and meets other  requirements  for investment,  and that the investor  will not transfer its shares except in the limited  circumstances  permitted under the Funds'  Declaration of Trust.  The form of investor  certification  that each  investor  will be asked to sign is contained in Appendix A of this prospectus.  An investor's  certification must be received by the  Distributor,  along with its payment as  described  above, otherwise an investor's  order will not be accepted.  If the investor's  order is rejected,  all monies  submitted by the investor for the purchase of shares will be promptly refunded to the investor.

How Do the Fund's Repurchase Offers Provide  Liquidity?  The Fund from time to time will offer to repurchase  outstanding  shares pursuant to written tenders by  shareholders.  Repurchase  offers  will be made at such  times and on such terms as may be determined by the Trustees in its sole discretion,  subject to certain  regulatory  requirements  imposed  by  the  rules  of  the  SEC,  and generally  will be offered  to  repurchase  at a  specified  dollar  amount of outstanding  shares.  A  redemption  fee equal to 1.00% of the value of shares repurchased  by the Fund will  apply if the date as of which the shares are to be valued for purposes of repurchase is less than one year  following the date of the  shareholders'  initial  investment  in the Fund.  If  applicable,  the redemption  fee  will  be  deducted  before  payment  of  the  proceeds  of  a repurchase.

In determining  whether the Fund should  repurchase shares pursuant to written tenders,  the Board will  consider the  recommendations  of the  Adviser.  The
Adviser  expects  that it will  recommend  to the Board that the Fund offer to repurchase shares, as of the last business day of March,  June,  September and
December of each year.

Who Manages the Fund?  OppenheimerFunds,  Inc.  (the  "Adviser") is the Fund's
investment adviser.  Tremont Partners, Inc. (the "Sub-Adviser"),  an affiliate
of  the  Adviser,  is  the  Fund's  sub-adviser.   The  Sub-Adviser   provides
day-to-day   investment   management  services  to  the  Fund,  including  the
selection of Underlying Fund Managers.

                     MAIN RISKS OF INVESTING IN THE FUND

All  investments  carry  risks  to some  degree.  An  investment  in the  Fund involves  substantial  risks,  including  the  risk  that  the  entire  amount invested  may be lost.  The Fund  allocates  its  assets  to  Underlying  Fund
Managers and invests in  Underlying  Funds that invest in and  actively  trade securities and other financial  instruments  using a variety of strategies and investment  techniques  that may  involve  significant  risks.  Various  other types of risks are also associated  with an investment in the Fund,  including risks relating to the  multi-manager  structure of the Fund, risks relating to compensation  arrangements  and risks  relating  to the limited  liquidity  of shares.

INVESTMENT-RELATED RISKS

General Economic and Market  Conditions.  The success of the Fund's investment program may be affected by general  economic  and market  conditions,  such as
interest   rates,   availability   of  credit,   inflation   rates,   economic
uncertainty,  changes  in  laws,  and  national  and  international  political
circumstances.   These  factors  may  affect  the  level  and   volatility  of
securities  prices and the liquidity of investments  held by Underlying  Funds and Segregated  Accounts.  Unexpected  volatility or illiquidity  could impair the Fund's profitability or result in losses.

Highly  Volatile  Markets.  The  prices  of  commodities   contracts  and  all
derivative   instruments,   including  futures  and  options,  can  be  highly
volatile.   Price  movements  of  forwards,   futures  and  other   derivative
contracts in which an Underlying Fund's or Segregated  Account's assets may be invested are  influenced  by, among other  things,  interest  rates,  changing supply and demand relationships,  trade, fiscal, monetary and exchange control
programs  and  policies  of  governments,   and  national  and   international
political and economic  events and  policies.  In addition,  governments  from time to time  intervene,  directly  and by  regulation,  in  certain  markets,
particularly  those  in  currencies,   financial   instruments,   futures  and
options.  Such  intervention  often is intended  directly to influence  prices and may,  together  with  other  factors,  cause all of such  markets  to move rapidly in the same  direction  because of, among other things,  interest rate fluctuations.  Underlying  Funds and  Segregated  Accounts are also subject to the risk of the failure of any exchanges on which their  positions trade or of the clearinghouses for those exchanges.

Risks  of  Securities   Activities.   All  securities  investing  and  trading
activities  involve the risk of loss of capital.  While the  Sub-Adviser  will attempt to moderate  these risks,  there can be no  assurance  that the Fund's investment  activities will be successful or that shareholders will not suffer losses.  The  following  discussion  sets forth  some of the more  significant risks associated with the Underlying Fund Managers' styles of investing:

      Equity Securities.  Underlying Fund Managers' investment  portfolios may include  long and short  positions  in common  stocks,  preferred  stocks  and
convertible  securities  of  U.S.  and  non-U.S.   issuers.   Underlying  Fund
Managers  also  may  invest  in  depository   receipts  relating  to  non-U.S.
securities,  which are subject to the risks  affecting  investments in foreign
issuers   discussed   under   "Non-U.S.   Investments,"   below.   Issuers  of
un-sponsored  Depository  Receipts  are not  obligated  to  disclose  material
information  in  the  United  States,   and  therefore,   there  may  be  less
information  available regarding such issuers.  Equity securities fluctuate in value,  often  based on  factors  unrelated  to the value of the issuer of the securities, and such fluctuations can be pronounced.

      Fixed-Income  Securities.  The value of fixed-income securities in which
Underlying  Funds and  Segregated  Accounts  invest will change in response to
fluctuations  in  interest  rates.  For  fixed-rate  debt   securities,   when
prevailing  interest rates fall, the values of already-issued  debt securities generally  rise. When interest rates rise, the values of  already-issued  debt securities  generally  fall,  and they may sell at a discount  from their face amount.  In  addition,  the  value  of  certain  fixed-income  securities  can
fluctuate  in  response  to  perceptions  of  credit   worthiness,   political
stability   or   soundness   of  economic   policies.   Valuations   of  other
fixed-income instruments,  such as mortgage-backed  securities,  may fluctuate in  response to changes in the  economic  environment  that may affect  future cash flows.

      Non-U.S.   Investments.   It  is  expected  that  Underlying  Funds  and
Segregated  Accounts  will  invest in  securities  of non-U.S.  companies  and countries.  Foreign  obligations have risks not typically involved in domestic investments.  Foreign investing can result in higher transaction and operating costs for the Fund.  Foreign  issuers are not  subject to the same  accounting
and   disclosure   requirements   to  which  U.S.   issuers  are  subject  and
consequently,  less information is available to investors in companies located in such countries  than is available to investors in companies  located in the
United States.  The value of foreign  investments  may be affected by exchange control  regulations;  fluctuations in the rate of exchange between currencies and costs associated with currency  conversions;  the potential  difficulty in repatriating  funds;  expropriation or  nationalization of a company's assets;
delays in  settlement of  transactions;  changes in  governmental  economic or monetary  policies  in the U.S. or abroad;  or other  political  and  economic factors.

      Securities of issuers in emerging and developing  markets  present risks not found in securities of issuers in more  developed  markets.  Securities of issuers in emerging and  developing  markets may be more  difficult to sell at acceptable  prices and their prices may be more  volatile  than  securities of issuers  in more  developed  markets.  Settlements  of  securities  trades  in emerging  and  developing  markets  may be subject to greater  delays  than in other  markets so that the Fund might not receive the  proceeds of a sale of a security on a timely basis.  Emerging  markets  generally  have less developed trading markets and exchanges, and legal and accounting systems.

      From time to time,  the Fund may invest in  non-U.S.  Hedge  Funds which have  similar  risks  (as  described  above) to  investing  in  securities  of
non-U.S. companies and countries.

      Illiquid   Portfolio   Investments.   Underlying  Funds  and  Segregated
Accounts  may  invest  in  securities  that  are  subject  to  legal  or other restrictions  on transfer  or for which no liquid  market  exists.  The market prices,  if any, for such  securities  tend to be volatile  and an  Underlying
Fund or Segregated  Account may not be able to sell them when it desires to do so or to realize  what it  perceives  to be their fair value in the event of a sale.  The sale of  restricted  and illiquid  securities  often  requires more time and results in higher  brokerage  charges or dealer  discounts  and other selling  expenses  than does the sale of  securities  eligible  for trading on national securities exchanges or in the over-the-counter  markets.  Restricted securities may sell at prices that are lower than similar  securities that are not subject to restrictions on resale.

SPECIAL INVESTMENT INSTRUMENTS AND TECHNIQUES

The  Underlying  Fund  Managers  may  utilize a variety of special  investment instruments  and techniques to hedge the  portfolios of the  Underlying  Funds against  various  risks  (such as changes in interest  rates or other  factors that  affect  security  values)  or for  non-hedging  purposes  to  pursue  an
Underlying  Fund's  or  Segregated  Account's  investment   objective.   These
strategies may be executed  through  derivative  transactions.  Certain of the special  investment  instruments  and  techniques  that  the  Underlying  Fund
Managers  may  use  are  speculative  and  involve  a  high  degree  of  risk, particularly in the context of non-hedging transactions.

      Derivatives.  Derivatives  are  securities  and  other  instruments  the value or return of which is based on the  performance of an underlying  asset, index,  interest  rate or other  investment.  Derivatives  may be volatile and involve  various  risks,  depending  upon the derivative and its function in a portfolio.  Special  risks may apply to  instruments  that are  invested in by
Underlying  Funds  or  Segregated  Accounts  in  the  future  that  cannot  be determined  at this time or until such  instruments  are developed or invested in by Underlying  Funds or Segregated  Accounts.  Certain  swaps,  options and other  derivative  instruments  may be  subject  to  various  types of  risks, including  market risk,  liquidity  risk, the risk of  non-performance  by the
counterparty,   including  risks  relating  to  the  financial  soundness  and creditworthiness of the counterparty, legal risk and operations risk.

      Call and Put  Options.  There  are  risks  associated  with the sale and purchase of call and put options.  The seller  (writer) of a call option which is covered (e.g., the writer holds the underlying  security)  assumes the risk of a  decline  in the  market  price  of the  underlying  security  below  the purchase  price of the  underlying  security  less the premium  received,  and gives  up the  opportunity  for  gain on the  underlying  security  above  the exercise  price of the option.  The seller of an uncovered call option assumes the risk of a  theoretically  unlimited  increase  in the market  price of the underlying  security  above the exercise  price of the option.  The securities necessary  to satisfy the exercise of the call option may be  unavailable  for purchase  except at much higher prices.  Purchasing  securities to satisfy the exercise of the call option can itself  cause the price of the  securities  to rise further,  sometimes by a significant  amount,  thereby  exacerbating  the loss.  The  buyer of a call  option  assumes  the risk of  losing  its  entire premium  invested  in the call  option.  The seller  (writer)  of a put option which is covered  (e.g.,  the writer has a short  position  in the  underlying security)  assumes  the  risk  of an  increase  in  the  market  price  of the underlying  security above its short sales price plus the premium received for writing the put  option,  and gives up the  opportunity  for gain on the short position if the underlying  security's price falls below the exercise price of the  option.  The  seller of an  uncovered  put option  assumes  the risk of a decline in the market  price of the  underlying  security  below the  exercise price of the option.  The buyer of a put option assumes the risk of losing his entire premium invested in the put option.

      Hedging  Transactions.  The  Underlying  Fund  Managers  may  utilize  a variety of financial instruments, such as derivatives,  options, interest rate swaps,  caps  and  floors,  futures  and  forward  contracts  to seek to hedge against  declines in the values of their  portfolio  positions  as a result of changes in currency exchange rates,  certain changes in the equity markets and market interest rates and other events.  Hedging  transactions  may also limit the  opportunity  for gain if the  value  of the  hedged  portfolio  positions should  increase.  It may not be possible for the Underlying  Fund Managers to hedge  against  a  change  or  event  at a  price  sufficient  to  protect  an
Underlying Fund's or Segregated  Account's assets from the decline in value of the portfolio  positions  anticipated as a result of such change. In addition, it may not be  possible  to hedge  against  certain  changes or events at all.
While an Underlying  Fund Manager may enter into such  transactions to seek to reduce  currency  exchange  rate and  interest  rate risks,  or the risks of a decline in the equity  markets  generally or one or more sectors of the equity markets in  particular,  or the risks posed by the occurrence of certain other events,  unanticipated  changes in currency or interest  rates or increases or smaller than expected  decreases in the equity markets or sectors being hedged or the  non-occurrence  of other events  being hedged  against may result in a poorer overall  performance  for the Fund than if the Underlying  Fund Manager had not engaged in any such hedging  transaction.  In addition,  the degree of correlation  between  price  movements  of the  instruments  used in a hedging strategy  and price  movements  in the  portfolio  position  being  hedged may vary.  Moreover,  for a variety of reasons,  the Underlying  Fund Managers may not seek to establish a perfect  correlation  between such hedging instruments and the  portfolio  holdings  being hedged.  Such  imperfect  correlation  may prevent the  Underlying  Fund  Managers from  achieving the intended  hedge or expose the Fund to additional risk of loss.

      Counterparty  Credit Risk.  Many of the markets in which the  Underlying
Funds or Segregated Accounts effect their transactions are  "over-the-counter"
or  "inter-dealer"  markets.  The  participants in these markets are typically not subject to credit  evaluation and  regulatory  oversight as are members of
"exchange  based"  markets.  To the extent an  Underlying  Fund or  Segregated
Account  invests  in swaps,  derivative  or  synthetic  instruments,  or other over-the-counter  transactions, on these markets, it is assuming a credit risk with  regard to  parties  with  whom it  trades  and may also bear the risk of settlement  default.  These risks may differ  materially from those associated with  transactions  effected on an  exchange,  which  generally  are backed by clearing organization guarantees,  daily marking-to-market and settlement, and segregation and minimum  capital  requirements  applicable to  intermediaries.
Transactions  entered into directly  between two  counterparties  generally do not  benefit  from  such  protections.  This  exposes  an  Underlying  Fund or
Segregated  Account  to the  risk  that  a  counterparty  will  not  settle  a transaction in accordance  with its terms and conditions  because of a dispute over the terms of the  contract  (whether  or not bona  fide) or  because of a credit or liquidity  problem,  thus causing the Underlying  Fund or Segregated
Account to suffer a loss.  Such  counterparty  risk is accentuated in the case of contracts  with longer  maturities  where  events may  intervene to prevent
settlement,   or  where  an  Underlying   Fund  or   Segregated   Account  has
concentrated   its   transactions   with  a   single   or   small   group   of
counterparties.  Underlying  Funds and Segregated  Accounts are not restricted from dealing with any particular  counterparty  or from  concentrating  any or all of their  transactions  with one counterparty.  However,  the Sub-Adviser, with the intent to diversify,  intends to monitor counterparty credit exposure of Underlying Funds and Segregated  Accounts.  The ability of Underlying Funds and  Segregated  Accounts  to  transact  business  with any one or  number  of
counterparties,   the   lack   of   any   independent   evaluation   of   such
counterparties'  financial  capabilities and the absence of a regulated market to facilitate settlement may increase the potential for losses by the Fund.

      Leverage;  Interest  Rates;  Margin.  The Fund is  authorized  to borrow money  for  investment  purposes,  to meet  repurchase  requests  and for cash management  purposes.  Underlying Funds generally are also permitted to borrow money.  The Fund,  Underlying  Funds and  Segregated  Accounts may directly or indirectly  borrow  funds  from  brokerage  firms  and  banks.  Borrowing  for investment  purposes is known as "leverage."  Underlying  Funds and Segregated
Accounts  may also  "leverage"  by using  options,  swaps,  forwards and other
derivative   instruments.   Although  leverage   presents   opportunities  for
increasing  total  investment   return,  it  has  the  effect  of  potentially
increasing  losses as well. Any event that  adversely  affects the value of an
investment,   either  directly  or  indirectly,   by  an  Underlying  Fund  or
Segregated  Account  could  be  magnified  to  the  extent  that  leverage  is
employed.  The  cumulative  effect  of  the  use  of  leverage,   directly  or
indirectly,  in a market that moves adversely to the investments of the entity employing  the  leverage  could result in a loss that would be greater than if leverage  were not  employed.  In  addition,  to the  extent  that  the  Fund,
Underlying Fund Managers or Underlying  Funds borrow funds, the rates at which they can borrow may affect the operating results of the Fund.

      In general,  the  anticipated  use of  short-term  margin  borrowings by
Underlying  Funds  and  Segregated  Accounts  results  in  certain  additional risks.  For  example,  should the  securities  that are  pledged to brokers to secure  margin  accounts  decline in value,  or should  brokers from which the
Underlying  Funds  or  Segregated   Accounts  have  borrowed   increase  their
maintenance  margin  requirements  (i.e.,  reduce the percentage of a position that can be financed),  then the Underlying Funds or Segregated Accounts could be subject to a "margin  call,"  pursuant  to which they must  either  deposit additional  funds  with the  broker or  suffer  mandatory  liquidation  of the pledged  securities to compensate for the decline in value.  In the event of a precipitous  drop  in the  value  of  the  assets  of an  Underlying  Fund  or
Segregated  Account,  it might not be able to liquidate  assets quickly enough to pay  off  the  margin  debt  and  might  suffer  mandatory  liquidation  of positions in a declining  market at relatively low prices,  thereby  incurring substantial  losses.  For these reasons,  the use of borrowings for investment purposes is considered a speculative investment practice.

      Short  Selling.  The  Underlying  Fund  Managers  may  engage  in  short selling.  Short selling  involves  selling  securities  that are not owned and borrowing  the  same  securities  for  delivery  to  the  purchaser,  with  an obligation to replace the borrowed  securities at a later date.  Short selling allows an  investor to profit  from  declines  in market  prices to the extent such  declines  exceed the  transaction  costs and the costs of borrowing  the securities.  A short sale creates the risk of an unlimited  loss, as the price of the underlying  security could  theoretically  increase without limit, thus increasing  the cost of buying those  securities to cover the short  position.
There  can be no  assurance  that the  securities  necessary  to cover a short position will be available for  purchase.  Purchasing  securities to close out the short  position  can  itself  cause the  price of the  securities  to rise further,  thereby  exacerbating the loss. For these reasons,  short selling is considered a speculative investment practice.

      Underlying  Funds and  Segregated  Accounts  may also effect short sales
"against the box." These  transactions  involve selling short  securities that are owned (or that an Underlying  Fund or Segregated  Account has the right to obtain).  When an Underlying  Fund or Segregated  Account  enters into a short sale  against the box,  it will set aside  securities  equivalent  in kind and
amount  to  the   securities   sold  short  (or   securities   convertible  or
exchangeable  into such  securities) and will hold such  securities  while the short sale is  outstanding.  Underlying  Funds and  Segregated  Accounts  will incur  transaction  costs,  including  interest  expenses,  in connection with opening, maintaining and closing short sales against the box.

GENERAL RISKS

      Lack  of  Operating  History.  Certain  Underlying  Funds  may be  newly formed  entities  that  have  no  operating  histories.  In  such  cases,  the
Sub-Adviser will have evaluated the past investment  performance of Underlying
Fund Managers or their personnel.  However,  this past investment  performance may not be indicative of the future  results of an investment in an Underlying
Fund managed by an Underlying  Fund  Manager.  Although the  Sub-Adviser,  its
affiliates and their  personnel have  considerable  experience  evaluating the performance of alternative  asset managers and providing manager selection and asset allocation services to clients,  the Fund's investment program should be evaluated on the basis that there can be no assurance  that the  Sub-Adviser's assessments of Underlying Fund Managers,  and in turn their assessments of the short-term or long-term prospects of investments,  will prove accurate.  Thus, the Fund may not achieve  its  investment  objective  and the Fund's net asset value may decrease.

      Non-Diversified   Status.  The  Fund  is  "non-diversified"   under  the
Investment  Company Act. That means that the Fund can invest in the securities of a single issuer without limit.  This policy gives the Fund more flexibility to invest in the  obligations of a single borrower or issuer than if it were a
"diversified"  fund.  Also  there are no  requirements  under  the  Investment
Company  Act  that  the  investments  of  Underlying   Funds  be  diversified.
However,  the  Fund  intends  to  diversify  its  investments  so that it will qualify as a "regulated  investment  company" under the Internal  Revenue Code
(although it reserves the right not to qualify).  Under that requirement,  the
Fund may not invest more than 25% of its assets in the  securities  of any one borrower  or  issuer.  To the  extent  the  Fund  invests  a  relatively  high percentage  of its assets in the  obligations  of a single issuer or a limited number of  issuers,  the Fund is subject to  additional  risk of loss if those obligations  lose market value or the borrower or issuer of those  obligations defaults.  To address  this  risk,  not more than 10% of the Fund's net assets will be allocated to any one Underlying Fund Manager.

      Industry  Concentration  Risk.  Although the Fund will not invest 25% or more of the  value of its  total  assets in the  securities  (other  than U.S.
Government  securities) of issuers  engaged in a single  industry,  Underlying
Funds   generally   are  not   subject  to  similar   industry   concentration
restrictions on their  investments  and, in some cases, may invest 25% or more of the value of their  total  assets in a single  industry.  Underlying  Funds are not subject to the Fund's other investment policies and restrictions.

      The Fund will not invest in an  Underlying  Fund if, as a result of such investment,  25% or more of the  value  of the  Fund's  total  assets  will be invested in Underlying Funds that, in the aggregate,  have investment programs that focus on investing in any single industry.  Nevertheless,  it is possible that, at any given time, the assets of Underlying  Funds in which the Fund has
invested   will,  in  the  aggregate,   be  invested  in  a  single   industry
constituting  25% or more of the value of their  combined  total  assets.  The
Fund does not believe that this  situation is likely to occur given the nature of its investment  program.  However,  because these  circumstances may arise, the  Fund  is  subject  to  greater  investment  risk  to  the  extent  that a significant  portion of its assets may at some times be  invested,  indirectly through  Underlying  Funds in which it invests,  in the  securities of issuers engaged  in similar  businesses  that are  likely to be  affected  by the same market conditions and other  industry-specific risk factors.  Underlying Funds are not generally  required to provide  current  information  regarding  their investments to their  investors  (including the Fund).  Thus, the Fund and the
Sub-Adviser  may not be able to  determine  at any given  time  whether or the extent to which Underlying Funds, in the aggregate,  have invested 25% or more of their combined assets in any particular industry.

      If the Fund  engages an  Underlying  Fund Manager to manage a Segregated
Account  or a  separate  investment  vehicle  has  been  created  in  which an
Underlying  Fund Manager will serve as general  partner of the vehicle and the
Fund will be the sole limited partner (an "Affiliated  Underlying Fund"), then the Fund shall be  required to look  through to the assets of such  Segregated
Account and/or Affiliated  Underlying Fund in determining  compliance with the industry concentration policy.

      Limited  Liquidity;  In-Kind  Distributions.  An  investment in the Fund provides  limited  liquidity  since  shareholders  will not be able to  redeem shares on a daily basis  because the Fund is a closed-end  fund.  In addition, with very limited exceptions, shares are not transferable,  and liquidity will be  provided  only  through  repurchase  offers  made from time to time by the
Fund. An  investment in the Fund is therefore  suitable only for investors who can bear the risks associated with the limited  liquidity of shares and should be viewed as a long-term investment.

      Payment  for  repurchased  shares  may  require  the  Fund to  liquidate portfolio  holdings  earlier than the Sub-Adviser  would  otherwise  liquidate these holdings,  potentially  resulting in losses, and may increase the Fund's portfolio  turnover.  The Adviser and the Sub-Adviser  intend to take measures
(subject to such  policies as may be  established  by the Board) to attempt to avoid or minimize  potential losses and turnover resulting from the repurchase of shares.

      If a  shareholder  tenders  all shares  (or a portion of its  shares) in connection  with a repurchase  offer made by the Fund,  that tender may not be rescinded  by the  shareholder  after the date on which the  repurchase  offer terminates.  However,  the value of shares that are  tendered by  shareholders generally will not be determined  until a date  approximately  one month later and will be based on the value of the Fund's  assets as of such later date.  A shareholder  will thus  continue  to bear  investment  risk  after  shares are tendered for  repurchase  and until the date as of which the shares are valued for purposes of  repurchase.  In addition,  a redemption fee equal to 1.00% of the  value of  shares  repurchased  by the Fund  will  apply if the date as of which the shares are to be valued for purposes of  repurchase is less than one year following the date of the shareholder's initial investment in the Fund.

      The Fund  expects to  distribute  cash to the holders of shares that are repurchased.  However,  there  can be no  assurance  that the Fund  will  have sufficient  cash to pay for shares that are being  repurchased or that it will be able to liquidate  investments at favorable  prices to pay for  repurchased shares.  Although  the Fund does not  generally  intend to make  distributions
in-kind,   under   the   foregoing   circumstances,   and  in  other   unusual
circumstances  where the Board  determine  that  making a cash  payment  would result  in a  material  adverse  effect  on the  Fund or on  shareholders  not
tendering   shares  for   repurchase,   shareholders   may   receive   in-kind
distributions  of  investments  from the Fund's  portfolio,  either the Fund's interests in  Underlying  Funds or  securities  held by the  Underlying  Funds
(valued in accordance with the Fund's  valuation  policies) in connection with the repurchase of shares by the Fund. Any such  distributions  will be made on the  same  basis  to  all  shareholders  in  connection  with  any  particular repurchase  offer. In addition,  a distribution may be made partly in cash and partly  in-kind.  An in-kind  distribution  may consist of securities that are not readily  marketable and may be subject to restrictions on resale,  such as the  Fund's  interests  in  Underlying  Funds or certain  securities  owned by
Underlying Funds.  Shareholders  receiving an in-kind  distribution will incur costs,  including  commissions,  in disposing of securities that they receive, and in the case of securities  that are not readily  marketable,  shareholders may not be able to sell the  securities  except at prices  that are lower than those  at  which  the  securities  were  valued  by the  Fund  or not  without substantial  delay due to the requirements  under the federal  securities laws prohibiting  the sale of  securities  unless  properly  registered  under  the
Securities  Act of  1933  or  otherwise  permitted  pursuant  to an  exemption thereunder.  Any  such  distributions  will be made on the  same  basis to all
Shareholders in connection  with any particular  repurchase  offer.  For these
various   reasons,   an   investment  in  the  shares  is  suitable  only  for
sophisticated investors.  See "Repurchases of Shares and Transfers."

      Conflicts  of  Interest.   The  Adviser,   the   Sub-Adviser  and  their
affiliates,  as well  as  many  of the  Underlying  Fund  Managers  and  their respective  affiliates,  provide  investment  advisory  and other  services to clients  other than the Fund and  Underlying  Funds.  In addition,  investment professionals  associated with the Adviser, the Sub-Adviser or Underlying Fund
Managers  may carry on  investment  activities  for their own accounts and the accounts of family members  (collectively  with other accounts  managed by the
Adviser,  the  Sub-Adviser  and  their  affiliates,  "Other  Accounts").  As a result of the foregoing,  the Adviser,  the  Sub-Adviser  and Underlying  Fund
Managers  will be engaged in  substantial  activities  other than on behalf of the Fund and may have differing  economic shares in respect of such activities and may have  conflicts of interest in  allocating  investment  opportunities, and  their  time,  between  the  Fund  and  Other  Accounts.  Underlying  Fund
Managers  may,  in pursuing  independently  of one  another  their  respective investment objectives,  effect offsetting transactions,  which could result in the Fund bearing transactional costs without obtaining any benefit.

      However,  it is the policy of the  Sub-Adviser,  and generally  also the policy of the Underlying  Fund  Managers,  that  investment  decisions for the
Fund,  Segregated Accounts and Other Accounts be made based on a consideration of their respective  investment  objectives and policies,  and other needs and requirements  affecting  each  account  that they  manage and that  investment transactions  and  opportunities  be fairly  allocated  among  their  clients, including the Fund and Underlying Funds.

SPECIAL RISKS OF MULTI-MANAGER STRUCTURE

      Underlying   Funds  generally  will  not  be  registered  as  investment companies under the Investment Company Act and,  therefore,  the Fund will not have the benefit of various  protections  afforded by the  Investment  Company
Act with respect to its  investments in Underlying  Funds.  The Fund from time to time,  may also  invest  in  non-U.S.  Underlying  Funds  that also are not
registered   under  the   Investment   Company  Act.   Investing  in  non-U.S.
Underlying  Funds have similar  risks to investing in  securities  of non-U.S.
companies  and  countries.   Although  the  Sub-Adviser   expects  to  receive
detailed   information  from  each  Underlying  Fund  Manager   regarding  its
investment  performance  and investment  strategy on a regular basis,  in most cases the Sub-Adviser has little or no means of  independently  verifying this information.  An  Underlying  Fund  Manager  may  use  proprietary  investment strategies that are not fully disclosed to the Sub-Adviser,  which may involve
risks  under  some  market   conditions   that  are  not  anticipated  by  the
Sub-Adviser.   In  addition,   many  Underlying  Fund  Managers  will  not  be
registered as investment  advisers under the Investment  Advisers Act of 1940, as  amended  (the  "Advisers  Act") in  reliance  on certain  exemptions  from registration  under that act. In such cases,  Underlying  Fund  Managers  will not be subject to various  disclosure  requirements and rules that would apply to registered investment advisers.

      Investors in the Fund directly  bear the Fund's fees and  expenses,  and indirectly  bear fees and  expenses  of the  Underlying  Funds and  Segregated
Accounts,  including asset-based fees and  performance-based  fees assessed by
Underlying  Funds  or  Segregated  Accounts.  Similarly,  shareholders  bear a proportionate  share of the other  operating  expenses of the Fund  (including the Administration  Fee) and,  indirectly,  similar expenses of the Underlying
Funds and Segregated  Accounts.  An investor who meets the conditions  imposed by the Underlying  Fund Managers,  including  investment  minimums that may be considerably  higher  than the  $500,000  minimum  imposed by the Fund,  could invest directly with the Underlying Fund Managers.

      Each  Underlying   Fund  Manager  will  receive  any   performance-based
allocation to which it is entitled irrespective of the investment  performance of other  Underlying  Fund Managers or the investment  performance of the Fund
generally.   Thus,  an  Underlying  Fund  Manager  with  positive   investment
performance  will receive this  allocation  from the Fund (and indirectly from shareholders)  even if the  Fund's  overall  investment  return  is  negative.
Investment  decisions of the Underlying  Fund Managers are made  independently of each other.  As a result,  at any  particular  time,  one  Underlying  Fund
Manager  may be  purchasing  shares of an  issuer  for an  Underlying  Fund or
Segregated  Account  whose  shares are being sold by another  Underlying  Fund
Manager  for  another  Underlying  Fund or  Segregated  Account.  In any  such situations,  the Fund could indirectly incur certain transaction costs without accomplishing any net investment result.

      Since the Fund may make additional  investments in or effect withdrawals from an Underlying  Fund only at certain  times  pursuant to  limitations  set forth in the governing  documents of the  Underlying  Fund, the Fund from time to time:  may have to invest a greater  portion of its assets  temporarily  in money market  securities than it otherwise  might wish to invest;  may have to borrow  money  to  repurchase  shares;  and may not be  able to  withdraw  its investment in an Underlying  Fund promptly  after it has made a decision to do
so. This may  adversely  affect the Fund's  investment  return or increase the
Fund's expenses.

      Underlying Funds may be permitted to redeem their shares in-kind.  Thus, upon  the  Fund's  withdrawal  of  all or a  portion  of  its  interest  in an
Underlying  Fund,  the Fund  may  receive  securities  that  are  illiquid  or difficult  to  value.  See  "INVESTMENT-RELATED  RISKS  -  Illiquid  Portfolio
Investments"  and  "DISTRIBUTION  ARRANGEMENTS  -  Calculation  of  Net  Asset
Value." In these  circumstances,  the  Adviser  would seek to dispose of these securities in a manner that is in the best interests of the Fund.

      Subject to limitations  imposed by the Investment  Company Act,  neither the  Trustees,  nor the Adviser,  nor the  Sub-Adviser  shall be liable to the
Fund or any of the shareholders  for any loss or damage  occasioned by any act or omission in the  performance  of their  respective  services as such in the absence of  willful  misfeasance,  bad faith,  gross  negligence  or  reckless disregard of their duties.

      Segregated  Account  Allocations.  The Fund may on occasion allocate its assets to an Underlying  Fund Manager by retaining the Underlying Fund Manager to  manage a  Segregated  Account  for the  Fund,  rather  than  invest in the
Underlying Fund Manager's Underlying Fund. It is possible,  given the leverage at which certain of the  Underlying  Fund  Managers will trade,  that the Fund could  lose more in a  Segregated  Account  that is  managed  by a  particular
Underlying  Fund Manager than the Fund has allocated to such  Underlying  Fund
Manager  to  invest.  This  risk  may be  avoided  if  the  Fund,  instead  of retaining an Underlying  Fund Manager to manage a separate  account  comprised of a designated  portion of the Fund's assets,  creates a separate  investment vehicle for which an  Underlying  Fund Manager  will serve as general  partner and in  which  the  Fund  will  be  the  sole  limited  partner.  Use of  this structure,  however,  involves various  expenses,  and there is no requirement
that  separate  investment  vehicles  be  created  for  Segregated   Accounts.
Underlying  Funds  that  are  Segregated  Accounts  will  be  subject  to  the investment  policies and  restrictions  of the Fund, as well as the provisions of the Investment Company Act and the rules thereunder.

      Valuation of Underlying  Funds.  In most cases,  the Fund will be unable to verify with  certainty  the monthly  valuation  received from an Underlying
Fund Manager  regarding an  Underlying  Fund.  Furthermore,  these  valuations
will  typically  be  estimates  only,   subject  to  revision  based  on  each
Underlying  Fund's  annual  audit.  Revisions  to the  Fund's  gain  and  loss calculations  will be an ongoing process,  and no appreciation or depreciation figure can be considered  final until the annual  audits of  Underlying  Funds are completed.

      Underlying Fund Managers will generally  invest  primarily in marketable securities,  although  certain  Underlying  Fund  Managers  may also invest in privately  placed  securities and other  investments  that are illiquid and do
not  have  readily   available  market   quotations.   These  securities  will
nevertheless   generally  be  valued  by  Underlying   Fund  Managers,   which
valuations   will  be  conclusive  with  respect  to  the  Fund,  even  though
Underlying  Fund  Managers  will  generally  face a conflict  of  interest  in valuing  such  securities  because  the values  given to the  securities  will affect the  compensation of the Underlying Fund Managers.  Any such securities held  by a  Segregated  Account  will be  valued  at  their  "fair  value"  as determined  in good  faith by the  Board.  See  "DISTRIBUTION  ARRANGEMENTS  -
Calculation of Net Asset Value," below.

                      USE OF PROCEEDS OF FUND'S OFFERING

      The Fund will use the  proceeds of the  offering of its shares to invest in accordance with its investment objective and policies.

                                GENERAL INFORMATION

      The  Fund  is  registered   under  the  Investment   Company  Act  as  a
closed-end,  non-diversified  management  investment  company.  The  Fund  was formed as a  Massachusetts  business trust under the laws of the  Commonwealth of Massachusetts on May 24, 2002 and commenced operations January 2, 2003.

                         THE FUND AND ITS INVESTMENTS

What is the Fund's  Investment  Objective?  The Fund seeks  long-term  capital appreciation  consistent  with  preservation  of capital  while  attempting to generate  positive  returns over various  market  cycles.  No assurance can be given that the Fund will achieve its investment objective.

What are the  Fund's  Principal  Investment  Policies?  The Fund  pursues  its investment  objective by allocating its assets for  investment  among a select group of  Underlying  Fund Managers that are  alternative  asset  managers and employ a variety of "market  neutral"  investment  strategies.  Market neutral
investment   strategies  seek  to  provide   predictable   investment  returns
regardless of general stock market  movements.  The  Sub-Adviser  is primarily responsible  for selecting the Underlying  Fund Managers and  determining  the portion of the Fund's assets to be allocated to each  Underlying Fund Manager, subject to the general  supervision  of the  Adviser  and the Board.  The Fund
will  implement  these   allocation   decisions   primarily  by  investing  in
Underlying Funds that are managed by Underlying Fund Managers  selected by the
Sub-Adviser.

Underlying Funds are generally private U.S.  investment  funds,  although they may  consist of certain  qualifying  non-U.S.  private  funds as well.  In the
U.S. such funds are  typically  organized as limited  partnerships  or limited liability  companies,  that are not required to register  under the Investment
Company Act  because  they do not  publicly  offer  their  securities  and are restricted  as to either the number of  investors  permitted  to invest in the fund or as to the  qualifications  of persons  eligible to invest  (determined with  respect  to the  value  of  investment  assets  held) in the  fund.  The
typical  Underlying  Fund  will  have  greater  investment   flexibility  than
traditional  investment  funds (such as mutual funds and most other registered investment  companies)  as to the  types of  securities  owned,  the  types of trading strategies employed,  and in many cases, the amount of leverage it may use.

Under normal  market  conditions,  at least 80% of the Fund's net assets (plus the amount of any  borrowings  by the Fund for  investment  purposes)  will be allocated to Underlying Fund Managers that pursue "market neutral"  investment strategies.  "Market neutral"  investment  strategies  encompass a broad range of investment  programs that  historically have exhibited a low correlation to the  performance of equity,  debt and other markets.  They include  investment programs  involving  use of hedging and  arbitrage  techniques  in the equity, fixed-income,  currency  and  commodity  markets.  These  investment  programs employ a variety of sophisticated  investment  techniques that include,  among other things, short sales of securities,  use of leverage, and transactions in derivative  securities and other financial  instruments such as stock options, index options, futures contracts and options on futures.

How do Underlying  Fund Managers  Decide What  Investments to Buy or Sell? The
Sub-Adviser  takes a three-tiered  approach to asset allocation and Underlying
Fund  Manager  selection.  Its  methodology  is  premised  on the belief  that consistent,  superior long-term  performance  necessitates  first, a rigorous,
top-down,   or  macro,  view  of  the  various  alternative   investment  fund
strategies;  second, an in-depth analysis of the types of strategy  attributes
that  best   complement   the   Fund's   investment   objective;   and  third,
identification  of  Underlying  Fund  Managers  whose  investment  styles  and historical  investment  returns and risk  characteristics  best  embody  those attributes.

The investment  strategies of the Underlying Fund Managers may include,  among others:
o     Index  arbitrage.  This  strategy  involves  investing  in  a  group  of securities  comprising an index, or a representative sample of an index, in order to capture the pricing  differences  that may arise between the index and the component securities.
o     Interest  rate   arbitrage.   This  strategy   seeks  to  exploit  price
      anomalies  between  related  securities  with prices that  fluctuate  in response to interest rate movements.
o     Merger  arbitrage.  This strategy involves  investing  simultaneously in
      long  and  short  positions  in  companies   involved  in  a  merger  or
      acquisition in order to profit from the expected price  movements of the acquiring and target companies.
o     Convertible bond and warrant hedging.  This strategy involves  investing in undervalued  instruments that are convertible into equity  securities and then  hedging  out  systematic  risks  associated  with  either  the convertible instrument, the underlying security or both.
o     Statistical   long/short  equity  strategies.   This  strategy  involves
      constructing  portfolios of offsetting  long and short equity  positions using mathematical or statistical  techniques to identify relative value between long and short positions.
o     Pairs trading.  This is a specific type of equity hedging  strategy that involves  effecting  offsetting  long and short equity  positions in the same industry or sector.

Underlying  Fund Managers using arbitrage  strategies  attempt to identify and exploit pricing  inefficiencies between related instruments or combinations of
instruments.   Sophisticated   mathematical  and  statistical  techniques  and
models  are  used to  attempt  to  identify  relative  value  between  related instruments or combinations of instruments  and to capture  mispricings  among such  instruments.  Underlying  Fund Managers  pursuing  arbitrage  strategies utilize a variety of techniques and models,  ranging from purely quantitative, short-term models to more discretionary  approaches using fundamental research to construct long and short portfolios.

Can the Fund's Investment  Objective and Policies Change?  The Fund's Trustees
can change  non-fundamental  investment policies without shareholder approval,
although   significant  changes  will  be  described  in  amendments  to  this prospectus.  Fundamental  policies cannot be changed without the approval of a
"majority"  (as  defined  in  the  Investment   Company  Act)  of  the  Fund's
outstanding  voting shares.  The Fund's investment  objective is a fundamental policy.  Other  fundamental  investment  policies  are  listed in the SAI.  An investment  policy is not  fundamental  unless this prospectus or the SAI says that it is.

How are Underlying Fund Managers  Selected?  The Sub-Adviser will allocate the
Fund's assets among  available  Underlying  Fund Managers that the Sub-Adviser determines have records of superior investment  performance in pursuing market neutral  investment  strategies,  consistent with the Fund's goal of long-term capital  appreciation,  while  focusing on the risk  characteristics  of those
strategies  and  the  Fund's   overall  risk   exposure.   In  doing  so,  the
Sub-Adviser  will seek to construct an  investment  portfolio  for the Fund in which  there is  expected to be a low  overall  degree of  correlation  of the investment  performance of Underlying Fund Managers across  investment  styles and little or no  correlation  between the overall  performance  of the Fund's portfolio  and the  general  performance  of  equity,  fixed-income  and other markets.  The Fund's  structure  and its  investment  approach are intended to provide  investors  several  advantages  over  direct  investments  in private investment  funds,  including:  the  ability  to  invest  in a  professionally constructed  and managed  investment  portfolio;  access to a diverse group of
Underlying   Fund  Managers  that  utilize  varying   investment   styles  and
strategies;  and reduced risk exposure that comes from investing with multiple
Underlying  Fund  Managers that have  exhibited  low  volatility of investment
returns  and  low  correlation  to  one  another.   The  Sub-Adviser   expects
generally to allocate the Fund's assets to  approximately  10 to 20 Underlying
Fund Managers.

The  multi-manager  approach  followed by the Fund will involve  allocation of the Fund's assets to  Underlying  Fund  Managers  that employ  various  market neutral  investment styles and strategies and will provide investors access to a variety of Underlying  Fund Managers.  The Fund will invest in various types of Underlying  Funds managed by Underlying Fund Managers,  including  non-U.S.
private funds and private U.S.  investment funds that are typically  organized as limited  partnerships,  joint  ventures,  other  investment  companies  and similar  entities.  However,  the  Fund  may on  occasion  retain  one or more
Underlying  Fund  Managers  to manage and invest  designated  portions  of the
Fund's assets (either as separately  managed accounts or by creating  separate investment  vehicles in which an Underlying Fund Manager will serve as general partner of the vehicle  and the Fund will be the sole  limited  partner).  Any arrangement in which the Fund retains an Underlying  Fund Manager to manage an account or  investment  vehicle for the Fund is - as explained  above under "A
Brief  Overview  of the Fund:  What Does the Fund Invest In?" - referred to as a  "Segregated  Account." The  selection of a new  Underlying  Fund Manager to manage a  Segregated  Account  is  subject to the  approval  of the  Trustees, including  a majority  of the  persons  comprising  the  Trustees  who are not
"interested  persons," as defined by the  Investment  Company Act, of the Fund
(the  "Independent  Trustees")  and  shareholders,  unless  the Fund seeks and obtains an order from the SEC  exempting  the Fund from certain  provisions of the  Investment  Company  Act.  The  Fund's  participation  in any  Segregated
Account  arrangement  will be subject to the  requirement  that the Underlying
Fund Manager be registered  as an  investment  adviser under the Advisers Act, and the Fund's contractual  arrangements with the Underlying Fund Manager will be subject to the  requirements  of the  Investment  Company Act applicable to investment advisory contracts,  including Section 15 of the Investment Company
Act.

Underlying  Fund Managers  will be selected on the basis of various  criteria, generally  including,  among other things, an analysis of: the Underlying Fund
Manager's  performance  during  various  time periods and market  cycles;  the
Underlying   Fund  Manager's   reputation,   experience   and  training;   its
articulation of and adherence to its investment  philosophy;  the presence and deemed effectiveness of risk management discipline;  on-site interviews of the management  team; the quality and stability of the  Underlying  Fund Manager's organization,  including internal and external professional staff; and whether key  personnel  of the  Underlying  Fund  Manager  have  substantial  personal investments in the Underlying Fund Manager's  investment program.  Although it is the general  policy of the Fund to allocate  assets among  Underlying  Fund
Managers that use market neutral  strategies,  the  Sub-Adviser may allocate a limited  portion of the Fund's assets to Underlying  Fund Managers that do not use  market  neutral  strategies,  but which use  other  strategies  that have investment performance  characteristics that have historically been negatively correlated to the equity and fixed-income  markets,  generally,  in an attempt to generate a consistent return pattern with lower  volatility.  The Fund will not  allocate  more  than  20% of its net  assets  to  these  Underlying  Fund
Managers.

Can an Underlying  Fund Manager Be Replaced?  The  Sub-Adviser  will regularly evaluate  each  Underlying  Fund Manager to determine  whether its  investment program is  consistent  with the Fund's  investment  objective and whether its investment  performance  is  satisfactory.  Based  on these  evaluations,  the
Sub-Adviser  will allocate and reallocate  the Fund's assets among  Underlying
Fund  Managers,  may terminate  existing  Underlying  Fund Managers and select additional  Underlying  Fund  Managers,  subject  to the  condition  that  the selection  of a new  Underlying  Fund  Manager  for a  Segregated  Account (as
explained  above  under "A Brief  Overview  of the  Fund:  What  does the Fund
Invest In?") requires approval of the Board and shareholders,  unless the Fund seeks and obtains an SEC order  exempting  it from certain  provisions  of the
Investment  Company Act (as  explained  above under "How are  Underlying  Fund
Managers  Selected?").  However,  no assurance can be given that such an order will be issued.

Limits on Allocating Fund Assets to any One Underlying Fund Manager.  Not more than 10% of the Fund's  net assets  will be  allocated  to any one  Underlying
Fund  Manager.  In addition,  the Fund will limit its  investment  position in any one Underlying Fund to less than 5% of the Underlying  Fund's  outstanding voting  securities,  absent an SEC order (or  assurances  from the SEC  staff)
under  which  the  Fund's  contribution  and  withdrawal  of  capital  from an
Underlying  Fund in which it holds 5% or more of the  outstanding  shares will not be subject to various  Investment  Company Act  prohibitions on affiliated transactions.  However,  to permit  the  investment  of more of its  assets in certain Underlying Funds deemed attractive by the Sub-Adviser,  and subject to the  foregoing  limitation  that the Fund will not  purchase 5% or more of the outstanding  voting  securities  of any one  Underlying  Fund,  the  Fund  may purchase  non-voting  securities of Underlying Funds,  subject to a limitation that the Fund will not purchase voting and non-voting  shares in an Underlying
Fund that in the aggregate  represents  25% or more of the  Underlying  Fund's outstanding equity.

Underlying   Fund  Managers'   Investments.   Underlying  Fund  Managers  will
generally  invest  primarily  in  marketable   securities,   although  certain
Underlying  Fund Managers may also invest in privately  placed  securities and other  investments  that are illiquid.  Interests in Underlying Funds will not themselves  be  marketable  and will only have limited  liquidity.  Underlying
Fund  Managers  may  invest  and  trade  in a wide  range of  instruments  and markets,  including,  but not limited to,  domestic  and foreign  equities and equity-related  instruments,  currencies,  financial futures, and fixed income and other  debt-related  instruments.  Underlying  Fund Managers are generally not  limited as to the  markets  (either by  location  or type,  such as large capitalization,  small  capitalization or non-U.S.  markets) in which they may invest  or the  investment  discipline  that they may  employ  (such as value, growth or  bottom-up  or top-down  analysis).  In managing  Underlying  Funds,
Underlying  Fund  Managers  will  not  be  subject  to the  Fund's  investment
policies  and  restrictions  or  the  various   limitations  and  prohibitions
applicable to investment  companies  registered  under the Investment  Company
Act, such as the Fund. As a result,  Underlying  Funds may involve  additional risks,  including those associated with the fact that Underlying Funds are not generally  subject to any requirements  that they diversify their  investments or limit their  investments in the  securities of issuers  engaged in a single industry or group of  industries.  See "Main Risks of  Investing in the Fund -
General  Risks -  Non-Diversified  Status."  However,  the  Fund's  investment policies and  restrictions,  and limitations  and  prohibitions on investments imposed by the  Investment  Company Act,  will apply in the case of Segregated
Accounts.

                         OTHER INVESTMENT STRATEGIES

      Underlying  Fund  Managers can also use the  investment  techniques  and strategies  described  below.  They might not always use all of the  different types of techniques and investments  described  below.  These  techniques have risks,  although some are designed to help reduce overall investment or market risks.

Borrowing;  Use of  Leverage.  The Fund is  authorized  to  borrow  money  for investment  purposes,  to meet  repurchase  requests  and for cash  management
purposes.   The  Fund  may   obtain  a  line  of  credit   from  a   financial
institution.  Typically,  that type of line of credit will bear  interest at a floating rate.  Underlying  Funds generally are also permitted to borrow money for similar purposes.  The use of borrowings for investment  purposes is known as "leverage" and involves a high degree of risk.  The investment  programs of certain  Underlying  Fund  Managers may make  extensive  use of leverage.  See
"Main Risks of  Investing  in the Fund - Special  Investment  Instruments  and
Techniques--Leverage; Interest Rates; Margin."

      The Fund is subject to the Investment  Company Act  requirement  that an investment  company  satisfy  an  asset  coverage  requirement  of 300% of its indebtedness,  including amounts borrowed, measured at the time the investment company  incurs the  indebtedness  (the "Asset  Coverage  Requirement").  This means  that  the  value  of the  Fund's  total  indebtedness  may  not  exceed one-third the value of its total assets  (including  such  indebtedness)  less all liabilities  and  indebtedness  other than borrowing.  These limits do not apply to the  Underlying  Funds and,  therefore,  the Fund's  portfolio may be exposed  to the  risk of  highly  leveraged  investment  programs  of  certain
Underlying  Funds. The Asset Coverage  Requirement will apply to borrowings by
Segregated  Accounts,  as well as to other transactions by Segregated Accounts that  can  be  deemed  to  result  in the  creation  of a  "senior  security."
Generally,  in conjunction with investment  positions for Segregated  Accounts that are deemed to constitute  senior  securities,  the Fund must: (i) observe the Asset Coverage  Requirement;  (ii) maintain daily a segregated  account in cash or liquid  securities at such a level that the amount segregated plus any amounts  pledged to a broker as collateral will equal the current value of the position;  or (iii)  otherwise  cover the investment  position with offsetting portfolio  securities.  Segregation of assets or covering investment positions with offsetting  portfolio securities may limit a Segregated Account's ability to otherwise invest those assets or dispose of those securities.

      Effective  November 28, 2005,  the Fund entered into a Credit  Agreement with The Bank of Nova Scotia  which  enables it to  participate  with  certain other  Oppenheimer  funds  in a  committed,  unsecured  credit  facility  that permits borrowings of up to $75,000,000,  collectively.  The borrowings of any single fund under the credit  facility  are further  limited to 15% of its net assets.  Interest is charged to the Fund,  based on its borrowings,  at a rate equal to either the  Federal  Funds  Rate plus  0.75% or the London  Interbank
Offered Rate  ("LIBOR")  plus 0.75%,  depending on the type of borrowing.  The
Fund also pays a  commitment  fee equal to its pro rata  share of the  average unutilized amount of the credit facility at a rate of 0.125% per annum.

The purpose of the following  table is to assist an investor in  understanding the effects of leverage.  The figures  appearing in the table are hypothetical and that  actual  returns may be greater or less than those  appearing  in the table.  The  table  assumes  average  net  assets  as of March  31,  2006,  an interest rate of 6.12% as of June 30, 2006, and a constant  average  borrowing rate of 0.19% at June 30, 2006.

   -------------------------------------------------------------------------------
   Assumed Rate of         -10%                                 5%        10%
   Return
   (net of expenses)
                                        -5%         0%
   -------------------------------------------------------------------------------
   -------------------------------------------------------------------------------
   Corresponding
   Return to             -10.25%      -5.22%      -0.19%      4.84%      9.88%
   Shareholder
   -------------------------------------------------------------------------------

      Short  Selling.  Underlying  Funds  and  Segregated  Accounts  may  sell securities  short.  To effect a short sale, the Underlying  Fund or Segregated
Account will borrow the security from a brokerage  firm, or other  permissible financial  intermediary,  and make delivery to the buyer.  The Underlying Fund or  Segregated  Account then is obligated to replace the borrowed  security by purchasing  it at the market  price at the time of  replacement.  The price at such time may be more or less than the  price at which the  security  was sold short by the Underlying  Fund or Segregated  Account,  which would result in a loss or gain,  respectively.  The use of short sales is a speculative practice and  involves  significant  risks.  A  short  sale  creates  the  risk  of  an unlimited  loss, as the price of the underlying  security could  theoretically increase  without limit,  thus increasing the cost of buying those  securities to  cover  the  short  position.  See  "Main  Risks of  Investing  in the Fund
Special Investment Instruments and Techniques--Short Selling."

      Derivatives.  Underlying Funds and Segregated Accounts may use financial instruments,  known as derivatives, for purposes of hedging portfolio risk and for  non-hedging  purposes.  Examples of  derivatives  include stock  options, index  options,  futures and options on futures.  Transactions  in derivatives involve  certain  risks.  See "Main Risks of Investing  in the Fund  --Special
Investment Instruments and Techniques - Derivatives."

      Short-Term  and  Defensive  Investments.  The Fund will  invest its cash reserves  in  high  quality  short-term  investments.  These  investments  may include money market instruments and other short-term debt obligations,  money
market   mutual   funds,   and   repurchase    agreements   with   banks   and
broker-dealers.  During periods of adverse market or economic conditions,  the
Fund may  temporarily  invest  all or a  significant  portion of its assets in these  securities  or hold  cash.  To the  extent  the Fund  invests  in these securities or holds cash, such  investments are  inconsistent  with the Fund's investment objective and the Fund will not achieve its investment objective.

                           HOW THE FUND IS MANAGED

The Board of Trustees.  The Fund is governed by a Board of Trustees,  which is responsible  for  protecting  the shares of  shareholders  under  federal  and
Massachusetts   law.  The  Trustees  are  elected  by  shareholders  and  meet periodically  throughout the year to oversee the Fund's  business,  review its
performance,   and  review  the  actions  of  the  Adviser  and   Sub-Adviser.
"Trustees  and  Officers of the Fund" in the SAI  identifies  the Trustees and officers  of the Fund (who are  elected by the  Trustees)  and  provides  more information about them.

The Adviser.  OppenheimerFunds,  Inc. serves as the Fund's investment adviser,
subject  to  the  ultimate   supervision   of  and  subject  to  any  policies
established  by the Board,  pursuant  to the terms of an  investment  advisory agreement  with  the Fund  (the  "Advisory  Agreement").  Under  the  Advisory
Agreement,  the  Adviser  is  responsible  for  developing,  implementing  and
supervising  the  Fund's  investment  program.   The  Adviser  is  authorized,
subject  to the  approval  of the  Trustees,  to  retain  one or  more  of its affiliates to provide any or all of the investment  advisory services required to be  provided  to the Fund or to  assist  the  Adviser  in  providing  these services.

      The  Adviser has  operated  as an  investment  adviser  since 1960.  The
Adviser and its subsidiaries and controlled  affiliates managed more than $215 billion of assets as of June 30,  2006.  Clients of the  Adviser  include  the
Oppenheimer  mutual  funds  with more than 6 million  investor  accounts.  The
Adviser is located at Two World  Financial  Center,  225 Liberty  Street,  New
York,  New  York  10281-1008.  The  Adviser  is  wholly-owned  by  Oppenheimer
Acquisition  Corp., a holding company  ultimately  controlled by Massachusetts
Mutual Life Insurance Company, a global,  diversified  insurance and financial services organization.

The Sub-Adviser.  Tremont Partners,  Inc. serves as the Fund's Sub-Adviser and provides  day-to-day  investment  management  services to the Fund, subject to the  supervision  of the Adviser and the Board.  Since 1984,  the  Sub-Adviser
and  its  affiliates  have  provided  alternative  investment  solutions  to a diverse  client base including  financial  institutions,  mutual funds,  other investment  companies and high net worth  individuals.  These services include tracking and  evaluating  over 2,000 domestic and offshore  investment  funds.
The  Sub-Adviser  and its affiliates  were  responsible  for the allocation of over $4 billion of client assets among alternative investment  strategies,  as of June 30, 2006.  The  Sub-Adviser  is located at 555 Theodore  Fremd Avenue,
Rye,  New York  10580,  and since  October  1, 2001 has been  wholly-owned  by
Tremont Group Holdings Inc.  (formerly  Tremont Capital Inc.) which in turn is owned by Oppenheimer Acquisition Corporation,  which in turn is a wholly-owned subsidiary of Massachusetts Mutual Life Insurance Company.

      The Sub-Adviser will have  responsibility for selecting  Underlying Fund
Managers and  determining  the portion of the Fund's assets to be allocated to each  Underlying  Fund  Manager.  It has the  investment  discretion to select
Underlying  Funds and Underlying Fund Managers on behalf of the Fund, and will recommend to the Board  whether or not the Fund should enter into a management agreement with an Underlying Fund Manager  pursuant to which Fund assets would be managed in a  Segregated  Account.  It will  consider  various  criteria in selecting  Underlying Fund Managers,  including  among others:  the historical investment  performance  of the  Underlying  Fund Manager;  its reputation and experience;  the effectiveness of its risk management  systems;  its adherence to  its  stated  investment  philosophy;  the  quality  and  stability  of the
Underlying  Fund  Manager's  organization;  and whether key  personnel  of the
Underlying  Fund Manager have  substantial  investments in the Underlying Fund
Manager's investment program.

Advisory  Fees. As  compensation  for services  required to be provided by the
Adviser under the Advisory Agreement,  the Fund will pay the Adviser a monthly fee  (the  "Advisory  Fee")  computed  at the  annual  rate  of  1.25%  of the aggregate  value of  outstanding  shares  determined as of the last day of the month (before any repurchases of shares).

      The Adviser pays a monthly  Sub-Advisory fee to the Sub-Adviser equal to
50% of the amount of the  Advisory  Fee earned by the Adviser  pursuant to the
Advisory  Agreement.  In  connection  with  providing  selling  and  marketing support to the  Adviser and the Fund,  the  Adviser  pays a monthly fee to OFI
Institutional  Asset Management,  Inc. ("OFII") out of its own resources in an amount  equal to 50% of the amount of the  advisory  fee earned by the Adviser under  the  Advisory  Agreement  in  connection  with  providing  selling  and marketing  support to OFI and the Fund. These fees are paid by the Adviser and not the Fund.

 Portfolio  Manager.  The portfolio  manager of the Fund is Timothy J. Birney,
who  is  primarily   responsible  for  selecting  the  Fund's  investments  in
Underlying  Funds and allocating the Fund's assets among the Underlying  Funds selected.  Mr.  Birney has been a Vice  President of the Fund since  September
2005, a Vice President and portfolio  manager of the Sub-Adviser since January
2005 and was Investment  Management  Associate for Tremont Capital,  Inc., the
parent company of the  Sub-Adviser,  from November 2003 to January 2005.  From
May 2002 through  November  2003, Mr. Birney served as Vice President at Asset
Alliance Corporation,  where his responsibilities included the development and distribution  of  structured  products and  quantitative  allocation  and risk management  models.  From March 1998 through May 2002,  Mr.  Birney  served as
Vice President and Research  Portfolio Manager of Alternative Asset Management
at Nikko Securities Co. International, Inc.

The  SAI  provides  additional   information  about  the  portfolio  manager's
compensation, other accounts he manages and his ownership of Fund shares.

A  discussion  regarding  the basis for the  Board's  approval  of the  Fund's investment  advisory  agreement is available  in the Fund's  Annual  Report to
Shareholders for the fiscal year ended March 31, 2006.

Investor Servicing  Arrangements.  The Adviser may pay, out of its own assets, to qualifying  brokers,  dealers and financial  advisers that provide  ongoing investor  services and account  maintenance  services to shareholders that are their customers  ("Investor Service  Providers") an amount not to exceed 0.25%
(on an annualized basis) of the aggregate value of outstanding  shares held by such  shareholders.  These services include,  but are not limited to, handling shareholder  inquiries  regarding  the Fund  (e.g.,  responding  to  questions concerning  investments  in the Fund,  account  balances,  and reports and tax information  provided by the Fund);  assisting in the enhancement of relations and  communications  between  shareholders  and  the  Fund;  assisting  in the
establishment   and  maintenance  of  shareholder   accounts  with  the  Fund;
assisting  in  the   maintenance  of  Fund  records   containing   shareholder
information;  and providing such other  information  and  shareholder  liaison services as the Adviser may reasonably request.

Administrative  Services.  Under the terms of an administration agreement with the Fund,  the Adviser will  provide  certain  administrative  services to the
Fund,  including,  among  others:  providing  office  space and other  support services and  personnel  as  necessary  to provide such  services to the Fund;
supervising the entities retained by the Fund to provide accounting  services,
investor  services  and  custody  services;   handling  shareholder  inquiries
regarding the Fund,  including but not limited to questions  concerning  their investments in the Fund;  preparing or assisting in the preparation of various reports,  communications and regulatory filings of the Fund;  assisting in the review  of  investor  applications;  monitoring  the  Fund's  compliance  with federal  and state  regulatory  requirements  (other  than those  relating  to investment compliance);  coordinating and organizing meetings of the Board and meetings of shareholders and preparing related materials;  and maintaining and preserving  certain books and records of the Fund. In consideration  for these services,  the Fund will pay the Adviser a monthly fee  computed at the annual rate of 0.15% of the aggregate  value of outstanding  shares  determined as of the last day of each calendar  month (the  "Administration  Fee").  Related to this, the Adviser (in its capacity as administrator)  and the Sub-Adviser have entered  into a  sub-administration  agreement,  pursuant to which the Adviser may  delegate  some  or  all  of the  administrative  responsibilities  to the
Sub-Adviser.  The Adviser,  in its capacity as administrator of the Fund, will pay the Sub-Adviser, in its capacity as sub-administrator,  some or all of the
Administration Fee.

Fund Expenses. The Fund will bear its own expenses including,  but not limited to: the Advisory Fee; any taxes;  investment-related  expenses incurred by the
Fund (e.g.,  management  fees  charged by the  Underlying  Fund  Managers  and
Underlying   Funds,   costs  associated  with  organizing  and  operating  any
Segregated Accounts,  placement fees, interest on indebtedness,  fees for data and software  providers,  research  expenses and professional fees (including,
without   limitation,   expenses  of  consultants  and  experts)  relating  to
investments);  fees and expenses for accounting and custody services; the fees and expenses of Fund counsel,  legal counsel to the  Independent  Trustees and the Fund's  Independent  Registered  Public  Accounting Firm; costs associated with the  registration  of the Fund,  including the costs of  compliance  with federal and state laws;  costs and  expenses of holding  meetings of the Board and meetings of shareholders,  including costs associated with preparation and dissemination  of  proxy  materials;  the  costs  of a  fidelity  bond and any liability  insurance  obtained  on behalf of the Fund or the  Board;  and such other  expenses as may be approved by the Board.  The Fund will  reimburse the
Adviser for any of the above expenses that it pays on behalf of the Fund.

      Ongoing  offering  costs are  capitalized  and amortized to expense over twelve months on a straight line basis.

      The  Fund's  organizational  expenses  were  borne  voluntarily  by  the
Adviser.  In addition,  initial  offering costs were borne  voluntarily by the
Adviser upon commencement of the Fund's operations.

Capitalization of the Fund as of May 31, 2006

---------------------------------------------------------------------------------
Title of Class                      Shares      Outstanding     Amount Held by
                                                              Registrant or for
                                 Registered(1)                   its Account
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Shares of Beneficial Interest       562,593        75,228             0
$0.001 par value
---------------------------------------------------------------------------------
(1)The  number of the Fund's shares that are  authorized  and may be issued under the Fund's Declaration of Trust is unlimited.

Pending Litigation.  A consolidated  amended complaint was filed as a putative
class  action   against  the  Manager  and  the  Transfer   Agent  (and  other
defendants) in the U.S.  District Court for the Southern  District of New York
on January 10, 2005 and was amended on March 4, 2005.  The complaint  alleged, among other things,  that the Adviser charged  excessive fees for distribution and  other  costs,  and  that by  permitting  and/or  participating  in  those actions, the  Directors/Trustees  and the Officers of the funds breached their fiduciary  duties to fund  shareholders  under the  Investment  Company Act of
1940  and at  common  law.  The  plaintiffs  sought  unspecified  damages,  an accounting of all fees paid,  and an award of attorneys'  fees and  litigation expenses.

      In response  to the  defendants'  motions to dismiss the suit,  seven of the eight counts in the  complaint,  including the claims  against  certain of the Oppenheimer funds, as nominal defendants,  and against certain present and former Directors,  Trustees and officers of the funds, and the Distributor, as defendants,  were  dismissed  with  prejudice,  by court order dated March 10,
2006,  and the remaining  count against the Adviser and the Transfer Agent was dismissed  with  prejudice by court order dated April 5, 2006.  The plaintiffs filed an appeal of those dismissals on May 11, 2006.

      The Adviser  believes  that it is  premature to render any opinion as to
the   likelihood   of  an  outcome   unfavorable   to  it,   the  funds,   the
Directors/Trustees  or the  Officers  on the  appeal of the  decisions  of the district  court,  and that no  estimate  can yet be made  with any  degree  of certainty  as to the  amount  or range of any  potential  loss.  However,  the
Adviser  believes that the allegations  contained in the complaint are without merit and that there are substantial  grounds to sustain the district  court's rulings.
..

A b o u t   Y o u r   A c c o u n t

                              HOW TO BUY SHARES

INVESTOR QUALIFICATIONS.

 Shares will be sold only to "Qualified Investors" that are exempt from federal income tax.

      Currently,  "Qualified  Investors"  include:  (i) companies  (other than investment  companies)  that represent that they have a net worth of more than
$1,500,000;  and (ii) persons who have at least  $750,000  under the Adviser's or its affiliates'  management,  including any amount invested in the Fund. In addition,  shares are  offered  only to  investors  that are U.S.  persons for federal  income tax purposes,  as defined  below,  and that represent they are exempt  from  federal  income  tax.  You must  complete  and sign an  investor certification  that you meet these  requirements  before you may invest in the
Fund.  The form of this investor  certification  is contained in Appendix A of this  prospectus.  The  Fund  will  not be  obligated  to sell to  brokers  or dealers any shares that have not been placed  with  Qualified  Investors  that meet all applicable requirements to invest in the Fund.

      A person is considered a U.S.  person for federal income tax purposes if the  person  is:  (i) a citizen  or  resident  of the  United  States;  (ii) a corporation,  partnership  (including an entity  treated as a  corporation  or partnership  for federal  income tax  purposes) or other entity (other than an estate or trust)  created or  organized  under the laws of the United  States, any state  therein or the District of Columbia;  (iii) an estate (other than a foreign estate defined in Section  7701(a)(31)(A) of the Internal Revenue Code
of 1986,  as amended  (the  "Code"));  or (iv) a trust,  if a court within the
U.S. is able to exercise primary  supervision over its  administration and one or more U.S.  persons have the authority to control all substantial  decisions of such trust.

         Patriot Act Anti-Money Laundering  Requirements.  The USA Patriot Act
(the "Patriot Act"),  requires all financial  institutions to obtain,  verify, and record  information  that  identifies  each person or entity that opens an account.  The Patriot Act is intended to prevent the use of the U.S. financial system  in  furtherance  of  money  laundering,  terrorism  or  other  illicit activities.  When you open an  account,  the  Fund  may  request  information, including  your  name,  your  date  of  birth  (for a  natural  person),  your residential  street  address  or  principal  place of  business,  your  Social
Security Number or Employer  Identification Number, or other government issued
identification.   Additional   information   may  be   required   in   certain
circumstances  or to open corporate  accounts.  The Fund or the Transfer Agent may use the  information  to verify the identity of investors or the status of financial  advisers  and may reject  purchase  orders or redeem any amounts in the Fund if they are  unable  to do so.  The Fund  may also  place  limits  on account  transactions  while it is in the process of attempting to verify your identity.  It is  the  Fund's  policy  to  cooperate  fully  with  appropriate regulators in any  investigations  conducted  with respect to potential  money laundering, terrorism or other illicit activities.

DISTRIBUTION ARRANGEMENTS

General Terms.  The  Distributor  acts as the distributor of the Fund's shares on a best efforts basis, subject to various conditions,  pursuant to the terms of a General  Distributor's  Agreement  entered into with the Fund. Shares may be purchased  through the  Distributor or through brokers or dealers that have entered  into  selling  agreements  with  the  Distributor.  The  Fund  is not obligated  to sell to a broker or dealer any shares  that have not been placed with Qualified  Investors that meet all applicable  requirements  to invest in the Fund.  The  Distributor  maintains  its  principal  office  at 6803  South
Tucson Way,  Centennial,  Colorado  80112,  and is an affiliate of the Adviser and the Sub-Adviser.

      Shares will be offered and may be  purchased on a monthly  basis,  or at such other times as may be determined by the Board.

      Neither the  Distributor  nor any other broker or dealer is obligated to buy from the Fund any of the shares.  The Distributor  does not intend to make a market in the shares.  The Fund has agreed to indemnify the  Distributor and its affiliates and certain other persons  against  certain  liabilities  under the Securities Act.

Purchase  Terms.  Shares are being  offered only to Qualified  Investors  that meet all  requirements to invest in the Fund. The minimum  initial  investment in the Fund by an  investor is  $500,000.  Subsequent  investments  must be at least $100,000. These minimums may be modified by the Fund from time to time.

      All  investor  funds for the sale of shares  pending  acceptance  by the
Fund will be deposited in an escrow account  maintained by Citibank,  N.A., as the escrow agent,  for the benefit of the investors.  Funds held in the escrow account may be  invested  in high  quality,  short-term  investments,  and any interest  earned on the funds will be paid to investors on the date shares are issued.  The full amount of an investment is payable in federal  funds,  which must be received by the  Distributor  not later than  fourteen  calendar  days prior  to the  beginning  of a month  if  payment  is made  by  check  or four business  days prior to the  beginning  of a month if payment is sent by wire.
The  escrowed  monies will be invested in the fund on a monthly  basis once an investor's  investment is accepted by the Fund. If an investor's  subscription to purchase  shares is not accepted by the Fund, the investor's  funds will be returned to the investor.

      Before  an  investor  may  invest in the Fund,  the  Distributor  or the
investor's  sales   representative  will  require  a  certification  from  the investor  that it is a Qualified  Investor  and meets other  requirements  for investment,  and that the investor  will not transfer its shares except in the limited  circumstances  permitted under the Funds'  Declaration of Trust.  The form of investor  certification  that each  investor  will be asked to sign is contained in Appendix A of this prospectus.  An investor's  certification must be received by the  Distributor,  along with its payment as  described  above, otherwise an investor's order will not be accepted.

Calculation  of Net Asset Value.  The Fund sells its shares at their  offering price,  which is equal to the "net  asset  value"  per  share.  The net  asset value  of the  Fund  will be  computed  as of the  close  of  business  on the following  days:  (i) the last day of each fiscal  year  (March 31),  (ii) the last day of each taxable year  (December 31), (iii) the day preceding the date as of which  any  shares of the Fund are  purchased,  (iv) any day as of which the Fund  repurchases  any shares or (v) any day the Fund makes a distribution to  shareholders in shares pursuant to the Fund's  Reinvestment  Program.  The
Fund's  net  asset  value  is  the  value  of  the  Fund's   assets  less  its
liabilities.

      In  computing  net  asset  value   pursuant  to  "Pricing   Polices  and
Procedures"  adopted by the  Fund's  Trustees,  the Fund will value  shares in
Underlying Funds at their fair value,  which the Trustees have determined will ordinarily be the values of those shares as determined by the Underlying  Fund
Managers of the Underlying  Funds in accordance  with policies  established by the  Underlying  Funds.  Other  securities  and assets of the Fund  (including securities and other  investments held by Segregated  Accounts) will be valued at market value, if market  quotations are readily  available.  Securities and assets of the Fund for which market  quotations are not readily available will be valued at fair  value as  determined  in good faith by the  Trustees  or in
accordance  with  the  "Pricing  Policies  and  Procedures"   adopted  by  the
Trustees.  Expenses of the Fund and its  liabilities  (including the amount of any  borrowings)  are taken into account for  purposes of computing  net asset value.

      The Fund's  "Pricing  Policies and  Procedures"  are designed to provide the Trustees with monthly  information  from the Underlying Funds on which the
Fund may reliably  determine the value of its  investments  in the  Underlying
Funds and  determine  its net  asset  value  each  month.  The Fund  typically receives  information  from the  Underlying  Funds,  as of  month-end,  within fifteen (15) business days after month-end.

      As a  general  matter,  the fair  value  of the  Fund's  interest  in an
Underlying  Fund will  represent  the amount  that the Fund  could  reasonably expect  to  receive  from an  Underlying  Fund  if the  Fund's  interest  were redeemed  at the  time  of  valuation,  based  on the  information  reasonably available at the time the  valuation is made and that the Fund  believes to be reliable.  In the unlikely  event that an Underlying  Fund does not report its value at the end of the  month to the Fund on a timely  basis,  the Fund  will determine  the fair value of such  Underlying  Fund  based on the most  recent value reported by the Underlying  Fund, as well as other relevant  information available to the Fund at the time it  determines  its net asset  value.  Using
the  nomenclature  of  the  hedge  fund  industry,   any  values  reported  as
"estimated"  or  "final"  values  will  reasonably  reflect  market  values of securities  for which market  quotations are available or fair value as of the
Fund's valuation date.

      Prior to investing in any Underlying  Fund, the Sub-Adviser will conduct a due diligence  review of the valuation  methodology  used by the  Underlying
Fund,  which as a general  matter will utilize  market values when  available, and otherwise  utilize fair value  principles that the Sub-Adviser  reasonably believes  to be  consistent  with those used by the Fund for  valuing  its own investments.

      The  Sub-Adviser   monitors  all  Underlying   Funds  and  compares  the
individual  monthly results of each Underlying Fund with that of other private hedge fund  managers  that use the same type of  investment  strategy.  In the unusual  circumstance  where an Underlying  Fund's  performance is not in line with its peer  group,  the  Sub-Adviser  will  contact the  Underlying  Fund's
Sub-Adviser  and attempt to find a logical and reasonable  explanation for the disparity in returns. Any outlying results,  either positive or negative,  are followed up with the Underlying Fund's  Sub-Adviser to determine the cause and to see if further  review of the situation is required.  If, based on relevant information  available  to the  Sub-Adviser  at the time the Fund  values  its
portfolio,   the  Sub-Adviser   concludes  that  the  value  provided  by  the
Underlying  Fund does not represent the fair value of the Fund's  interests in the  Underlying  Fund,  the  Sub-Adviser  will take steps to  recommend a fair value for the Fund's  interests in the Underlying Fund to the Fund's Board for its consideration.

      Prospective  investors  should be aware that  there can be no  assurance that the fair values of interests in Underlying  Funds as determined under the procedures  described  above will in all cases be  accurate to the extent that the Fund,  the Board and the  Sub-Adviser  do not generally have access to all necessary financial and other information  relating to the Underlying Funds to determine  independently  the net asset  values of those  funds.  The  Board's results in  accurately  fair  valuing  securities  whose  market  value is not readily  ascertainable  are  subject  to  inaccuracies  and its  valuation  of portfolio  positions  could have an adverse effect on the Fund's net assets if its judgments regarding appropriate valuations should prove incorrect.

                     REPURCHASES OF SHARES AND TRANSFERS

NO RIGHT OF REDEMPTION

      No  shareholder  will  have the  right  to  require  the Fund to  redeem shares.  There  is no  public  market  for  shares,  and none is  expected  to develop.  With  very  limited  exceptions,  shares  are not  transferable  and liquidity will be provided only through  limited  repurchase  offers that will be made from time to time by the Fund.  Any  transfer  of shares in  violation of the Fund's  Declaration  of Trust will not be  permitted  and will be void.
Consequently,  shareholders  may  not be able to  liquidate  their  investment other  than as a result of  repurchases  of shares by the Fund,  as  described below. For information on the Fund's policies  regarding  transfers of shares, see "Repurchases and Transfers of Shares--Transfers of Shares" in the SAI.

REPURCHASES OF SHARES

      The Fund from time to time will offer to repurchase  outstanding  shares pursuant to written tenders by  shareholders.  Repurchase  offers will be made at such times and on such terms as may be  determined by the Board in its sole discretion,  subject to certain regulatory  requirements  imposed by the rules of the SEC and generally  will be offered to repurchase at a specified  dollar amount of  outstanding  shares.  The  Fund's  shares  will not be  listed  for trading  on a  securities  exchange.  A  redemption  fee equal to 1.00% of the value of shares  repurchased  by the Fund  will  apply if the date as of which the shares are to be valued for purposes of  repurchase  is less than one year following  the date of the  shareholder's  initial  investment in the Fund. If applicable,  the  redemption  fee  will  be  deducted  before  payment  of the proceeds of a repurchase.

      Board   Considerations.   In   determining   whether   the  Fund  should
repurchase  shares  pursuant to written  tenders,  the Board will consider the recommendations of the Adviser.  The Adviser expects that it will recommend to the Board that the Fund  offer to  repurchase  shares as of the last  business
day  of  March,   June,   September  and  December  of  each  year.  The  Fund
anticipates  that the Board will limit each  repurchase to no more than 25% of the Fund's  total  assets,  although the limit for any one  repurchase  may be lower.

      The Board will also consider the  following  factors,  among others,  in making its determination:

o     whether any shareholders have requested to tender shares to the Fund;

o     the liquidity of the Fund's assets;

o     the investment plans and working capital requirements of the Fund;

o     the relative economies of scale with respect to the size of the Fund;

o     the history of the Fund in repurchasing shares or portions thereof;

o     the economic condition of the securities markets; and

o     the   anticipated   tax   consequences  to  the  Fund  of  any  proposed
               repurchases of shares or portions thereof.

      The  Board  will  determine  that  the  Fund   repurchase   shares  from
shareholders  pursuant to written  tenders only on terms the Board  determines to be fair to the Fund and  shareholders,  and  subject to certain  regulatory requirements  imposed by SEC  rules.  When the Board  determine  that the Fund will make a  repurchase  offer,  notice of that offer will be provided to each shareholder  describing  the terms of the offer,  and  containing  information that  shareholders  should  consider in deciding  whether to tender shares for repurchase.  Shareholders  who are deciding  whether to tender  shares  during the period that a repurchase  offer is open may  ascertain  the  estimated net asset  value of their  shares  from the  Adviser  during  the period the offer remains open.

      Cash  Payment  vs.  In-Kind  Securities  Distribution.  When  shares are
repurchased   by  the  Fund,   shareholders   will   generally   receive  cash
distributions  equal to the value of the  shares  repurchased,  less the Early
Repurchase  Fee, if applicable.  However,  in the sole discretion of the Fund, the  proceeds  of  repurchases  of shares may be paid pro rata by the  in-kind distribution  of  securities  held by the Fund,  or partly in cash and  partly in-kind.  The Fund does not expect to distribute  securities in-kind except in unusual  circumstances,  such as in the unlikely  event that the Fund does not have  sufficient  cash to pay for shares that are  repurchased  or if making a cash  payment  would  result in a  material  adverse  effect on the Fund or on shareholders  not tendering shares for repurchase.  See "Risk  Factors--General
Risks."  Repurchases  will be effective  after  receipt and  acceptance by the
Fund of all eligible written tenders of Shares.

      Gain or Loss on Sale of Shares.  A shareholder  that tenders  shares and who is subject to federal,  state or local  income tax will  generally  have a taxable  event  when  the  shares  are  repurchased.  Gain,  if  any,  will be recognized  by a tendering  shareholder  only as and after the total  proceeds received by the  shareholder  exceed the  shareholder's  adjusted tax basis in the shares.  A loss, if any, will be recognized only after the shareholder has received  full  payment  under the  promissory  note that will be given to the shareholder prior to the Fund's payment of the repurchase amount.

REPURCHASE PROCEDURES

      Due to liquidity  restraints  associated with the Fund's  investments in
Underlying  Funds and the fact  that the Fund may have to  effect  withdrawals from  those  funds  to pay  for  shares  being  repurchased,  it is  presently expected that,  under the  procedures  applicable to the repurchase of shares, shares will be valued for purposes of determining  their  repurchase  price as of a date  approximately  one month after the date by which  shareholders must submit a  repurchase  request  (the  "Valuation  Date") and that the Fund will generally pay the value of the shares  repurchased (or as discussed  below, an initial  payment  of 95% of the  estimated  value  if all  shares  owned  by a shareholder  are  repurchased)  approximately  one month  after the  Valuation
Date.  This amount may be subject to adjustment  upon completion of the annual audit of the Fund's  financial  statements  for the  fiscal  year in which the repurchase is effected (which it is expected will be completed  within 60 days after the end of each fiscal year).  If all shares owned by a shareholder  are repurchased,  the shareholder  will receive an initial payment equal to 95% of the  estimated  value of the shares and the balance due based on the net asset value will be  determined  and paid  promptly  after  completion of the Fund's audit and may be subject to audit adjustment.  Any such  distributions will be made on the same basis to all  shareholders  in connection with any particular repurchase  offer.  Regardless  of whether  the Fund  elects to give cash or a
Promissory   Note,   all   shareholders   will  receive  the  same  manner  of
consideration,  i.e., all receive cash or all receive a Promissory  Note, or a combination thereof.

      Under  these  procedures,  shareholders  will have to decide  whether to tender  their  shares for  repurchase  without the  benefit of having  current information  regarding  the  value of  shares  as of a date  proximate  to the
Valuation  Date.  The  shareholder  may inquire of the Fund,  at the toll-free phone  number  indicated  on the back  cover of the  prospectus  and the front cover of the SAI, as to the share value last  determined.  In addition,  there
will  be  a  substantial   period  of  time  between  the  date  as  of  which
shareholders  must  tender  shares  and the date they can  expect  to  receive
payment  for  their  shares  from  the  Fund.  However,   promptly  after  the
expiration of a repurchase offer,  shareholders  whose shares are accepted for repurchase will be given  non-interest  bearing,  non-transferable  promissory notes by the Fund  representing  the Fund's  obligation to pay for repurchased shares.  Payments for  repurchased  shares may be delayed under  circumstances where the Fund has  determined  to redeem  its shares in  Underlying  Funds to make such payments,  but has experienced delays in receiving payments from the
Underlying Funds.

      A shareholder  who tenders for  repurchase  only a portion of his shares will be required  to  maintain a minimum  account  balance of  $500,000.  If a shareholder  tenders  a  portion  of his  shares  and the  repurchase  of that portion  would  cause the  shareholder's  account  balance  to fall below this required  minimum,  the Fund  reserves  the right to reduce the portion of the shares to be  purchased  from the  shareholder  so that the  required  minimum balance is maintained.

      Repurchases  of shares by the Fund are  subject  to  certain  regulatory requirements imposed by SEC rules.

Special   Considerations  and  Risks  of  Repurchases.   In  addition  to  the
limitations  and risks  discussed  elsewhere in this  prospectus,  there are a number of other factors  affecting  share  repurchases  that investors  should consider, as summarized below:

o     Early  Repurchase Fee. You may be subject to an Early Repurchase Fee, on shares  that are  repurchased  if the  date as of which  the shares are to be valued for purposes of  repurchase  is less than  one  year  following  the  date  of the  shareholder's initial investment in the Fund.

o     Decrease in Fund  Assets.  Although the Board  believes  that the Fund's policy of making  repurchase  offers will generally  benefit shareholders  by  providing  liquidity,  the  repurchase  of shares  could  cause the  Fund's  total  assets to  decrease unless  offset by new sales of shares.  The  Fund's  expense ratio might  therefore  increase as a result of repurchases.
            Repurchase  offers might also decrease the Fund's investment flexibility,  in part  because  of the  Fund's  need to hold liquid  assets to satisfy  repurchase  requests.  The impact
            may   depend  on  the   number  of  shares   that  the  Fund
            repurchases  and the ability of the Fund to sell  additional shares.

o     Asset Coverage for Borrowings.  Repurchases of shares may  significantly reduce  the  asset  coverage  for any Fund  borrowings.  The
            Fund may not repurchase shares if the repurchase  results in its asset coverage levels falling below the  requirements of the  Investment  Company  Act.  As a result,  in order to be able to repurchase  shares tendered,  the Fund may be forced to  repay  all or a part of its  outstanding  borrowings  to maintain the required asset coverage.

o     Forced Sale of Portfolio  Securities.  To complete a  repurchase  offer, the Fund might be required to sell  portfolio  securities to raise cash.  This might  cause the Fund to realize  gains or losses at a time when the Adviser  would  otherwise not want the Fund to do so.  It  might  increase  portfolio  turnover and the Fund's portfolio transaction expenses,  reducing the
            Fund's net income to distribute to shareholders.

o     Dividends,  Capital  Gains and  Taxes.  Certain  shareholders  may incur state tax  liability  upon the  Fund's  repurchase  of their shares. See "Dividends, Capital Gains and Taxes."

MANDATORY REDEMPTION BY THE FUND

      The  Declaration of Trust provides that the Fund may redeem shares under certain  circumstances,  including if:  ownership of the shares will cause the
Fund to be in violation  of certain  laws;  continued  ownership of the shares may adversely affect the Fund; any of the  representations and warranties made by a shareholder  in  connection  with the  acquisition  of the shares was not true when made or has ceased to be true; or it would be in the best  interests of the Fund to repurchase the shares.

                      DIVIDENDS, CAPITAL GAINS AND TAXES

This  information is only a summary of certain  federal income tax information about your  investment.  You should  consult  with your tax advisor  about the effect of an investment in the Fund on your particular tax situation.

      Dividends.  The  amount  of any  dividends  the Fund  pays may vary over
time,   depending  on  market  conditions,   the  composition  of  the  Fund's
investment   portfolio,   the  expenses  borne  by  the  Fund's  shares,   any
distributions  made  to  the  Fund  by  the  underlying  Underlying  Funds  or
Segregated Accounts and applicable  distribution  requirements  imposed on the
Fund by Subchapter M under the Code..  The Fund cannot  guarantee that it will pay any dividends or other distributions.

      Capital  Gains  Distributions.  An Underlying  Fund may realize  capital gains  on the sale of  portfolio  securities.  If it  does,  the Fund may make distributions out of any net short-term or long-term  capital gains,  normally in  December of each year.  The Fund may make  supplemental  distributions  of dividends  and capital gains  following the end of its fiscal year.  There can be no assurance  that the Fund will pay any capital gains  distributions  in a particular year.

      Choice  for  Receiving  Distributions.   When  you  open  your  account,
specify  on your  application  how you  want to  receive  your  dividends  and distributions.  There are two options available:

o     Reinvest All  Distributions  in the Fund.  You can elect to reinvest all
            dividends  and  capital  gains   distributions  in  additional
            shares of the Fund.

o     Receive All  Distributions in Cash. You can elect to receive a check for all dividends and capital gains distributions.

      The Fund has a program for the automatic reinvestment of distributions in the Fund.  Under the program, when a shareholder's distribution is reinvested, additional Fund shares will be issued to that shareholder in an amount equal in value to the distribution.  For purposes of determining the number of shares that will be distributed under the Fund's reinvestment program, the dollar value of the distribution payable to each Shareholder is divided by the net asset value determined as of the date of the distribution.  Unless you provide specific instructions as to the method of payment, dividends and distributions will be automatically reinvested in additional full and fractional shares of the Fund.

      Dividends and  distributions  are taxable to shareholders,  as discussed below,  whether  they are  reinvested  in  shares of the Fund or  received  in
cash.   Unless  you  inform  the  Fund   otherwise,   you  will  be   enrolled
automatically  in the  Fund's  reinvestment  program.  You may,  at any  time, elect to have dividends or distributions  paid in cash, rather than reinvested in  additional  Fund  shares  (provided  that a  minimum  account  balance  of
$500,000,  as of the date  that the Fund  values  shares  for  repurchase,  is maintained).  If you  wish  to opt  out of the  program  and to  receive  your dividends and distributions in cash or if you have additional  questions about
the   reinvestment   program,   please  contact  Tremont   Partners,   Inc  at
1.866.634.6220 to complete the necessary instructions.

      Taxes.  The Fund  intends to qualify as a regulated  investment  company under the Internal  Revenue  Code.  That means that in each year it qualifies, it will  pay no  federal  income  tax on the  earnings  or  capital  gains  it distributes  to its  shareholders.  This avoids a "double  tax" on that income and capital gains, since shareholders  normally will be taxed on the dividends and capital  gains they receive  from the Fund  (unless  their Fund shares are held in a  retirement  account or the  shareholder  is  otherwise  exempt from tax).  Tax-exempt  U.S.  investors will not incur unrelated  business  taxable income  with  respect  to  an  unleveraged  investment  in  Fund  shares.  The
Sub-Adviser  has  contracted  with a  non-affiliated  third  party  vendor  to perform certain  compliance  testing  exercises,  including income testing and issuer diversification,  relating to the Fund that are required of the Fund to qualify as a regulated  investment  company  under the Internal  Revenue Code.
This   compliance   testing  will  be  based  on  criteria   provided  by  the
Sub-Adviser.  The Sub-Adviser  shall be responsible  for reviewing,  analyzing and interpreting the format and content of the compliance  reports,  and shall
be  responsible  for  assessing   whether  the  Fund  is  in  compliance  with
applicable requirements under the Internal Revenue Code.

      You should be aware of the  following tax  implications  of investing in the Fund:

o     Whether  tax-exempt  investors  receive  them in cash or reinvest  them, dividends and capital gains  distributions may be subject to state and local taxes.
o     Dividends paid from net investment  income and short-term  capital gains
            are  taxable  as  ordinary  income.   Distributions  of  the
            Fund's  long-term  capital  gains are  taxable as  long-term capital  gains.  It does not  matter  how long you have held your shares.
o     Every  calendar  year the  Fund  will  send you and the IRS a  statement showing  the  amount  of any  taxable  dividends  and  other distributions  the Fund paid to you in the previous calendar
            year.   The  tax   information   the  Fund  sends  you  will
            separately    identify   any    long-term    capital   gains
            distribution the Fund paid to you.
o     Because the Fund's share prices  fluctuate,  you may have a capital gain or loss when your  shares are  repurchased  or you  exchange them. A capital gain or loss is the  difference  between the price you paid for the  shares  and the  price you  received
            when  they  were   accepted  for   repurchase  or  exchange.
            Generally,  when  shares of the Fund you have  tendered  are repurchased,  you must recognize any capital gain or loss on those shares.
o     If you buy shares on the date or just before the date the Fund  declares a capital  gains  distribution,  a portion  of the  purchase price for the shares  will be  returned  to you as a taxable distribution.
o     An investor  should  also be aware that the  benefits of the reduced tax rate  applicable  to long-term  capital  gains and qualified dividend  income may be impacted by the  application  of the alternative minimum tax to individual shareholders.
o     You should  review the more detailed  discussion  of federal  income tax considerations in the SAI.

         Returns of Capital Can Occur.  In certain cases,  distributions  made
by  the  Fund  may  be   considered  a   non-taxable   return  of  capital  to
shareholders.  This may occur  when the Fund makes a  distribution  that is in excess of its current income on capital gains.  The Fund will identify returns of capital in shareholder notices.

                    ADDITIONAL INFORMATION ABOUT THE FUND

The Fund's  Voting  Shares.  Each share of the Fund  represents an interest in the Fund  proportionately  equal to the shares of each other share. Each share
has  one  vote  at  shareholder   meetings,   with  fractional  shares  voting
proportionally,  on matters  submitted to the vote of shareholders.  There are no cumulative  voting  rights.  The Fund's shares do not have  pre-emptive  or conversion or  redemption  provisions.  In the event of a  liquidation  of the
Fund,  shareholders  are  entitled  to share pro rata in the net assets of the
Fund available for  distribution to shareholders  after all expenses and debts have been paid.

LIABILITY OF SHAREHOLDERS; DUTY OF CARE

      All persons  extending credit to, doing business with,  contracting with or having or asserting any claim  against the Fund or the Trustees  shall look
only  to  the  assets  of  the  Fund  for  payment   under  any  such  credit,
transaction,   contract  or  claim;  and  neither  the  shareholders  nor  the
Trustees,  nor any of their agents,  whether past, present or future, shall be personally  liable,  Notice of such disclaimer and agreement  thereto shall be given in each agreement,  obligation or instrument entered into or executed by the Fund or the Trustees.

      Under  the   Declaration  of  Trust,   there  is  expressly   disclaimed
shareholder  and Trustee  liability for the acts and  obligations of the Fund.
Nothing  in the  Declaration  of Trust  shall,  however,  protect a Trustee or officer  against  any  liability  to  which  such  Trustee  or  officer  would otherwise  be  subject  by reason of willful  misfeasance,  bad  faith,  gross negligence or reckless  disregard of the duties involved in the conduct of the office of Trustee or of such officer hereunder.

      Massachusetts  law permits a  shareholder  of a business  trust (such as the  Fund)  to be held  personally  liability  as a  "partner"  under  certain
circumstances.   However,   the  risk  that  a  Fund  shareholder  will  incur
financial  loss from being held liable as a  "partner"  of the Fund is limited to the relatively  remote  circumstances  in which the Fund would be unable to meet its obligations.

                  OF THE STATEMENT OF ADDITIONAL INFORMATION
                             DATED JULY 31, 2006

This  is  the  Table  of  Contents  of  the  Fund's  Statement  of  Additional
Information  dated  July  31,  2006.  It  should  be read  together  with  the
Prospectus.  You can obtain the Statement of Additional Information by writing to the Fund's Transfer  Agent,  OppenheimerFunds  Services,  at P.O. Box 5270,
Denver,  Colorado  80217,  or by calling the Transfer  Agent at the  toll-free number shown on the back cover.

Contents
------------------------------------------------------------------------------

INVESTMENT POLICIES AND PRACTICES

REPURCHASES, MANDATORY REDEMPTIONS AND TRANSFERS OF SHARES

BOARD OF TRUSTEES AND OVERSIGHT COMMITTEES

INVESTMENT ADVISORY SERVICES

CONFLICTS OF INTEREST

TAX ASPECTS

ERISA CONSIDERATIONS

BROKERAGE

DISTRIBUTION ARRANGEMENTS

PAYMENTS TO FUND INTERMEDIARIES

VALUATION OF ASSETS

NDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND LEGAL COUNSEL

CUSTODIAN

CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES

SUMMARY OF DECLARATION OF TRUST

FUND ADVERTISING AND SALES MATERIAL

FINANCIAL STATEMENTS

APPENDIX A: INDUSTRY CLASSIFICATIONS

                                                                    APPENDIX A

                            INVESTOR CERTIFICATION

     I hereby  certify  that I am:  (A) an  irrevocable  trust  that has a net worth*  in  excess  in  $1.5  million  (the  "Net  Worth  Requirement);  (B) a
revocable   trust  and  each   grantor  of  the  trust  meets  the  Net  Worth
Requirement;  (C) an employee benefit plan (a "Plan") that meets the Net Worth
Requirement;  (D) a  participant-directed  Plan  and  the  person  making  the investment meets the Net Worth  Requirement;  (E) a corporation,  partnership,
limited   liability   company  or  other  entity  that  meets  the  Net  Worth
Requirement that is not (i) a registered  investment  company,  (ii) an entity which is excluded  from the  definition  of  Investment  Company under Section
3(a) of the Investment  Company Act of 1940 based on Section  3(c)(1)  because it is a non-publicly  offered entity whose securities are  beneficially  owned by not more than 100 persons, or (iii) a business  development company; or (F)
an entity referred to in clause E(i), (ii) or (iii) above,  not formed for the specific  purpose of investing in the Fund and each equity owner meets the Net
Worth Requirement.  I am exempt from federal income tax.

      I understand  that it may be a violation of state and federal law for me to provide this  certification  if I know that it is not true. I have read the prospectus  of the Fund,  including  the investor  qualification  and investor suitability  provisions  contained therein. I understand that an investment in the Fund  involves a  considerable  amount of risk and that some or all of the investment  may be  lost.  I  understand  that an  investment  in the  Fund is suitable  only  for  investors  who can  bear the  risks  associated  with the limited  liquidity  of the  investment  and  should be  viewed as a  long-term investment.

      I am aware of the Fund's  limited  provisions  for  transferability  and withdrawal and have carefully read and understand the  "Repurchases of Shares"
provisions in the prospectus.

      I certify  that I am a United  States  person  within the meaning of the
Code  and that my U.S.  taxpayer  identification  number  and  address,  as it appears  in your  records,  is true  and  correct.  I  further  certify  under penalties  of  perjury  that I am NOT  subject to backup  withholding  because either (1) I am exempt from backup  withholding,  (2) I have not been notified by  the  Internal  Revenue  Service  ("IRS")  that  I  am  subject  to  backup withholding  as a result of a failure to report all interest or dividends,  or
(3)  the  IRS  has  notified  me  that  I  am  no  longer  subject  to  backup withholding.**

      If I am the fiduciary  executing this Investor  Certificate on behalf of a Plan (the  "Fiduciary"),  I represent and warrant that I have considered the following  with  respect  to the  Plan's  investment  in  the  Fund  and  have
determined  that,  in  review  of  such  considerations,   the  investment  is
consistent   with  the   Fiduciary's   responsibilities   under  the  Employee
Retirement  Income  Security  Act of  1974,  as  amended  ("ERISA"):  (i)  the fiduciary  investment  standards  under  ERISA in the  context  of the  Plan's particular  circumstances;  (ii) the  permissibility  of an  investment in the
Fund under the documents  governing the Plan and the Fiduciary;  and (iii) the risks  associated  with an  investment in the Fund and the fact that I will be unable  to  redeem  the  investment.  However,  the  Fund may  repurchase  the investment  at certain  times and under  certain  conditions  set forth in the prospectus.

      By signing  below,  I understand  that the Fund and its  affiliates  are relying on the  certification  and  agreements  made herein in  determining my qualification  and  suitability as an investor in the Fund. I understand  that an investment in the Fund is not appropriate  for, and may not be acquired by, any  person  who  cannot  make  this  certification,  and  agree to  indemnify
OppenheimerFunds,   Inc.  and  its  affiliates  and  hold  harmless  from  any liability  that you may incur as a result of this  certification  being untrue in any respect.

By:  ____________________        Print Name (and Title, if applicable):
______________________

By:  ____________________        Print Name (and Title, if applicable):
______________________

 * As used herein, "net worth" means the excess of total assets at fair market value over total liabilities. ** The Investor must cross out item (2)
if it has been notified by the IRS that it is currently subject to backup withholding because it has failed to report all interest and dividends on its tax return.

NOTE:  If  the  shareholders  of  a  joint  account  are  not  spouses,   both
shareholders must sign this certification.

OFI Tremont Market Neutral Hedge Fund
6803 South Tucson Way
Centennial, Colorado  80112
1.866.634.6220

Adviser
OppenheimerFunds, Inc.
Two World Financial Center
225 Liberty Street
New York, New York 10281-1008

Sub-Adviser
Tremont Partners, Inc.
555 Theodore Fremd Avenue
Corporate Center at Rye
Rye, New York 10580
1.914.925.1140

Distributor
OppenheimerFunds Distributor, Inc.
Two World Financial Center
225 Liberty Street
New York, New York 10281-1008

Transfer Agent
OppenheimerFunds Services
6803 South Tucson Way
Centennial, CO  80112

Custodian Bank
Citibank, N.A.
111 Wall Street
New York, NY  10005

Independent Registered Public Accounting Firm
KPMG LLP
707 Seventeenth Street
Denver, Colorado 80202

Fund Counsel
Mayer, Brown, Rowe & Maw LLP
1675 Broadway
New York, NY 10019-5820

INFORMATION AND SERVICES
For More Information on OFI Tremont Market Neutral Hedge Fund
The following additional information about the Fund is available without charge upon request:

Statement  of  Additional  Information.   This  document  includes  additional
information about the Fund's investment  policies,  risks, and operations.  It is incorporated  by reference into this Prospectus  (which means it is legally part of this Prospectus).

Annual  and  Semi-Annual  Reports.  Additional  information  about the  Fund's investments  and  performance  is  available in the Fund's  Annual  Reports to shareholders.

How to Get More Information:
You can request the Statement of Additional Information, the Annual and
Semi-Annual Reports, the notice explaining the Fund's privacy policy and other information about the Fund or your account:

---------------------------------------------------------------------------

By Telephone:

---------------------------------------------------------------------------
Call OppenheimerFunds Services toll-free: 1.866.634.6220
---------------------------------------------------------------------------

By Mail:

---------------------------------------------------------------------------
---------------------------------------------------------------------------

Write to:

---------------------------------------------------------------------------
OppenheimerFunds Services
P.O. Box 5270
Denver, Colorado 80217-5270
---------------------------------------------------------------------------

On the Internet:

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You can request these  documents by e-mail or through the  OppenheimerFunds
website.   You  may  also  read  or  download  certain   documents  on  the
OppenheimerFunds website at:

---------------------------------------------------------------------------
www.oppenheimerfunds.com

Information  about the Fund including the Statement of Additional  Information can be reviewed and copied at the SEC's Public  Reference  Room in Washington,
D.C.  Information  on  the  operation  of the  Public  Reference  Room  may be obtained by calling the SEC at  1.202.942.8090.  Reports and other information about the Fund are available on the EDGAR  database on the SEC's  Internet web site  at  http://www.sec.gov.  Copies  may  be  obtained  after  payment  of a
duplicating   fee  by  electronic   request  at  the  SEC's  e-mail   address:
publicinfo@sec.gov  or by  writing  to the  SEC's  Public  Reference  Section,
Washington, D.C. 20549-0102.

No one has been  authorized  to provide any  information  about the Fund or to make any  representations  about the Fund other than what is contained in this
Prospectus.  This Prospectus is not an offer to sell shares of the Fund, nor a solicitation  of an offer to buy  shares  of the  Fund,  to any  person in any state or other jurisdiction where it is unlawful to make such an offer.

                                          The     Fund's     shares     are
distributed by:
                                          OppenheimerFunds     Distributor,
Inc.

The Fund's SEC File No. is 811- 21109
PR0481.001.0706  Printed on recycled paper.

                       OFI Tremont Market Neutral Hedge Fund
                                   July 31, 2006

                        STATEMENT OF ADDITIONAL INFORMATION

                            Two World Financial Center
                          225 Liberty Street, 11th Floor
                           New York, New York 10281-1008
                                  (212) 323-0200
                             toll-free (866) 634-6220

      This Statement of Additional  Information  ("SAI") is not a prospectus.  This
SAI  relates  to and  should  be read in  conjunction  with the  prospectus  of OFI
Tremont  Market  Neutral  Hedge Fund (the  "Fund"),  dated July 31, 2006. A copy of the prospectus  may be obtained by contacting the Fund at the telephone  numbers or address set forth above.

      This SAI is not an offer to sell these  securities  and is not  soliciting an offer  to buy  these  securities  in any  state  where  the  offer  or  sale is not permitted.

1

                                                                               PAGE

INVESTMENT POLICIES AND PRACTICES.............................................3
GENERAL INFORMATION...........................................................3

REPURCHASES, MANDATORY REDEMPTIONS AND TRANSFERS OF SHARES.......

BOARD OF TRUSTEES AND OVERSIGHT COMMITTEES......................................

INVESTMENT ADVISORY SERVICES................................................................

CONFLICTS OF INTEREST..............................................................................

TAX ASPECTS..............................................................................................

ERISA CONSIDERATIONS..............................................................................

BROKERAGE................................................................................................

DISTRIBUTION ARRANGEMENTS..................................................................

PAYMENTS TO FUND INTERMEDIARIES.........................................................

VALUATION OF ASSETS................................................................................

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND LEGAL COUNSEL...

CUSTODIAN................................................................................................

CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES..........................

SUMMARY OF DECLARATION OF TRUST.........................................................

FUND ADVERTISING AND SALES MATERIAL...................................................

FINANCIAL STATEMENTS..............................................................................

APPENDIX A:  INDUSTRY CLASSIFICATIONS.................................................. A-1

                                   GENERAL INFORMATION

      The Fund is  registered  under the  Investment  Company Act as a  closed-end,
non-diversified   management   investment  company.   The  Fund  was  formed  as  a
Massachusetts  business trust under the laws of the  Commonwealth of  Massachusetts on May 24, 2002 and commenced operations January 2, 2003.

                         INVESTMENT POLICIES AND PRACTICES
      The  investment  objective and principal  investment  strategies of the Fund, as well as the principal risks  associated with the Fund's  investment  strategies, are set forth in the  prospectus.  Certain  additional  investment  information  is set forth below.

FUNDAMENTAL POLICIES

      The  Fund's  stated  fundamental  policies,  which may only be changed by the affirmative  vote of a majority of the  outstanding  voting  securities of the Fund
("shares"),  are listed below.  As defined by the  Investment  Company Act of 1940, as  amended  (the  "Investment  Company  Act"),  the  vote  of a  "majority  of the outstanding  voting  securities  of the  Fund"  means  the  vote,  at an  annual or special meeting of security  holders duly called,  (a) of 67% or more of the voting securities  present  at  such  meeting,  if the  holders  of more  than  50% of the outstanding  voting  securities of the Fund are present or represented by proxy; or
(b) of more than 50% of the outstanding  voting  securities of the Fund,  whichever is less.  The Fund may not:

o   Issue  senior   securities,   except  to  the  extent   permitted  under  the
                  Investment   Company   Act,   the   rules  or   regulations
                  thereunder  or any  exemption  therefrom,  as such statute, rules or  regulations  may be amended or  interpreted  from time to time.

o     Borrow  money,   except  to  the  extent  permitted  by  Section  18  of  the
                  Investment  Company Act or as  otherwise  permitted  by the
                  SEC.

o     Underwrite  securities of other  issuers,  except  insofar as the Fund may be deemed an  underwriter  under the  Securities  Act of 1933, as  amended,  in  connection  with the  disposition  of its portfolio securities.

o     Make  loans,  except  through  purchasing  fixed-income  securities,  lending
                  portfolio   securities,   or   entering   into   repurchase
                  agreements   except  as  permitted   under  the  Investment
                  Company Act.

o     Invest in real estate,  physical commodities or commodity  contracts,  except to the extent  permitted under the Investment  Company Act, the  rules  or  regulations  thereunder  or  any  exemption therefrom,  as such statute,  rules or  regulations  may be amended or interpreted from time to time.

o     Invest  25% or  more of the  value  of its  total  assets  in the  securities
                  (other  than  U.S.   Government   securities)   of  issuers
                  engaged in any single  industry;  provided,  however,  that the  Fund  will  invest  25% or  more of the  value  of its total  assets  in  private  investment  funds  ("Underlying
                  Funds") that pursue market  neutral  investment  strategies
                  (except  temporarily  during any  period of adverse  market conditions  affecting  Underlying  Funds that  pursue  such strategies),  but will not  invest 25% or more of the value of its  total  assets  in  Underlying  Funds  that,  in the
                  aggregate,   have   investment   programs   that  focus  on
                  investing in any single industry.

      For  purposes of the Fund's  policy not to  concentrate  its  investments  as described  above,  the Fund has adopted the industry  classifications  set forth in
Appendix A to this Statement of Additional  Information.  This is not a fundamental policy.

      Currently,  under the  Investment  Company Act,  the maximum  amount the Fund may  borrow  is to the  extent  that  the  value  of the  Fund's  assets,  less its liabilities,  other than  borrowings,  is equal to at least 300% of all  borrowings
(including the proposed borrowing).

      The  Fund  cannot  issue  "senior  securities,"  but this  does not  prohibit certain  investment  activities  for  which  assets of the Fund are  designated  as segregated,  or margin,  collateral  or escrow  arrangements  are  established,  to cover the related  obligations.  Examples  of those  activities  include  borrowing
money,   reverse   repurchase   agreements,    delayed-delivery   and   when-issued
arrangements for portfolio  securities  transactions,  and contracts to buy or sell derivatives, hedging instruments, options or futures.

      With respect to these investment  restrictions  and other policies  described in this SAI or the  prospectus  (except  the  Fund's  policies  on  borrowings  and senior  securities set forth above),  if a percentage  restriction is adhered to at the time of an investment or  transaction,  a later change in percentage  resulting from a change  in the  values  of  investments  or the  value of the  Fund's  total
assets,   unless  otherwise  stated,  will  not  constitute  a  violation  of  such restriction  or policy.  The Fund's  investment  policies and  restrictions  do not apply to the  activities  and  transactions  of the  investment  funds in which the
Fund's assets are invested, but will apply to investments made by the Fund.

      The  Fund's  investment  objective  is  fundamental  and may  not be  changed without the vote of a majority  (as defined by the  Investment  Company Act) of the
Fund's outstanding voting securities.

CERTAIN PORTFOLIO SECURITIES AND OTHER OPERATING POLICIES

      As discussed  in the  prospectus,  the Fund will invest  primarily in private investment  funds  ("Underlying  Funds")  that are  managed  by  alternative  asset managers  ("Underlying  Fund  Managers")  that  employ  market  neutral  investment strategies.  The Fund may also on occasion  retain an  Underlying  Fund  Manager to manage a  designated  segment  of the Fund's  assets (a  "Segregated  Account")  in accordance  with the  Underlying  Fund  Manager's  investment  program.  Additional information  regarding the types of securities  and financial  instruments in which
Underlying  Fund Managers may invest the assets of Underlying  Funds and Segregated
Accounts,  and certain of the investment  techniques that may be used by Underlying
Fund Managers, is set forth below.

EQUITY SECURITIES

      The investment  portfolios of Underlying  Funds and Segregated  Accounts will
include  long  and  short  positions  in  common  stocks,   preferred   stocks  and
convertible   securities  of  U.S.  and  foreign  issuers.   The  value  of  equity
securities  depends  on  business,  economic  and  other  factors  affecting  those issuers.  Equity  securities  fluctuate in value,  often based on factors unrelated to the  value  of the  issuer  of the  securities,  and  such  fluctuations  can be pronounced.

      Underlying  Fund  Managers  may  generally   invest   Underlying   Funds  and
Segregated  Accounts in equity securities  without  restriction.  These investments
may  include   securities  issued  by  companies  having  relatively  small  market capitalization,  including  "micro cap" companies.  The prices of the securities of smaller  companies may be subject to more abrupt or erratic  market  movements than larger, more established  companies,  because these securities typically are traded in lower volume and the issuers  typically  are more subject to changes in earnings and  prospects.  These  securities  are also  subject to other  risks that are less prominent in the case of the securities of larger companies.

 FIXED-INCOME SECURITIES

      Underlying   Funds  and  Segregated   Accounts  may  invest  in  fixed-income
securities.  An  Underlying  Fund  Manager  will  invest in these  securities  when their yield and  potential for capital  appreciation  are  considered  sufficiently attractive and also may invest in these  securities  for defensive  purposes and to maintain  liquidity.  Fixed-income  securities  include bonds, notes and debentures issued by U.S. and foreign  corporations  and  governments.  These  securities  may pay fixed,  variable or floating  rates of  interest,  and may include  zero coupon obligations.  Fixed-income  securities  are  subject  to the  risk of the  issuer's inability  to meet  principal  and  interest  payments  on its  obligations  (i.e., credit  risk) and are subject to the risk of price  volatility  due to such factors as  interest  rate  sensitivity,  market  perception  of  the  creditworthiness  or financial  condition  of the issuer and  general  market  liquidity  (i.e.,  market risk).  Certain  portfolio  securities,  such as those  with  interest  rates  that fluctuate  directly  or  indirectly  based  on  multiples  of a stated  index,  are designed to be highly  sensitive  to changes in interest  rates and can subject the holders thereof to significant reductions of yield and possible loss of principal.

      Underlying  Funds and  Segregated  Accounts  may  invest  in both  investment grade and  non-investment  grade debt  securities  (commonly  referred  to as "junk bonds").  Investment  grade debt  securities  are  securities  that have received a rating from at least one nationally  recognized  statistical rating organization (a
"Rating  Agency") in one of the four highest rating  categories or, if not rated by any Rating  Agency,  have been  determined by an  Underlying  Fund Manager to be of comparable quality.

      An Underlying  Fund's or Segregated  Account's  investments in non-investment grade debt securities,  including  convertible  debt securities,  are considered by the Rating Agencies to be  predominantly  speculative  with respect to the issuer's capacity to pay interest and repay  principal.  Non-investment  grade securities in the lowest rating  categories  may involve a substantial  risk of default or may be in default.  Adverse changes in economic  conditions or developments  regarding the individual  issuer  are more  likely  to cause  price  volatility  and  weaken  the capacity of the issuers of  non-investment  grade  securities to make principal and interest  payments than is the case for higher grade securities.  In addition,  the market for lower  grade  securities  may be thinner and less liquid than the market for higher grade securities.

NON-U.S. SECURITIES

      Underlying   Funds  and   Segregated   Accounts  may  invest  in  equity  and
fixed-income  securities of non-U.S.  issuers and in depositary  receipts,  such as
American  Depositary  Receipts  ("ADRs"),  that  represent  indirect  interests  in securities  of non-U.S.  issuers.  Non-U.S.  securities in which  Underlying  Funds and Segregated Accounts may invest may be listed on non-U.S.  securities  exchanges or traded in  non-U.S.  over-the-counter  markets  or may be  purchased  in private placements  and not be publicly  traded.  Investments  in non-U.S.  securities  are affected by risk  factors  generally  not  thought to be present in the U.S.  These factors are listed in the prospectus under "Risk Factors--Non-U.S. Investments."

      As a  general  matter,  Underlying  Funds  and  Segregated  Accounts  are not
required to hedge against non-U.S.  currency risks,  including the risk of changing currency  exchange  rates,  which  could  reduce  the  value of  non-U.S.  currency
denominated  portfolio  securities   irrespective  of  the  underlying  investment.
However,  from time to time,  an Underlying  Fund or  Segregated  Account may enter
into  forward  currency  exchange  contracts  ("forward   contracts")  for  hedging
purposes  and  non-hedging  purposes to pursue its  investment  objective.  Forward
contracts  are   transactions   involving  the  Underlying   Fund's  or  Segregated
Account's  obligation to purchase or sell a specific currency at a future date at a specified  price.  Forward  contracts  may  be  used  by  the  Underlying  Fund  or
Segregated  Account for  hedging  purposes to protect  against  uncertainty  in the level of future  non-U.S.  currency  exchange  rates,  such as when the  Underlying
Fund or Segregated Account anticipates  purchasing or selling a non-U.S.  security.
This technique would allow the Underlying  Fund or Segregated  Account to "lock in"
the  U.S.  dollar  price of the  security.  Forward  contracts  also may be used to attempt to  protect  the value of the  Underlying  Fund's or  Segregated  Account's existing  holdings  of  non-U.S.  securities.  There  may  be,  however,  imperfect
correlation  between  the  Underlying  Fund's  or  Segregated   Account's  non-U.S.
securities  holdings  and the forward  contracts  entered into with respect to such holdings.  Forward  contracts also may be used for  non-hedging  purposes to pursue the  Fund's  or  an  Underlying  Fund's  investment  objective,  such  as  when  an
Underlying  Fund Manager  anticipates  that  particular  non-U.S.  currencies  will appreciate or  depreciate  in value,  even though  securities  denominated  in such currencies  are not  then  held  in the  Fund's  or  Underlying  Fund's  investment portfolio.

      ADRs  involve   substantially  the  same  risks  as  investing   directly  in
securities of non-U.S.  issuers,  as discussed above.  ADRs are receipts  typically issued  by  a  U.S.  bank  or  trust  company  that  show  evidence  of  underlying securities  issued by a non-U.S.  corporation.  Issuers of  unsponsored  Depository
Receipts are not obligated to disclose  material  information in the United States, and therefore, there may be less information available regarding such issuers.

MONEY MARKET INSTRUMENTS

      The  Fund,  Underlying  Funds  and  Segregated  Accounts  may  invest  during periods of adverse  market or economic  conditions  for defensive  purposes some or all of their assets in high quality money market  instruments and other  short-term obligations,  money market  mutual  funds or  repurchase  agreements  with banks or broker-dealers  or may hold cash or cash  equivalents  in such  amounts  as Tremont
Partners,  Inc., the Fund's  sub-adviser  (the  "Sub-Adviser"),  or Underlying Fund
Managers deem  appropriate  under the  circumstances.  The Fund or Underlying Funds also may invest in these instruments for liquidity  purposes pending  allocation of
their  respective   offering  proceeds  and  other   circumstances.   Money  market
instruments  are  high  quality,   short-term   fixed-income   obligations,   which
generally  have  remaining  maturities  of one year or less,  and may include  U.S.
Government  Securities,  commercial  paper,  certificates  of deposit and  bankers'
acceptances  issued by domestic  branches of United  States  banks that are members of the Federal Deposit Insurance Corporation, and repurchase agreements.

REPURCHASE AGREEMENTS

      Repurchase  agreements  are  agreements  under which the Fund,  an Underlying
Fund or Segregated  Account  purchases  securities  from a bank that is a member of the Federal  Reserve System,  a foreign bank or a securities  dealer that agrees to repurchase  the  securities  from the  Company  at a higher  price on a  designated future  date.  If the seller  under a  repurchase  agreement  becomes  insolvent or otherwise  fails  to  repurchase  the  securities,  the  Fund,  Underlying  Fund or
Segregated  Account  would  have  the  right to sell the  securities.  This  right, however,  may be restricted,  or the value of the securities may decline before the securities can be  liquidated.  In the event of the  commencement  of bankruptcy or insolvency  proceedings  with  respect to the seller of the  securities  before the repurchase of the  securities  under a repurchase  agreement is  accomplished,  the
Fund,  Underlying  Fund or  Segregated  Account  might  encounter a delay and incur costs,  including a decline in the value of the  securities,  before  being able to sell the  securities.  Repurchase  agreements  that are  subject to foreign law may
not  enjoy  protections   comparable  to  those  provided  to  certain   repurchase
agreements  under U.S.  bankruptcy  law,  and they  therefore  may involve  greater risks.  The Fund has adopted  specific  policies  designed  to minimize  certain of the risks of loss from its use of repurchase agreements.

REVERSE REPURCHASE AGREEMENTS

      Reverse  repurchase  agreements  involve  the sale of a security to a bank or securities  dealer and the simultaneous  agreement to repurchase the security for a fixed  price,  reflecting  a market rate of  interest,  on a specific  date.  These transactions  involve  a  risk  that  the  other  party  to  a  reverse  repurchase agreement  will be unable or unwilling to complete the  transaction  as  scheduled, which may result in losses to an  Underlying  Fund or Segregated  Account.  Reverse
repurchase  agreements  are  a  form  of  leverage  which  also  may  increase  the volatility of an Underlying Fund's or Segregated Account's investment portfolio.

SPECIAL INVESTMENT TECHNIQUES

      Underlying  Funds  and  Segregated  Accounts  may use a  variety  of  special investment  techniques  as more fully  discussed  below to hedge a portion of their investment  portfolios  against  various  risks or  other  factors  that  generally
affect  the  values  of  securities.   They  may  also  use  these  techniques  for
non-hedging  purposes in pursuing their  investment  objectives.  These  techniques may involve the use of derivative  transactions.  The techniques  Underlying  Funds and  Segregated  Accounts  may employ may change over time as new  instruments  and techniques  are  introduced or as a result of regulatory  developments.  Certain of the special  investment  techniques  that Underlying  Funds or Segregated  Accounts may use are speculative and involve a high degree of risk,  particularly  when used for  non-hedging  purposes.  It is possible  that any hedging  transaction  may not perform as  anticipated  and that an  Underlying  Fund or  Segregated  Account  may suffer losses as a result of its hedging activities.

      DERIVATIVES.   Underlying  Funds  and  Segregated   Accounts  may  engage  in
transactions   involving   options,   futures   and  other   derivative   financial
instruments.  Derivatives  can be volatile  and involve  various  types and degrees of risk,  depending upon the  characteristics of the particular  derivative and the
portfolio  as  a  whole.   Derivatives   permit  Underlying  Funds  and  Segregated
Accounts to increase or decrease the level of risk,  or change the character of the risk,  to  which  their  portfolios  are  exposed  in much the same way as they can increase or decrease the level of risk,  or change the  character  of the risk,  of their portfolios by making investments in specific securities.

      Derivatives  may entail  investment  exposures  that are  greater  than their cost would suggest,  meaning that a small  investment in  derivatives  could have a
large   potential   impact  on  an  Underlying   Fund's  or  Segregated   Account's
performance.

      If an  Underlying  Fund or  Segregated  Account  invests  in  derivatives  at inopportune  times or judges market  conditions  incorrectly,  such investments may lower the  Underlying  Fund's or Segregated  Account's  return or result in a loss.
An  Underlying  Fund or  Segregated  Account  also could  experience  losses if its
derivatives  were  poorly  correlated  with  its  other  investments,   or  if  the
Underlying  Fund or  Segregated  Account  were  unable to  liquidate  its  position because of an illiquid  secondary  market.  The market for many  derivatives is, or suddenly  can become,  illiquid.  Changes in liquidity  may result in  significant, rapid and unpredictable changes in the prices for derivatives.

      OPTIONS AND FUTURES.  The  Underlying  Fund Managers may utilize  options and futures contracts.  Such transactions may be effected on securities  exchanges,  in the  over-the-counter  market,  or negotiated  directly with  counterparties.  When such  transactions  are  purchased  over-the-counter  or  negotiated  directly with counterparties,  an Underlying  Fund or Segregated  Account bears the risk that the counterparty  will be unable or  unwilling  to perform  its  obligations  under the option  contract.  Such  transactions  may also be illiquid and, in such cases,  an
Underlying   Fund   Manager  may  have   difficulty   closing  out  its   position.
Over-the-counter  options  purchased  and sold by Underlying  Funds and  Segregated
Accounts may include options on baskets of specific securities.

      The  Underlying  Fund  Managers may purchase call and put options on specific securities,  on  indices,  on  currencies  or on  futures,  and may  write and sell covered or  uncovered  call and put options for hedging  purposes  and  non-hedging purposes to pursue their  investment  objectives.  A put option gives the purchaser of the option the right to sell,  and obligates  the writer to buy, the  underlying security  at a stated  exercise  price at any time prior to the  expiration  of the option.  Similarly,  a call option  gives the  purchaser of the option the right to buy,  and  obligates  the  writer  to sell,  the  underlying  security  at a stated
exercise  price at any time prior to the  expiration of the option.  A covered call option is a call  option with  respect to which an  Underlying  Fund or  Segregated
Account  owns the  underlying  security.  The  sale of such an  option  exposes  an
Underlying  Fund or  Segregated  Account  during the term of the option to possible loss of opportunity to realize  appreciation  in the market price of the underlying security or to possible  continued  holding of a security that might otherwise have been sold to protect against  depreciation  in the market price of the security.  A covered  put  option  is a  put  option  with  respect  to  which  cash  or  liquid securities  have been placed in a  segregated  account on an  Underlying  Fund's or
Segregated  Account's  books.  The sale of such an option exposes the seller during the term of the  option  to a decline  in price of the  underlying  security  while also  depriving  the seller of the  opportunity  to invest the  segregated  assets.
Options sold by the Underlying  Funds need not be covered.  The Fund will segregate liquid assets to cover  positions that could be considered to potentially  leverage the Fund to the extent required by applicable laws and regulations.

      An  Underlying  Fund or  Segregated  Account  may close out a  position  when writing  options  by  purchasing  an  option  on the  same  security  with the same exercise  price and expiration  date as the option that it has  previously  written on the security.  The Underlying  Fund or Segregated  Account will realize a profit or loss if the amount paid to  purchase an option is less or more,  as the case may be, than the amount  received from the sale  thereof.  To close out a position as a purchaser of an option,  an  Underlying  Fund  Manager  would  ordinarily  effect a
similar  "closing  sale  transaction,"  which  involves   liquidating  position  by
selling the option  previously  purchased,  although  the  Underlying  Fund Manager could exercise the option should it deem it advantageous to do so.

      The use of  derivatives  that are  subject  to  regulation  by the  Commodity
Futures  Trading  Commission  (the  "CFTC")  by  Underlying  Funds  and  Segregated
Accounts could cause the Fund to be a commodity pool,  which would require the Fund to comply with  certain  rules of the CFTC.  However,  the Fund  intends to conduct its operations to avoid  regulation as a commodity  pool. If applicable  CFTC rules change, such conditions may be applied to the Fund's use of certain derivatives.

      Underlying  Funds and  Segregated  Accounts may enter into futures  contracts in U.S.  domestic  markets or on  exchanges  located  outside  the  United  States.
Foreign  markets may offer  advantages such as trading  opportunities  or arbitrage possibilities  not available in the United States.  Foreign markets,  however,  may have  greater risk  potential  than  domestic  markets.  For example,  some foreign exchanges are principal  markets so that no common clearing  facility exists and an investor  may  look  only  to  the  broker  for  performance  of the  contract.  In addition,  any profits  that might be realized in trading  could be  eliminated  by adverse  changes in the exchange  rate,  or a loss could be incurred as a result of those  changes.  Transactions  on foreign  exchanges  may include both  commodities which are traded on  domestic  exchanges  and those which are not.  Unlike  trading on domestic  commodity  exchanges,  trading on foreign  commodity  exchanges is not regulated by the CFTC.

      Engaging in these  transactions  involves risk of loss, which could adversely affect  the value of the  Fund's  net  assets.  No  assurance  can be given  that a liquid  market will exist for any  particular  futures  contract at any  particular time.  Many futures  exchanges and boards of trade limit the amount of  fluctuation permitted in futures  contract  prices during a single  trading day. Once the daily limit has been  reached in a  particular  contract,  no trades may be made that day at a price  beyond that limit or trading may be  suspended  for  specified  periods during  the  trading  day.  Futures  contract  prices  could  move to the limit for several  consecutive  trading  days with little or no trading,  thereby  preventing prompt  liquidation of futures  positions and potentially  subjecting an Underlying
Fund or Segregated Account to substantial losses.

      Successful  use of futures also is subject to an  Underlying  Fund  Manager's ability to correctly  predict  movements in the  direction of the relevant  market, and,  to the extent  the  transaction  is entered  into for  hedging  purposes,  to ascertain the  appropriate  correlation  between the  transaction  being hedged and the price movements of the futures contract.

      Some or all of the  Underlying  Fund  Managers  may  purchase  and sell stock index  futures  contracts for an Underlying  Fund or  Segregated  Account.  A stock index future  obligates an Underlying Fund or Segregated  Account to pay or receive an  amount  of cash  equal  to a  fixed  dollar  amount  specified  in the  futures contract  multiplied  by  the  difference  between  the  settlement  price  of  the contract  on the  contract's  last  trading day and the value of the index based on the stock prices of the  securities  that  comprise it at the opening of trading in those securities on the next business day.

      Some or all of the  Underlying  Fund  Managers may purchase and sell interest rate futures  contracts for an Underlying Fund or Segregated  Account.  An interest rate future  obligates  represents an obligation to purchase or sell an amount of a specific debt security at a future date at a specific price.

      Some or all of the  Underlying  Fund  Managers may purchase and sell currency futures.  A currency  future  creates an  obligation  to purchase or sell an amount of a specific currency at a future date at a specific price.

      OPTIONS ON SECURITIES  INDEXES.  Some or all of the Underlying  Fund Managers
may purchase and sell for the  Underlying  Funds and  Segregated  Accounts call and put options on stock indexes listed on national  securities  exchanges or traded in the  over-the-counter  market for  hedging  purposes  and  non-hedging  purposes to pursue their  investment  objectives.  A stock index fluctuates with changes in the market  values of the stocks  included in the index.  Accordingly,  successful  use by an  Underlying  Fund Manager of options on stock  indexes will be subject to the
Underlying Fund Manager's ability to predict  correctly  movements in the direction of the stock  market  generally  or of a  particular  industry  or market  segment.
This  requires  different  skills and  techniques  than  predicting  changes in the price of individual stocks.

      WARRANTS AND RIGHTS.  Warrants are derivative  instruments  that permit,  but do not  obligate,  the holder to subscribe  for other  securities  or  commodities.
Rights are  similar to  warrants,  but  normally  have a shorter  duration  and are offered or distributed  to  shareholders  of a company.  Warrants and rights do not carry  with them the  right to  dividends  or voting  rights  with  respect  to the securities  that they  entitle the holder to  purchase,  and they do not  represent any rights in the assets of the  issuer.  As a result,  warrants  and rights may be considered  more  speculative  than certain other types of equity-like  securities.
In addition,  the values of warrants and rights do not necessarily  change with the values of the underlying  securities or commodities and these  instruments cease to have value if they are not exercised prior to their expiration dates.

      SWAP  AGREEMENTS.  The  Underlying  Fund  Managers  may  enter  into  equity, interest  rate,  index and currency  rate swap  agreements  on behalf of Underlying
Funds and Segregated  Accounts.  These  transactions are entered into in an attempt to obtain a particular  return when it is considered  desirable to do so,  possibly at a lower cost than if an  investment  was made directly in the asset that yielded
the  desired  return.   Swap  agreements  are  two-party   contracts  entered  into
primarily by  institutional  investors for periods ranging from a few weeks to more than a year.  In a standard  swap  transaction,  two parties  agree to exchange the returns (or  differentials  in rates of return)  earned or  realized on  particular predetermined  investments  or  instruments,  which may be adjusted for an interest factor.  The gross  returns to be exchanged  or  "swapped"  between the parties are generally  calculated  with respect to a "notional  amount," i.e., the return on or increase in value of a particular  dollar amount invested at a particular  interest
rate,  in  a  particular   foreign  currency,   or  in  a  "basket"  of  securities
representing a particular  index.  Forms of swap agreements  include  interest rate caps,  under which,  in return for a premium,  one party agrees to make payments to the other to the extent  interest rates exceed a specified rate or "cap";  interest rate  floors,  under  which,  in return  for a  premium,  one party  agrees to make payments to the other to the extent  interest  rates fall below a  specified  level or  "floor";  and  interest  rate  collars,  under  which a  party  sells a cap and purchases a floor or vice versa in an attempt to protect  itself  against  interest rate movements exceeding given minimum or maximum levels.

      Most  swap  agreements  entered  into by an  Underlying  Fund  or  Segregated
Account  would require the  calculation  of the  obligations  of the parties to the agreements  on a "net basis."  Consequently,  an  Underlying  Fund's or  Segregated
Account's  current  obligations  (or rights) under a swap agreement  generally will be equal only to the net amount to be paid or received  under the  agreement  based on the relative  values of the positions  held by each party to the agreement  (the
"net  amount").  The risk of loss  with  respect  to swaps  is  limited  to the net amount of interest  payments  that a party is  contractually  obligated to make. If the other party to a swap defaults,  an Underlying  Fund's or Segregated  Account's risk of loss  consists  of the net  amount of  payments  that it  contractually  is entitled to receive.

      To achieve  investment  returns equivalent to those achieved by an Underlying
Fund  Manager in whose  investment  vehicles  the Fund  could not invest  directly, perhaps  because  of its  investment  minimum  or  its  unavailability  for  direct investment,  the Fund may  enter  into  swap  agreements  under  which the Fund may agree, on a net basis,  to pay a return based on a floating  interest rate, such as the London  Interbank  Offered Rate  ("LIBOR"),  and to receive the total return of the reference  investment  vehicle over a stated time period.  The Fund may seek to achieve  the  same  investment  result  through  the use of  other  derivatives  in similar  circumstances.  The federal  income tax treatment of swap  agreements  and other  derivatives  used  in the  above  manner  is  unclear.  The  Fund  does  not currently intend to use swaps or other derivatives in this manner.

LENDING PORTFOLIO SECURITIES

      An  Underlying  Fund or  Segregated  Account  may  lend  securities  from its portfolio to brokers,  dealers and other financial  institutions  needing to borrow securities to complete  certain  transactions.  The  Underlying  Fund or Segregated
Account  continues  to be entitled to  payments in amounts  equal to the  interest, dividends or other  distributions  payable on the loaned  securities  which affords the  Underlying  Fund or Segregated  Account an opportunity to earn interest on the amount of the loan and on the loaned  securities'  collateral.  An Underlying  Fund or Segregated  Account generally will receive  collateral  consisting of cash, U.S.
Government  Securities  or  irrevocable  letters of credit which will be maintained at all times in an amount  equal to at least 100% of the  current  market  value of
the  loaned   securities.   The  Underlying   Fund  or  Segregated   Account  might
experience  risk  of  loss  if the  institution  with  which  it has  engaged  in a portfolio  loan  transaction  breaches its agreement  with the  Underlying  Fund or
Segregated Account.

WHEN-ISSUED, DELAYED DELIVERY AND FORWARD COMMITMENT SECURITIES

      To reduce the risk of changes in  securities  prices and interest  rates,  an
Underlying  Fund  or  Segregated  Account  may  purchase  securities  on a  forward commitment,  when-issued  or delayed  delivery  basis,  which  means  delivery  and payment  take  place  a  number  of  days  after  the  date  of the  commitment  to purchase.  The payment  obligation  and the interest rate  receivable  with respect to such purchases are fixed when the Underlying  Fund or Segregated  Account enters into the commitment,  but the Underlying  Fund or Segregated  Account does not make payment  until it receives  delivery  from the  counterparty.  After an  Underlying
Fund or  Segregated  Account  commits  to  purchase  such  securities,  but  before delivery and settlement, it may sell the securities if it is deemed advisable.

      Securities  purchased  on a forward  commitment  or  when-issued  or  delayed delivery  basis are  subject to changes in value,  generally  changing  in the same
way,  i.e.,   appreciating  when  interest  rates  decline  and  depreciating  when interest  rates rise,  based upon the public's  perception of the  creditworthiness of the issuer and changes,  real or  anticipated,  in the level of interest  rates.
Securities  so purchased may expose an  Underlying  Fund or  Segregated  Account to risks  because  they  may  experience  such  fluctuations  prior  to  their  actual delivery.  Purchasing  securities on a when-issued  or delayed  delivery  basis can involve  the  additional  risk  that the yield  available  in the  market  when the delivery takes place  actually may be higher than that obtained in the  transaction itself.  Purchasing  securities  on a forward  commitment,  when-issued  or delayed delivery  basis when an Underlying  Fund or  Segregated  Account is fully or almost fully  invested  results in a form of leverage and may result in greater  potential fluctuation  in the value of the net  assets of an  Underlying  Fund or  Segregated
Account.  In addition,  there is a risk that securities  purchased on a when-issued or  delayed  delivery  basis  may  not be  delivered  and  that  the  purchaser  of securities  sold by an  Underlying  Fund or  Segregated  Account on a forward basis will not honor its  purchase  obligation.  In such cases,  the  Underlying  Fund or
Segregated Account may incur a loss.

PASSIVE FOREIGN INVESTMENT COMPANY

      If the Fund  purchases  shares in a passive  foreign  investment  company  (a
"PFIC"),  the Fund may be  subject to U.S.  Federal  income tax on a portion of any
"excess  distribution"  or gain from the  disposition  of such  Shares even if such income  is  distributed  as a  taxable  dividend  by the Fund to its  Shareholders.
Additional  charges  in the  nature  of  interest  may be  imposed  on the  Fund in respect of deferred  taxes arising from such  distributions  or gains.  If the Fund were to  invest  in a PFIC and  elect to treat  the PFIC as a  "qualified  electing fund"  under  the Code (a  "QEF"),  the  Fund  would  be  required,  in lieu of the foregoing  requirements,  to include in income each year a portion of the  ordinary earnings  and net capital  gain of the QEF,  even if not  distributed  to the Fund.
The Fund may not be able to make this  election  with respect to many PFICs because of certain  requirements that the PFICs would have to qualify.  Alternatively,  the
Fund could elect to  mark-to-market  at the end of each  taxable year its shares in a PFIC. In this case, the Fund would  recognize as ordinary  income any increase in the value of such Shares,  and as ordinary loss any decrease in such value,  to the extent it did not exceed prior  increases in income.  Under  either  election,  the
Fund might be  required to  recognize  income in excess of its  distributions  from
PFICs and its proceeds from  dispositions  of PFIC stock during the applicable year and such income would  nevertheless be subject to the Distribution  Requirement and would be taken into  account for purposes of the 4% excise tax  (described  in "Tax
Aspects" below).

PORTFOLIO TURNOVER

"Portfolio  turnover"  describes  the rate at which the Fund  traded its  portfolio investments  during its last fiscal year.  For  example,  if a fund sold all of its portfolio  investments  during the year,  its  portfolio  turnover  rate would have been 100%.  The  Sub-Adviser  is not limited in the amount of portfolio  trading it may  conduct  on behalf of the Fund in seeking  to  achieve  the Fund's  investment objective  and will invest in and withdraw  from the  Underlying  Funds held in the
Fund's portfolio as it deems  appropriate.  The rate of portfolio turnover will not be treated as a limiting  or  relevant  factor  when  circumstances  exist that are considered by the Sub-Adviser to make portfolio changes advisable.

Although  the  Sub-Adviser   expects  that  many  of  the  Fund's   investments  in
Underlying  Funds will be  relatively  long term in nature,  it may make changes in the  Fund's  particular  portfolio  holdings  whenever  it is  considered  that  an
investment  no  longer  has  substantial   growth  potential  or  has  reached  its
anticipated  level  of  performance,  or  (especially  when  cash is not  otherwise
available)  that  another   investment   appears  to  have  a  relatively   greater
opportunity  for  capital  appreciation.  The  Sub-Adviser  may also make  strategy specific  reallocations to certain  Underlying Funds held in the Fund's  portfolio.
The  Sub-Adviser  may also make  general  portfolio  changes to increase the Fund's cash to position it in a defensive  posture.  The  Sub-Adviser  may make  portfolio changes  without regard to the length of time the Fund has held an  investment,  or whether a sale  results in profit or loss,  or  whether a  purchase  results in the reacquisition  of an  investment  which the Fund may have only recently  sold.  The portfolio  turnover  rate may vary  greatly  from  year to year as well as during a year  and may  also be  affected  by cash  requirements.  If the  Fund  repurchases large amounts of shares during  Repurchase  Offers, it may have to sell portions of its  securities  holdings  to raise cash to pay for those  repurchases.  That might may result in a higher than usual portfolio turnover rate.

The annual rate of the Fund's total  portfolio  turnover for the fiscal years ended
March 31, 2006 and March 31,  2005 was 39% and 66%  respectively.  The  increase in portfolio  turnover  for the fiscal  year ended 2005 was due to  strategy  specific reallocations,  and to  redemptions  from  Underlying  Funds  that the  Sub-Adviser believed to have a decreased return potential.

            REPURCHASES, MANDATORY REDEMPTIONS AND TRANSFERS OF SHARES
REPURCHASE OFFERS

      As discussed in the prospectus,  offers to repurchase  shares will be made by the Fund at such  times  and on such  terms as may be  determined  by the  Board of
Trustees of the Fund (the "Board"),  in its sole  discretion in accordance with the provisions of applicable  law. In  determining  whether the Fund should  repurchase shares from shareholders  pursuant to written tenders,  the Board will consider the recommendation  of  OppenheimerFunds,  Inc.,  the Fund's  investment  adviser  (the
"Adviser").  The Board  also  will  consider  various  factors,  including  but not limited to those listed in the prospectus, in making its determinations.

      The Board  will  cause  the Fund to make  offers to  repurchase  shares  from shareholders  pursuant to written  tenders only on terms it  determines  to be fair to the  Fund  and to all  shareholders.  When the  Board  determines  that the Fund will  repurchase  shares,  notice will be provided to each  shareholder  describing the terms  thereof,  and containing  information  shareholders  should  consider in
deciding   whether  and  how  to  participate  in  such   repurchase   opportunity.
Shareholders  who are deciding  whether to tender  shares  during the period that a repurchase  offer is open may  ascertain  an  estimated  net  asset  value of their
shares  from  the  Adviser   during  such  period.   If  a   repurchase   offer  is
oversubscribed  by  shareholders,  the Fund will repurchase only a pro rata portion of the shares tendered by each shareholder.

      As  discussed  in the  prospectus,  the Fund will  issue  notes to  tendering shareholders  in connection  with the repurchase of shares.  Upon its acceptance of tendered  shares  for  repurchase,  the Fund  will  maintain  daily on its  books a segregated  account  consisting  of (i)  cash,  (ii)  liquid  securities  or  (iii)
interests in  Underlying  Funds that the Fund has  requested  be withdrawn  (or any combination  of the  foregoing),  in an  amount  equal to the  aggregate  estimated unpaid  dollar  amount  of the  notes  issued  by the Fund in  connection  with the repurchase offer.

      Payment for  repurchased  shares may require the Fund to liquidate  portfolio holdings  earlier than the Sub-Adviser  would  otherwise  liquidate these holdings, potentially  resulting in losses,  and may increase the Fund's portfolio  turnover.
The  Sub-Adviser  intends to take  measures  (subject  to such  policies  as may be established  by the Board of  Trustees)  to attempt to avoid or minimize  potential losses and turnover resulting from the repurchase of shares.

MANDATORY REDEMPTIONS

      As noted in the  prospectus,  the Fund has the right to redeem  shares  under certain circumstances.  Such mandatory redemptions may be made if:

o     shares  have  been  transferred  or  shares  have  vested  in any  person  by operation  of law as the  result  of the  death,  dissolution, bankruptcy or incompetency of a shareholder;

o     ownership  of shares  will cause the Fund to be in  violation  of, or subject the Fund to additional  registration or regulation  under, the securities,  commodities  or  other  laws of the  U.S.  or any other relevant jurisdiction;

o     continued  ownership  of such  shares  may be  harmful  or  injurious  to the business  or  reputation  of the Fund or the  Adviser,  or may subject  the  Fund or any  shareholders  to an  undue  risk of adverse tax or other fiscal consequences;

o     any  of  the   representations  and  warranties  made  by  a  shareholder  in connection  with the  acquisition  of shares was not true when made or has ceased to be true; or

o     it would be in the best  interests  of the Fund to redeem  shares or  portion thereof.

TRANSFERS OF SHARES

      No  shareholder  will be  permitted  to  transfer  shares of the Fund  unless after such  transfer the value of the shares  remaining is at least equal to Fund's minimum investment requirement.

                    BOARD OF TRUSTEES AND OVERSIGHT COMMITTEES

Board of  Trustees  and  Oversight  Committees.  The Fund is governed by a Board of
Trustees,  which is responsible for protecting the interests of shareholders  under federal and Massachusetts  law. The Trustees meet periodically  throughout the year to oversee the Fund's  activities,  review its performance,  and review the actions of the Adviser and  Sub-Adviser.  Although the Fund will not  normally  hold annual meetings of its  shareholders,  it may hold shareholder  meetings from time to time on important  matters,  and shareholders have the right to call a meeting to remove a Trustee or to take other action described in the Fund's Declaration of Trust.

      The Board of  Trustees  has an Audit  Committee,  a  Regulatory  &  Oversight
Committee,  a  Governance  Committee  and a  Proxy  Committee.  Each  Committee  is
comprised   solely  of  Trustees  who  are  not  "interested   persons"  under  the
Investment  Company  Act (the  "Independent  Trustees").  The  members of the Audit
Committee  are Joel W. Motley  (Chairman),  Mary F. Miller,  Kenneth A. Randall and
Joseph M. Wikler.  The Audit  Committee  held 5 meetings  during the Fund's  fiscal
year  ended  March  31,  2006.  The  Audit  Committee   furnishes  the  Board  with
recommendations  regarding  the  selection  of the  Fund's  independent  registered public  accounting  firm (also referred to as the  "independent  Auditors").  Other main  functions of the Audit  Committee  outlined in the Audit  Committee  Charter, include,  but are not limited to:  (i) reviewing the scope and results of financial statement  audits  and the audit  fees  charged;  (ii) reviewing  reports  from the
Fund's  independent  Auditors regarding the Fund's internal  accounting  procedures
and  controls;   (iii) reviewing   reports  from  the  Adviser's   Internal   Audit
Department;  (iv) maintaining  a separate line of communication  between the Fund's independent Auditors and the Independent  Trustees;  (v) reviewing the independence of the Fund's independent  Auditors;  and  (vi) pre-approving  the provision of any audit or  non-audit  services by the Fund's  independent  Auditors,  including  tax services,  that are not  prohibited  by the  Sarbanes-Oxley  Act, to the Fund,  the
Adviser and certain affiliates of the Adviser.

      The  members of the  Regulatory  &  Oversight  Committee  are Robert G. Galli
(Chairman),  Matthew P. Fink,  Phillip A.  Griffiths,  Joel W.  Motley and Brian F.
Wruble.  The  Regulatory & Oversight  Committee  held 3 meetings  during the Fund's fiscal year ended March 31, 2006.  The Regulatory & Oversight  Committee  evaluates and  reports to the Board on the Fund's  contractual  arrangements,  including  the
Investment  Advisory and Distribution  Agreements,  Transfer Agency and Shareholder
Service Agreements and Custodian  Agreements as well as the policies and procedures adopted  by  the  Fund  to  comply  with  the  Investment  Company  Act  and  other applicable  law,  among  other  duties as set forth in the  Regulatory  & Oversight
Committee's Charter.

      The  members  of  the  Governance   Committee   are,   Phillip  A.  Griffiths
(Chairman),  Kenneth A. Randall,  Russell S.  Reynolds,  Jr. and Peter I. Wold. The
Governance  Committee  held 3 meetings  during the Fund's  fiscal  year ended March
31, 2006. The Governance  Committee reviews the Fund's governance  guidelines,  the adequacy of the Fund's  Codes of Ethics,  and develops  qualification  criteria for
Board  members  consistent  with the  Fund's  governance  guidelines,  among  other duties set forth in the Governance Committee's Charter.

      The  Governance   Committee's   functions  also  include  the  selection  and
nomination  of  Trustees,   including   Independent  Trustees  for  election.   The
Governance  Committee may, but need not, consider the advice and  recommendation of the Adviser and its  affiliates  in selecting  nominees.  The full Board elects new
Trustees except for those instances when a shareholder vote is required.

      To date,  the  Governance  Committee  has been able to identify  from its own resources an ample number of qualified candidates.  Nonetheless,  under the current policy of the Board,  if the Board  determines  that a vacancy  exists or is likely to exist on the Board,  the  Governance  Committee  will  consider  candidates  for
Board  membership  including  those  recommended  by the Fund's  shareholders.  The
Governance  Committee  will consider  nominees  recommended  by  Independent  Board members  or  recommended  by  any  other  Board  members  including  Board  members affiliated  with the Fund's  Adviser.  The  Governance  Committee  may,  upon Board approval,  retain  an  executive  search  firm to  assist  in  screening  potential candidates.  Upon  Board  approval,  the  Governance  Committee  may  also  use the services of legal,  financial,  or other external  counsel that it deems  necessary or desirable in the  screening  process.  Shareholders  wishing to submit a nominee for election to the Board may do so by mailing  their  submission to the offices of
OppenheimerFunds,  Inc.,  Two World  Financial  Center,  225 Liberty  Street,  11th
Floor,  New York,  New York  10281-1008,  to the attention of the Board of Trustees of OFI Tremont Market Neutral Hedge Fund, c/o the Secretary of the Fund.

      Submissions  should, at a minimum,  be accompanied by the following:  (1) the name,  address,  and business,  educational,  and/or other pertinent  background of the person being recommended;  (2) a statement  concerning whether the person is an
"interested  person"  as  defined  in the  Investment  Company  Act;  (3) any other information  that the Fund  would  be  required  to  include  in a proxy  statement concerning the person if he or she was  nominated;  and (4) the name and address of the person  submitting  the  recommendation  and, if that person is a  shareholder, the period for which that person held Fund  shares.  Shareholders  should note that a person  who  owns  securities  issued  by  Massachusetts  Mutual  Life  Insurance
Company  (the  parent  company  of the  Manager)  would be  deemed  an  "interested person" under the Investment Company Act. In addition,  certain other relationships with  Massachusetts  Mutual  Life  Insurance  Company  or  its  subsidiaries,  with registered  broker-dealers,  or with the Funds'  outside  legal counsel may cause a person to be deemed an "interested person."

      The Governance  Committee has not established  specific  qualifications  that it believes must be met by a trustee nominee.  In evaluating trustee nominees,  the
Governance  Committee  considers,  among other things, an individual's  background, skills,  and  experience;  whether  the  individual  is an  "interested  person" as defined in the Investment  Company Act; and whether the individual  would be deemed an "audit committee  financial expert" within the meaning of applicable  Securities and Exchange  Commission  ("SEC") rules.  The  Governance  Committee also considers whether the  individual's  background,  skills,  and experience will complement the background,  skills,  and experience of other  nominees and will  contribute to the
Board.  There are no differences  in the manner in which the  Governance  Committee evaluates  nominees for trustees  based on whether the nominee is  recommended by a shareholder.  Candidates are expected to provide a mix of  attributes,  experience,
perspective  and  skills   necessary  to  effectively   advance  the  interests  of
shareholders.

      The members of the Proxy Committee are Russell S. Reynolds,  Jr.  (Chairman),
Matthew P. Fink and Mary F. Miller.  The Proxy  Committee  held no meetings  during the Fund's  fiscal year ended March 31,  2006.  The Proxy  Committee  provides  the
Board with  recommendations  for the proxy voting of portfolio  securities  held by the Fund and monitors proxy voting by the Fund.

Trustees and Officers of the Fund.  Except for Mr. Murphy,  each of the Trustees is an Independent  Trustee.  All of the Trustees are also directors or trustees of the following Oppenheimer funds (referred to as "Board I Funds"):

Oppenheimer AMT-Free Municipals            Oppenheimer International Value Fund
                                           Oppenheimer   Limited  Term   California
Oppenheimer AMT-Free New York Municipals   Municipal Fund
Oppenheimer Balanced Fund                  Oppenheimer Money Market Fund, Inc.
Oppenheimer California Municipal Fund      Oppenheimer Multi-State Municipal Trust
Oppenheimer Capital Appreciation Fund      Oppenheimer Portfolio Series
Oppenheimer Developing Markets Fund        Oppenheimer Real Estate Fund
                                           Oppenheimer RochesterTM Arizona
Oppenheimer Discovery Fund                 Municipal Fund
                                           Oppenheimer     RochesterTM     Maryland
Oppenheimer Dividend Growth Fund           Municipal Fund
                                           Oppenheimer  RochesterTM   Massachusetts
Oppenheimer Emerging Growth Fund           Municipal Fund
                                           Oppenheimer     RochesterTM     Michigan
Oppenheimer Emerging Technologies Fund     Municipal Fund
                                           Oppenheimer  RochesterTM  North Carolina
Oppenheimer Enterprise Fund                Municipal Fund
                                           Oppenheimer  RochesterTM  Ohio Municipal
Oppenheimer Global Fund                    Fund
                                           Oppenheimer     RochesterTM     Virginia
Oppenheimer Global Opportunities Fund      Municipal Fund
Oppenheimer Gold & Special Minerals Fund   Oppenheimer Select Value Fund
Oppenheimer Growth Fund                    Oppenheimer Series Fund, Inc.
Oppenheimer International Diversified Fund OFI Tremont Core Strategies Hedge Fund
Oppenheimer International Growth Fund      OFI Tremont Market Neutral Hedge Fund
Oppenheimer  International  Large Cap Core Oppenheimer  Tremont Market Neutral Fund
Fund                                       LLC
Oppenheimer  International  Small  Company
Fund                                       Oppenheimer Tremont Opportunity Fund LLC
                                           Oppenheimer U.S. Government Trust

      In  addition  to being a Board  member to each of the Board I Funds,  Messrs.
Galli  and  Wruble  are  directors  or  trustees  of ten  other  portfolios  in the
OppenheimerFunds complex.

      Present or former  officers,  directors,  trustees and  employees  (and their immediate  family  members)  of the  Fund,  the  Adviser  and its  affiliates,  and retirement  plans  established  by  them  for  their  employees  are  permitted  to purchase  shares of the Fund and the  other  Oppenheimer  funds at net asset  value without sales  charge.  The sales charge on shares is waived for that group because of the reduced sales efforts realized by  OppenheimerFunds  Distributor,  Inc. (the
"Distributor").

      Messrs. Birney, Gillespie,  Murphy, Petersen,  Szilagyi, Vandehey, Wixted and
Zack and Mss.  Bloomberg  and Ives,  who are  officers  of the Fund,  hold the same offices  with  one or more of the  other  Board I Funds.  As of June  30,  2006 the
Trustees  and  officers of the Fund,  as a group,  owned of record or  beneficially less than 1% of any class of shares of the Fund.  The foregoing  statement does not reflect  ownership  of  shares  held of  record  by an  employee  benefit  plan for employees  of the  Adviser,  other than the shares  beneficially  owned  under that plan  by the  officers  of  the  Funds  listed  above.  In  addition,  none  of the
Independent  Trustees (nor any of their  immediate  family members) owns securities of either the Adviser,  the  Sub-Adviser or the Distributor of the Board I Funds or
of any entity  directly or  indirectly  controlling,  controlled by or under common control with the Adviser, Sub-Adviser or the Distributor.

      Biographical  Information.  The Trustees and officers,  their  positions with the Fund,  length of service in such  position(s)  and  principal  occupations  and business  affiliations  during  at least  the past  five  years  are  listed in the charts below. The charts also include  information about each Trustee's  beneficial share  ownership  in the Fund  and in all of the  registered  investment  companies that  the  Trustee  oversees  in  the  Oppenheimer  family  of  funds  ("Supervised
Funds").  The  address of each  Trustee in the chart  below is 6803 S.  Tucson Way,
Centennial,  Colorado  80112-3924.  Each Trustee serves for an indefinite  term, or until his or her resignation, retirement, death or removal.

-------------------------------------------------------------------------------------------
                                  Independent Directors
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
Name, Position(s)   Principal Occupation(s) During the Past 5     Dollar      Aggregate
                                                                             Dollar Range
                                                                 Range of     Of Shares
                                                                  Shares     Beneficially
Held with the       Years; Other Trusteeships/Directorships     Beneficially   Owned in
Fund, Length of     Held; Number of Portfolios in the Fund       Owned in     Supervised
Service, Age        Complex Currently Overseen                   the Fund       Funds
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
                                                                 As of December 31, 2005
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
Clayton K.          Director  of  American   Commercial   Lines None        Over $100,000
Yeutter, Chairman   (barge   company)   (since  January  2005);
of the Board of     Attorney  at  Hogan &  Hartson  (law  firm)
Directors since     (since  June  1993);  Director  of  Covanta
2005,               Holding  Corp.   (waste-to-energy  company)
Director since 2005 (since  2002);   Director  of  Weyerhaeuser
Age: 75             Corp.   (1999-April   2004);   Director  of
                    Caterpillar,   Inc.  (1993-December  2002);
                    Director  of  ConAgra  Foods   (1993-2001);
                    Director of Texas Instruments  (1993-2001);
                    Director  of FMC  Corporation  (1993-2001).
                    Oversees    38     portfolios     in    the
                    OppenheimerFunds complex.
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
Matthew P. Fink,    Trustee  of  the   Committee  for  Economic None        Over $100,000
Director since 2005 Development  (policy  research  foundation)
Age: 65             (since  2005);  Director  of ICI  Education
                    Foundation  (education  foundation)  (since
                    October 1991);  President of the Investment
                    Company   Institute   (trade   association)
                    (October  1991-June 2004);  Director of ICI
                    Mutual   Insurance    Company    (insurance
                    company)    (October    1991-June    2004).
                    Oversees    38     portfolios     in    the
                    OppenheimerFunds complex.
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
Robert G. Galli,    A director or trustee of other  Oppenheimer None        Over $100,000
Director since 2005 funds.   Oversees  48   portfolios  in  the
Age: 72             OppenheimerFunds complex.

-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
Phillip A.          Distinguished   Presidential   Fellow   for None        Over $100,000
Griffiths,          International   Affairs  (since  2002)  and
Director since 2005 Member   (since   1979)  of  the   National
Age: 67             Academy  of  Sciences;  Council  on Foreign
                    Relations  (since  2002);  Director  of GSI
                    Lumonics Inc.  (precision medical equipment
                    supplier)  (since 2001);  Senior Advisor of
                    The  Andrew  W.  Mellon  Foundation  (since
                    2001);  Chair of Science  Initiative  Group
                    (since   1999);   Member  of  the  American
                    Philosophical    Society    (since   1996);
                    Trustee of Woodward  Academy  (since 1983);
                    Foreign  Associate  of Third World  Academy
                    of Sciences;  Director of the Institute for
                    Advanced  Study  (1991-2004);  Director  of
                    Bankers   Trust   New   York    Corporation
                    (1994-1999);  Provost  at  Duke  University
                    (1983-1991).  Oversees 38 portfolios in the
                    OppenheimerFunds complex.
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
Mary F. Miller,     Trustee of the American Symphony  Orchestra None        Over $100,000
Director since 2005 (not-for-profit)  (since October 1998); and
Age: 63             Senior Vice  President and General  Auditor
                    of  American  Express  Company   (financial
                    services   company)   (July   1998-February
                    2003).   Oversees  38   portfolios  in  the
                    OppenheimerFunds complex.
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
Joel W. Motley,     Director  of  Columbia   Equity   Financial None        Over $100,000
Director since 2005 Corp.  (privately-held  financial  adviser)
Age: 54             (since 2002);  Managing Director of Carmona
                    Motley,  Inc.   (privately-held   financial
                    adviser)  (since  January  2002);  Managing
                    Director  of Carmona  Motley  Hoffman  Inc.
                    (privately-held      financial     adviser)
                    (January  1998-December  2001);  Member  of
                    the  Finance  and Budget  Committee  of the
                    Council   on   Foreign    Relations,    the
                    Investment   Committee  of  the   Episcopal
                    Church   of   America,    the    Investment
                    Committee  and Board of Human  Rights Watch
                    and the  Investment  Committee  of Historic
                    Hudson  Valley.  Oversees 38  portfolios in
                    the OppenheimerFunds complex.
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
Kenneth A.          Director   of  Dominion   Resources,   Inc. None        Over $100,000
Randall,            (electric    utility    holding    company)
Director since 2005 (February    1972-October   2005);   Former
Age: 79             Director  of  Prime  Retail,   Inc.   (real
                    estate investment  trust),  Dominion Energy
                    Inc.   (electric   power   and  oil  &  gas
                    producer),   Lumberman's   Mutual  Casualty
                    Company,   American   Motorists   Insurance
                    Company and American  Manufacturers  Mutual
                    Insurance  Company;  Former  President  and
                    Chief  Executive  Officer of The Conference
                    Board,  Inc.  (international  economic  and
                    business research).  Oversees 38 portfolios
                    in the OppenheimerFunds complex.
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
Russell S.          Chairman of The Directorship  Search Group, None        Over $100,000
Reynolds, Jr.,      Inc. (corporate  governance  consulting and
Director since 2005 executive  recruiting)  (since 1993);  Life
Age: 74             Trustee of International  House (non-profit
                    educational     organization);     Founder,
                    Chairman  and Chief  Executive  Officer  of
                    Russell    Reynolds    Associates,     Inc.
                    (1969-1993);  Banker  at J.P.  Morgan & Co.
                    (1958-1966);    1st   Lt.   Strategic   Air
                    Command,   U.S.   Air  Force   (1954-1958).
                    Oversees    38     portfolios     in    the
                    OppenheimerFunds complex.
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
Joseph M. Wikler,   Director of the  following  medical  device None        Over $100,000
Director since 2002 companies:   Medintec   (since   1992)  and
Age: 65             Cathco  (since  1996);  Director  of  Lakes
                    Environmental   Association  (since  1996);
                    Member of the  Investment  Committee of the
                    Associated  Jewish  Charities  of Baltimore
                    (since 1994);  Director of  Fortis/Hartford
                    mutual    funds    (1994-December    2001).
                    Oversees    38     portfolios     in    the
                    OppenheimerFunds complex.
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
Peter I. Wold,      President  of  Wold  Oil  Properties,  Inc. None        Over $100,000
Director since 2002 (oil  and gas  exploration  and  production
Age: 58             company)  (since  1994);   Vice  President,
                    Secretary   and  Treasurer  of  Wold  Trona
                    Company,  Inc.  (soda  ash  processing  and
                    production)  (since 1996);  Vice  President
                    of Wold Talc  Company,  Inc.  (talc mining)
                    (since    1999);    Managing    Member   of
                    Hole-in-the-Wall  Ranch  (cattle  ranching)
                    (since 1979);  Director and Chairman of the
                    Denver  Branch of the Federal  Reserve Bank
                    of Kansas City  (1993-1999);  and  Director
                    of    PacifiCorp.     (electric    utility)
                    (1995-1999).  Oversees 38 portfolios in the
                    OppenheimerFunds complex.
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
Brian F. Wruble,    General Partner of Odyssey  Partners,  L.P. None        Over $100,000
Director since 2005 (hedge   fund)  (since   September   1995);
Age: 63             Director  of  Special  Value  Opportunities
                    Fund, LLC (registered  investment  company)
                    (since  September  2004);  Member of Zurich
                    Financial    Investment    Advisory   Board
                    (insurance)  (since October 2004); Board of
                    Governing    Trustees    of   The   Jackson
                    Laboratory   (non-profit)   (since   August
                    1990);   Trustee  of  the   Institute   for
                    Advanced  Study   (non-profit   educational
                    institute)   (since  May   1992);   Special
                    Limited   Partner  of  Odyssey   Investment
                    Partners,  LLC (private equity  investment)
                    (January  1999-September  2004); Trustee of
                    Research  Foundation  of  AIMR  (2000-2002)
                    (investment     research,      non-profit);
                    Governor,  Jerome Levy Economics  Institute
                    of  Bard  College  (August   1990-September
                    2001)  (economics  research);  Director  of
                    Ray  &  Berendtson,  Inc.  (May  2000-April
                    2002) (executive search firm).  Oversees 48
                    portfolios in the OppenheimerFunds complex.
-------------------------------------------------------------------------------------------

      Mr.  Murphy is an  "Interested  Trustee"  because he is  affiliated  with the
Adviser by virtue of his  positions as an officer and director of the Adviser,  and as a  shareholder  of its parent  company.  The address of Mr.  Murphy is Two World
Financial  Center,  225 Liberty Street,  11th Floor, New York, New York 10281-1008.
Mr. Murphy serves as a Trustee for an  indefinite  term, or until his  resignation, retirement,  death or removal and as an officer for an  indefinite  term,  or until his resignation, retirement, death or removal.

-------------------------------------------------------------------------------------------
                             Interested Director and Officer
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
Name, Position(s)  Principal Occupation(s) During the Past 5      Dollar      Aggregate
                                                                             Dollar Range
                                                                 Range of     Of Shares
                                                                  Shares     Beneficially
Held with Fund,    Years; Other Trusteeships/Directorships      Beneficially   Owned in
Length of          Held; Number of Portfolios in the Fund        Owned in     Supervised
Service, Age       Complex Currently Overseen                    the Fund       Funds
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
                                                                 As of December 31, 2005
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
John V. Murphy,    Chairman,   Chief   Executive   Officer  and None        Over $100,000
President,         Director  (since  June  2001) and  President
Principal          (since   September  2000)  of  the  Adviser;
Executive Officer  President  and  a  director  or  trustee  of
and Director       other  Oppenheimer   funds;   President  and
since 2002         Director of  Oppenheimer  Acquisition  Corp.
Age: 56            ("OAC")  (the   Adviser's   parent   holding
                   company)  and  of  Oppenheimer   Partnership
                   Holdings,  Inc. (holding company  subsidiary
                   of the Adviser) (since July 2001);  Director
                   of   OppenheimerFunds    Distributor,   Inc.
                   (subsidiary of the Adviser)  (since November
                   2001);  Chairman and Director of Shareholder
                   Services,  Inc. and of Shareholder Financial
                   Services,  Inc. (transfer agent subsidiaries
                   of   the   Adviser)   (since   July   2001);
                   President  and Director of  OppenheimerFunds
                   Legacy  Program  (charitable  trust  program
                   established  by  the  Adviser)  (since  July
                   2001);  Director of the following investment
                   advisory  subsidiaries  of the Adviser:  OFI
                   Institutional   Asset   Management,    Inc.,
                   Centennial  Asset  Management   Corporation,
                   Trinity  Investment  Management  Corporation
                   and Tremont Capital Management,  Inc. (since
                   November    2001),     HarbourView     Asset
                   Management   Corporation   and  OFI  Private
                   Investments,   Inc.   (since   July   2001);
                   President   (since  November  1,  2001)  and
                   Director  (since  July 2001) of  Oppenheimer
                   Real Asset Management,  Inc.; Executive Vice
                   President  of   Massachusetts   Mutual  Life
                   Insurance  Company  (OAC's  parent  company)
                   (since  February  1997);   Director  of  DLB
                   Acquisition   Corporation  (holding  company
                   parent of  Babson  Capital  Management  LLC)
                   (since June 1995);  Member of the Investment
                   Company   Institute's   Board  of  Governors
                   (since  October 3,  2003);  Chief  Operating
                   Officer of the Adviser (September  2000-June
                   2001);  President  and Trustee of MML Series
                   Investment Fund and MassMutual  Select Funds
                   (open-end  investment  companies)  (November
                   1999-November  2001);  Director of C.M. Life
                   Insurance  Company  (September   1999-August
                   2000);  President,  Chief Executive  Officer
                   and   Director   of  MML  Bay   State   Life
                   Insurance  Company  (September   1999-August
                   2000);  Director of Emerald Isle Bancorp and
                   Hibernia    Savings    Bank    (wholly-owned
                   subsidiary  of Emerald Isle  Bancorp)  (June
                   1989-June  1998).  Oversees 86 portfolios in
                   the OppenheimerFunds complex.
-------------------------------------------------------------------------------------------

      The  addresses  of the  officers  in the  chart  below  are as  follows:  for
Messrs. Birney,  Gillespie and Zack and Ms. Bloomberg,  Two World Financial Center,
225  Liberty  Street,  New  York,  New  York  10281-1008,   for  Messrs.  Petersen,
Szilagyi,  Vandehey,  and Wixted and Ms.  Ives,  6803 S.  Tucson  Way,  Centennial,
Colorado  80112-3924.  Each officer  serves for an indefinite  term or until his or her resignation, retirement, death or removal.

--------------------------------------------------------------------------------------
                             Other Officers of the Fund
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
Name, Position(s) Held  Principal Occupation(s) During Past 5 Years
with Fund, Length of
Service, Age
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
Timothy J. Birney,      Vice President of the Sub-Adviser  since January 2005 and was
Vice    President   and Investment  Management  Associate for Tremont Capital,  Inc.,
Portfolio       Manager the parent company of the Sub-Adviser,  from November 2003 to
since 2005              January  2005.  From  May 2002  through  November  2003,  Mr.
Age: 38                 Birney   served   as  Vice   President   at  Asset   Alliance
                        Corporation.  From March 1998  through May 2002,  Mr.  Birney served as Vice  President and Research  Portfolio  Manager of
                        Alternative   Asset   Management  at  Nikko   Securities  Co.
                        International,  Inc.  An  officer  of  4  portfolios  in  the
                        OppenheimerFunds complex.
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
Mark S. Vandehey,       Senior Vice  President  and Chief  Compliance  Officer of the
Vice President and      Adviser    (since    March   2004);    Vice    President   of
Chief Compliance        OppenheimerFunds   Distributor,    Inc.,   Centennial   Asset
Officer since 2004      Management Corporation and Shareholder Services,  Inc. (since
Age: 55                 June 1983).  Former Vice  President  and Director of Internal
                        Audit of the Adviser  (1997-February  2004). An officer of 86 portfolios in the OppenheimerFunds complex.
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
Brian W. Wixted,        Senior Vice  President  and  Treasurer of the Adviser  (since
Treasurer and           March 1999);  Treasurer of the following:  HarbourView  Asset
Principal Financial     Management   Corporation,   Shareholder  Financial  Services,
Accounting Officer      Inc.,  Shareholder  Services,  Inc.,  Oppenheimer  Real Asset
since 2002              Management    Corporation,    and   Oppenheimer   Partnership
Age: 46                 Holdings,  Inc. (since March 1999), OFI Private  Investments,
                        Inc. (since March 2000), OppenheimerFunds  International Ltd.
                        (since May 2000),  OppenheimerFunds plc (since May 2000), OFI
                        Institutional  Asset Management,  Inc. (since November 2000),
                        and   OppenheimerFunds   Legacy  Program   (charitable  trust
                        program  established  by  the  Adviser)  (since  June  2003);
                        Treasurer  and Chief  Financial  Officer of OFI Trust Company
                        (trust company  subsidiary of the Adviser)  (since May 2000);
                        Assistant  Treasurer  of  the  following:  OAC  (since  March
                        1999),Centennial    Asset   Management   Corporation   (March
                        1999-October  2003)  and   OppenheimerFunds   Legacy  Program
                        (April  2000-June   2003);   Principal  and  Chief  Operating
                        Officer  of  Bankers  Trust   Company-Mutual   Fund  Services
                        Division   (March   1995-March   1999).   An  officer  of  86
                        portfolios in the OppenheimerFunds complex.
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
Brian Petersen,         Assistant  Vice President of the Adviser (since August 2002);
Assistant Treasurer     Manager/Financial   Product   Accounting   of   the   Adviser
since 2004              (November  1998-July  2002).  An officer of 86  portfolios in
Age: 35                 the OppenheimerFunds complex.
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
Brian C. Szilagyi,      Assistant  Vice  President of the Adviser  (since July 2004);
Assistant Treasurer     Director of Financial  Reporting and Compliance of First Data
since 2005              Corporation (April 2003-July 2004);  Manager of Compliance of
Age: 36                 Berger  Financial Group LLC (May 2001-March  2003);  Director
                        of Mutual Fund  Operations  at American Data  Services,  Inc.
                        (September  2000-May  2001).  An officer of 86  portfolios in the OppenheimerFunds complex.
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
Robert G. Zack,         Executive  Vice  President  (since  January 2004) and General
Secretary since 2002    Counsel  (since March 2002) of the Adviser;  General  Counsel
Age: 57                 and  Director  of  the  Distributor  (since  December  2001);
                        General Counsel of Centennial  Asset  Management  Corporation
                        (since  December  2001);  Senior Vice  President  and General
                        Counsel of HarbourView  Asset Management  Corporation  (since
                        December  2001);  Secretary and General Counsel of OAC (since
                        November 2001);  Assistant  Secretary  (since September 1997)
                        and  Director  (since  November  2001)  of   OppenheimerFunds
                        International Ltd. and  OppenheimerFunds  plc; Vice President
                        and  Director  of  Oppenheimer   Partnership  Holdings,  Inc.
                        (since  December  2002);  Director of Oppenheimer  Real Asset
                        Management,   Inc.  (since   November   2001);   Senior  Vice
                        President,   General  Counsel  and  Director  of  Shareholder
                        Financial  Services,  Inc.  and  Shareholder  Services,  Inc.
                        (since  December  2001);   Senior  Vice  President,   General
                        Counsel and  Director of OFI Private  Investments,  Inc.  and
                        OFI Trust Company (since  November  2001);  Vice President of
                        OppenheimerFunds  Legacy  Program  (since June 2003);  Senior
                        Vice  President  and  General  Counsel  of OFI  Institutional
                        Asset  Management,  Inc. (since  November 2001);  Director of
                        OppenheimerFunds   (Asia)  Limited  (since   December  2003);
                        Senior  Vice  President  (May  1985-December   2003),  Acting
                        General Counsel (November  2001-February  2002) and Associate
                        General  Counsel  (May  1981-October  2001)  of the  Adviser;
                        Assistant Secretary of the following:  Shareholder  Services,
                        Inc.  (May   1985-November   2001),   Shareholder   Financial
                        Services,    Inc.   (November    1989-November   2001),   and
                        OppenheimerFunds  International Ltd. (September 1997-November
                        2001).  An officer of 86 portfolios  in the  OppenheimerFunds complex.
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
Kathleen T. Ives,       Vice  President  (since  June  1998) and Senior  Counsel  and
Assistant Secretary     Assistant  Secretary  (since  October  2003) of the  Adviser;
since 2002              Vice President  (since 1999) and Assistant  Secretary  (since
Age: 40                 October  2003) of the  Distributor;  Assistant  Secretary  of
                        Centennial  Asset  Management   Corporation   (since  October
                        2003); Vice President and Assistant  Secretary of Shareholder
                        Services,   Inc.   (since  1999);   Assistant   Secretary  of
                        OppenheimerFunds  Legacy  Program and  Shareholder  Financial
                        Services,  Inc. (since December 2001);  Assistant  Counsel of the  Adviser  (August  1994-October  2003).  An officer of 86 portfolios in the OppenheimerFunds complex.
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
Lisa I. Bloomberg,      Vice  President and Associate  Counsel of the Adviser  (since
Assistant Secretary     May 2004);  First Vice  President  (April  2001-April  2004),
since 2004              Associate   General  Counsel   (December   2000-April  2004),
Age: 38                 Corporate Vice President (May 1999-April  2001) and Assistant
                        General  Counsel (May  1999-December  2000) of UBS  Financial
                        Services  Inc.  (formerly,   PaineWebber  Incorporated).   An
                        officer of 86 portfolios in the OppenheimerFunds complex.
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
Phillip S. Gillespie,   Senior  Vice  President  and  Deputy  General  Counsel of the
Assistant Secretary     Adviser  (since  September  2004);  Mr.  Gillespie  held  the
since 2004              following  positions at Merrill Lynch Investment  Management:
Age: 42                 First  Vice   President   (2001-September   2004);   Director
                        (2000-September  2004)  and Vice  President  (1998-2000).  An
                        officer of 86 portfolios in the OppenheimerFunds complex.
--------------------------------------------------------------------------------------

|X|   Remuneration  of the Officers and Trustees.  The officers and the  interested
Trustee of the Fund,  who are  affiliated  with the  Adviser,  receive no salary or fee from the Fund. The  Independent  Trustees'  compensation  from the Fund,  shown below,  is for  serving as a Trustee  and member of a  committee  (if  applicable),
with  respect  to  the  Fund's  fiscal  year  ended  March  31,  2006.   The  total
compensation  from the Fund and fund  complex  represents  compensation,  including accrued  retirement  benefits,  for  serving as a Trustee and member of a committee
(if  applicable) of the Boards of the Fund and other funds in the  OppenheimerFunds complex during the calendar year ended December 31, 2005.

--------------------------------------------------------------------------------------
Name and Other Fund      Aggregate                     Estimated          Total
                                       Retirement
                                        Benefits
                       Compensation    Accrued as       Annual        Compensation
Position(s) (as          From the     Part of Fund   Benefits Upon    From the Fund
applicable)               Fund(1)       Expenses     Retirement(2)  and Fund Complex
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
                       Fiscal year ended March 31,                     Year ended
                                   2006                             December 31, 2005
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
Clayton K. Yeutter        $122(3)         $241          $86,171         $173,700
Chairman of the Board
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
Ronald J. Abdow((9))   $3,786((20))       None           None        $137,500((10))
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
Matthew P. Fink             $79           $21           $2,641           $61,936
Proxy Committee
Member and Regulatory
& Oversight Committee
Member
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
Robert G. Galli             $91           $238        $100,824(4)      $264,812(5)
Regulatory &
Oversight Committee
Chairman
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
Phillip A. Griffiths      $106(6)         $154          $34,972         $150,760
Governance Committee
Chairman and
Regulatory &
Oversight Committee
Member
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
Mary F. Miller
Audit Committee
Member and Proxy            $75           $41           $7,128          $103,254
Committee Member
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
Joel W. Motley            $106(7)         $84           $23,945         $150,760
Audit Committee
Chairman and
Regulatory &
Oversight Committee
Member
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
Kenneth A. Randall          $94         None(8)         $85,944         $134,080
Audit Committee
Member and Governance
Committee Member
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
Russell S. Reynolds,        $77           $181          $66,602         $108,593
Jr.
Proxy Committee
Chairman and
Governance Committee
Member
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
Eustis Walcott((9))    $3,414(2(1))       None           None          $50,500(11)
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
Joseph M.              $1,432(1(3))       $152           None         $60,386(1(4))
Wikler(1(2))(1(9))
Audit Committee Member
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
Peter I.
Wold(1(2))(1(9))
Governance Committee      $1,432          $90            None         $60,386(1(5))
Member
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
Brian F. Wruble(1(6))       $70           $22        $31,332(1(7))   $159,354(1(8))
Regulatory &
Oversight Committee
Member
--------------------------------------------------------------------------------------
1.    "Aggregate   Compensation   From  the  Fund"   includes   fees  and  deferred
   compensation, if any.
2.    "Estimated  Annual  Benefits  Upon  Retirement"  is based on a straight  life payment  plan  election  with the  assumption  that a Trustee will retire at the age of 75 and is  eligible  (after 7 years of  service)  to  receive  retirement plan  benefits  with respect to certain  Board I Funds as described  below under
   "Retirement Plan for Trustees."
3.    Includes $30 deferred by Mr. Yeutter under the "Deferred  Compensation  Plan"
   described below.
4.    Includes  $45,840  estimated  benefits to be paid to Mr. Galli for serving as a director or trustee of 10 other Oppenheimer funds that are not Board I Funds.
5.    Includes  $135,500  paid to Mr. Galli for serving as a director or trustee of
   10 other Oppenheimer funds (at December 31, 2005) that are not Board I Funds.
6.    Includes $106  deferred by Mr.  Griffiths  under the  "Deferred  Compensation
   Plan" described below.
7.    Includes $42 deferred by Mr.  Motley under the "Deferred  Compensation  Plan"
   described below.
8.    Due to actuarial  considerations,  no  additional  retirement  benefits  were accrued with respect to Mr. Randall.
9.    Mr.  Abdow and Mr.  Walcott  retired as Trustees of the Fund as of  September
   26, 2005.
10.   Includes $40,000  severance  payment and includes $81,500  compensation  paid to Mr.  Abdow for serving as a trustee  for two  open-end  investment  companies
   (MassMutual  Institutional  Funds and MML Series Investment Fund) the investment adviser for which is the  indirect  parent  company of the Fund's  Adviser.  The
   Adviser also serves as the  Sub-Advisor to the MassMutual  International  Equity
   Fund,  a series  of  MassMutual  Institutional  Funds.  In  accordance  with SEC regulations,  for purposes of this section  only,  "Fund  Complex"  includes the
   Oppenheimer  funds,  MassMutual  Institutional  Funds and MML Series  Investment
   Fund.  The Adviser  does not  consider  MassMutual  Institutional  Funds and MML
   Series  Investment  Fund to be part of the  OppenheimerFunds'  "Fund Complex" as that term may be otherwise interpreted.
11.   Includes severance payment of $36,000 to Mr. Walcott.
12.   Mr.  Wikler and Mr. Wold were  elected as Board  members of 23 of the Board I
   Funds as of  August 17,  2005.  They had  served  as Board  members  of 11 other
   Board I Funds prior to that date.
13.   Includes $38 deferred by Mr.  Wikler under the "Deferred  Compensation  Plan"
   described below.
14.   Includes  $23,500 paid to Mr.  Wikler for serving as a director or trustee of one other Oppenheimer fund (at December 31, 2005) that was not a Board I Fund.
15.   Includes  $23,500  paid to Mr.  Wold for  serving as a director or trustee of one other Oppenheimer fund (at December 31, 2005) that was not a Board I Fund.
16.   Mr.  Wruble was  appointed  as  Trustee  of the Board I Funds on October  10,
   2005.
17.   Estimated  benefits  to be paid to Mr.  Wruble for  serving as a director  or trustee of 10 other  Oppenheimer  funds that are not Board I Funds. Mr. Wruble's service as a director  or trustee of such funds will not be counted  towards the fulfillment  of his  eligibility  requirements  for  payments  under the Board I retirement plan, described below.
18.   Includes  $135,500  paid to Mr.  Wruble for  serving as a director or trustee of 10 other  Oppenheimer  funds  (at  December 31,  2005)  that are not  Board I
   Funds.
19.   Includes  $1,357 paid to Mr.  Wikler and Mr. Wold,  respectively  for serving as a  director  or trustee  of 10 other  Oppenheimer  funds that are not Board I funds.
20.   Retired  effective  9/26/05.  Includes $2,857  severance  payment for serving as a director of 14 other Oppenehimer funds that were formerly Board IV funds.
21.   Retired  effective  9/26/05.  Includes $2,571  severance  payment for serving as a director of 14 other Oppenehimer funds that were formerly Board IV funds.

|X|   Retirement  Plan for  Trustees.  The Board I Funds have  adopted a retirement plan that provides for payments to retired  Independent  Trustees.  Payments are up to 80% of the average  compensation  paid during a Trustee's  five years of service in which the highest  compensation  was received.  A Trustee must serve as director or trustee  for any of the Board I Funds for at least  seven  years to be  eligible for  retirement  plan  benefits and must serve for at least 15 years to be eligible for the maximum benefit.  The amount of retirement  benefits a Trustee will receive
depends   on  the  amount  of  the   Trustee's   compensation,   including   future
compensation and the length of his or her service on the Board.

      |X|   Deferred  Compensation  Plan.  The  Board of  Trustees  has  adopted  a
Deferred  Compensation Plan for Independent  Trustees that enables them to elect to defer  receipt of all or a portion of the annual fees they are  entitled to receive from  certain  Board I Funds.  Under  the  plan,  the  compensation  deferred  by a
Trustee is periodically  adjusted as though an equivalent  amount had been invested in shares of one or more  Oppenheimer  funds  selected by the  Trustee.  The amount paid to the  Trustee  under the plan will be  determined  based  upon the amount of compensation deferred and the performance of the selected funds.

      Deferral of the Trustees'  fees under the plan will not  materially  affect a
Fund's assets,  liabilities  or net income per share.  The plan will not obligate a fund to retain  the  services  of any  Trustee  or to pay any  particular  level of compensation  to any  Trustee.  Pursuant to an Order  issued by the SEC, a fund may invest in the funds  selected by the  Trustee  under the plan  without  shareholder approval  for the  limited  purpose  of  determining  the  value  of the  Trustee's deferred compensation account.

      The  Trustees  who  are  not   employees  of  the  Adviser,   including   its
affiliates,  are each paid an annual  retainer of $16,000  and per meeting  fees of
$500.  The  Chairman  of  the  Board  and  the  Audit  Committee  each  receive  an additional  fee of  $10,000  per year.  The  other  Trustees  receive  no annual or other  fees  from the  Fund.  All  Trustees  are  reimbursed  by the Fund for their reasonable  travel and  out-of-pocket  expenses.  The  Trustees  do not receive any pension or  retirement  benefits  from the Fund.  The  officers  of the Fund do not receive any additional compensation from the Fund.

      The  Trustees  serve  on the  Board  for  terms  of  indefinite  duration.  A
Trustee's  position  in that  capacity  will  terminate  if the Trustee is removed, resigns or is subject to various  disabling  events such as death or incapacity.  A
Trustee may resign upon 90 days' prior written  notice to the other  Trustees,  and may be removed  either by vote of  two-thirds  of the  Trustees  not subject to the removal vote or vote of the  shareholders  holding not less than  two-thirds of the total number of votes  eligible to be cast by all  shareholders.  The Trustees will render  assistance  to  shareholders  on the question of the removal of Trustees in the manner  required by Section 16(c) of the  Investment  Company Act. In the event of any vacancy in the  position of a Trustee,  the  remaining  Trustees may appoint
an  individual  to  serve  as  a  Trustee,   so  long  as  immediately  after  such
appointment  at least  two-thirds  of the  Trustees  then  serving  would have been elected by the  shareholders.  The Trustees may call a meeting of  shareholders  to fill any  vacancy  in the  position  of a  Trustee,  and must do so  within 60 days after any date on which  Trustees  who were  elected by the  shareholders  cease to constitute  a majority  of the  Trustees  then  serving.  If no Trustee  remains to manage the business of the Fund,  the Adviser may manage and control the Fund,  but must  convene a meeting of  shareholders  within 60 days for the  purpose of either electing new Trustees or dissolving the Fund.

                           INVESTMENT ADVISORY SERVICES
THE INVESTMENT ADVISER

      The Adviser  commenced  serving as the Fund's  investment  adviser on June 2,
2004,  subject  to  the  ultimate  supervision  of  and  subject  to  any  policies
established   by  the  Board.   Prior  to  that  time,  OFI   Institutional   Asset
Management,  Inc., a  wholly-owned  subsidiary of the Adviser  ("OFII"),  served as investment  adviser.  The  Adviser  is a  wholly-owned  subsidiary  of  Oppenheimer
Acquisition   Corporation,   which  in  turn  is  a   wholly-owned   subsidiary  of
Massachusetts Mutual Life Insurance Company ("MassMutual"),  a global,  diversified insurance and financial services organization.

      The Adviser is responsible for developing,  implementing  and supervising the
Fund's  investment  program  and  in  connection   therewith   regularly  providing
investment   advice  and   recommendations   to  the  Fund  with   respect  to  its
investments,  investment  policies and purchases  and sales of  securities  for the
Fund and  arranging  for the  purchase and sale of such  securities  pursuant to an investment  advisory  agreement  entered into between the Fund and the Adviser (the
"Advisory Agreement").

      The Adviser is  authorized,  subject to the approval of the Board,  to retain one of its  affiliates to provide any or all of the  investment  advisory  services required to be provided  to the Fund or to assist the  Adviser in  providing  these services.

      As  compensation  for services  required to be provided by the Adviser  under the  Advisory  Agreement,  the Fund pays the Adviser a monthly  fee (the  "Advisory
Fee")  computed at the annual rate of 1.25% of the aggregate  value of  outstanding shares  determined  as of the last day of the  month  (before  any  repurchases  of shares, as defined below).

      The  Advisory  Agreement  has an  initial  term of two years from the date of its  execution,  and may be  continued  in effect from year to year  thereafter  if such  continuance  is  approved  annually  by the Board or by vote of a majority of the outstanding  voting  securities of the Fund;  provided that in either event the continuance  is also  approved  by a majority of the  Independent  Trustees by vote cast in person at a meeting  called  for the  purpose  of voting on such  approval.
The Advisory  Agreement is terminable  without  penalty,  on 60 days' prior written notice:  by the Board; by vote of a majority of the outstanding  voting  securities of the Fund;  or by the  Adviser.  The Advisory  Agreement  also  provides  that it will terminate  automatically  in the event of its  "assignment," as defined by the
Investment Company Act and the rules thereunder.

      The Advisory Agreement  provides that in the absence of willful  misfeasance, bad  faith,  gross  negligence  in  the  performance  of  its  duties  or  reckless disregard of its obligations and duties under the Advisory  Agreement,  the Adviser is not liable for any loss the Fund  sustains for any  investment,  adoption of any investment  policy,  or  the  purchase,  sale  or  retention  of any  security.  In addition,  it  provides  that the  Adviser  may act as  investment  adviser for any other person,  firm or  corporation  and use the name  "Oppenheimer"  in connection with  other  investment  companies  for which it may act as  investment  adviser or general  distributor.  If the Adviser shall no longer act as investment  adviser of the  Fund,  the  Adviser  may  withdraw  the  right  of the  Fund to use  the  name
"Oppenheimer" as part of its name.

      The Adviser or its designee  maintains the Fund's  accounts,  books and other
documents   required  to  be  maintained  under  the  Investment   Company  Act  at
OppenheimerFunds,  Inc., Two World Financial Center,  225 Liberty Street, New York,
NY 10281-1008.

      For the fiscal  year ended  March 31,  2006,  the Fund paid  $878,915  to the
Adviser pursuant to the Investment Advisory  Agreement.  The Adviser pays a monthly fee to OFII out of its own  resources  in an amount  equal to 50% of the  amount of the advisory fee earned by the Adviser under the Investment  Advisory  Agreement in connection  with  providing  selling and  marketing  support to the Adviser and the
Fund.   For  the  fiscal  year  ended  March  31,  2006,   the  Adviser  paid  OFII
$439,457.50.  For the period June 2, 2004  through  March 31,  2005,  the Fund paid
$734,583  to  the  Adviser  pursuant  to the  Investment  Advisory  Agreement.  The
Adviser  assumed  management of the Fund from OFII  effective June 2, 2004. For the period  April 1, 2004,  OFII was paid  $246,562 and for the fiscal year ended March
31,  2004,  OFII was paid  $460,923.  During the fiscal year ended March 31,  2005, the  Adviser  and  OFII  had  agreed  to  voluntarily  waive  a  portion  of  their respective  advisory fees.  Effective  April 1, 2004,  OFII and as of June 2, 2004,
the Adviser had  voluntarily  undertaken to limit the Fund's total  expenses to not more than 1.50% of the average  monthly  net assets of the Fund.  The waiver may be amended or  withdrawn at any time without  notice to  shareholders.  Prior to April
1, 2004, a similar  voluntary  undertaking had limited the Fund's total expenses to not more  than  1.75% of the  average  monthly  net  assets  of the  Fund.  For the fiscal  year ended  March 31,  2005,  OFI and OFII  waived  $143,759  and  $34,740, respectively  in  additional  advisory  fees.  For the fiscal  year ended March 31,
2004,  OFII  waived  $108,456  in  additional  advisory  fees.  The Fund  commenced operations  on January 2, 2003.  No advisory  fees were paid to OFII for the fiscal year ended March 31, 2003.

THE SUB-ADVISER

      As  authorized  by  the  Advisory  Agreement,  Tremont  Partners,  Inc.  (the
"Sub-Adviser"),  an affiliate of the Adviser, has been assigned  responsibility for providing  day-to-day  investment  management  services to the Fund, subject to the supervision  of the  Adviser.  The  Sub-Adviser  is primarily  responsible  for the selection  of  Underlying  Fund  Managers and the  allocation  of the assets of the
Fund  for  investment  among  the  Underlying  Fund  Managers.  In  addition,   the
Sub-Adviser  is  responsible  for  investing  the cash portion of the Fund's assets not invested in Underlying Funds or through  Segregated  Accounts.  The Sub-Adviser is a majority-owned  subsidiary of Oppenheimer  Acquisition  Corporation,  which in turn is a wholly owned subsidiary of MassMutual.

      The  Sub-Adviser  provides  services  to the Fund  pursuant to the terms of a
Sub-Advisory  Agreement  entered into between the Adviser and the Sub-Adviser  (the
"Sub-Advisory  Agreement").  In  consideration  of  the  services  provided  by the
Sub-Adviser,  the  Adviser  pays a monthly fee to the  Sub-Adviser  equal to 50% of the amount of the  Advisory  Fee earned by the  Adviser  pursuant  to the  Advisory
Agreement.

      The  Sub-Advisory  Agreement  has an initial  term of two years from the date of its  execution,  and may be continued in effect from year to year  thereafter if such  continuance  is  approved  annually  by the Board or by vote of a majority of the outstanding  voting  securities of the Fund;  provided that in either event the continuance  is also  approved  by a majority of the  Independent  Trustees by vote cast in person at a meeting  called  for the  purpose  of voting on such  approval.
The  Sub-Advisory  Agreement  is  terminable  without  penalty,  on 60 days'  prior written  notice:  by the Board;  by vote of a majority  of the  outstanding  voting securities of the Fund; by the Adviser;  or by the  Sub-Adviser.  The  Sub-Advisory
Agreement  also provides that it will terminate  automatically  in the event of its
"assignment," as defined by the Investment Company Act and the rules thereunder.

      The  Sub-Advisory   Agreement   provides  that  in  the  absence  of  willful
misfeasance,  bad  faith,  gross  negligence  in the  performance  of its duties or reckless  disregard of its  obligations  and duties  under the Advisory  Agreement, the  Sub-Adviser  is not liable to the Fund or to the Adviser for any loss the Fund sustains for any investment,  adoption of any investment  policy,  or the purchase, sale or retention of any security.  In addition,  it provides that the  Sub-Adviser may act as investment  adviser for any other person,  firm or  corporation  and use the name "Tremont" in connection with other  investment  companies for which it may act as investment  adviser.  If the Sub-Adviser  shall no longer act as Sub-Adviser of the Fund,  the  Sub-Adviser  may  withdraw the right of the Fund to use the name
"Tremont" as part of its name.

      During  the  fiscal  year  ended  March  31,  2006,   the  Adviser  paid  the
Sub-Adviser  $439,457.50  pursuant  to  the  Sub-Advisory  Agreement.   During  the
fiscal  years  ended  March 31, 2005 and March 31,  2004,  the Fund's then  serving investment  adviser paid $401,323 and $176,234,  respectively,  to the  Sub-Adviser pursuant to the Sub-Advisory Agreement.

      A  discussion  regarding  the basis of the  Board  approving  any  investment advisory or  sub-advisory  contract of the Fund is available  in the Fund's  annual report to shareholders.

Administrative  Services.  Under  the  terms of an  administration  agreement  (the
"Administration  Agreement")  with the  Fund,  the  Adviser  will  provide  certain administrative  services to the Fund,  including,  among others:  providing  office space and other  support  services  and  personnel  as  necessary  to provide  such services  to the Fund;  supervising  the  entities  retained by the Fund to provide accounting services,  investor services and custody services;  handling shareholder inquiries  regarding the Fund,  including  but not limited to questions  concerning their  investments  in the Fund;  preparing  or  assisting  in the  preparation  of various reports,  communications and regulatory  filings of the Fund;  assisting in the  review  of  investor  applications;  monitoring  the  Fund's  compliance  with
federal  and  state   regulatory   requirements   (other  than  those  relating  to
investment  compliance);  coordinating  and  organizing  meetings  of the Board and meetings of  shareholders  and preparing  related  materials;  and  maintaining and preserving  certain  books and  records  of the Fund.  In  consideration  for these services,  the Fund will pay the Adviser a monthly fee  computed at the annual rate of 0.15% of the aggregate  value of  outstanding  shares  determined as of the last day of each  calendar  month  (the  "Administration  Fee").  Related  to this,  the
Adviser (in its capacity as  administrator)  and the Sub-Adviser  have entered into a  sub-administration  agreement,  pursuant to which the Adviser may delegate  some or all of the  administrative  responsibilities  to the  Sub-Adviser.  The Adviser, in its capacity as  administrator  of the Fund,  will pay the  Sub-Adviser,  in its capacity as sub-administrator, some or all of the Administration Fee.

      During the fiscal year ended March 31,  2006,  the Fund paid  $105,483 to the
Adviser  pursuant to the  Administration  Agreement  in which the Adviser then paid
100% of that  amount to the  Sub-Adviser.  During the fiscal  year ended  March 31,
2005,  the Fund paid  $86,030 and  $29,561 to the  Adviser  and OFII,  respectively
pursuant   to   the   Administration    Agreement.    The   Adviser   assumed   the
responsibilities  as  administrator  on June 2, 2004.  For the fiscal  years  ended
March 31, 2004,  the Fund paid OFII for  administrative  services  $55,318,  to the
Adviser pursuant to the Administration Agreement.

CODES OF ETHICS

      The  Fund,  the  Adviser,  the  Sub-Adviser  and the  Distributor  have  each adopted  codes of ethics.  The codes are  designed to detect and  prevent  improper personal trading by their personnel,  including  investment  personnel,  that might compete with or otherwise  take  advantage  of the Fund's  portfolio  transactions.
Covered  persons  include  the  Trustees  and the  officers  and  directors  of the
Adviser  and  the  Sub-Adviser,  as  well  as  employees  of the  Adviser  and  the
Sub-Adviser  having  knowledge of the investments and investment  intentions of the
Fund.  The  codes  of  ethics  permit  persons  subject  to the Code to  invest  in securities,  including  securities  that  may be  purchased  or held  by the  Fund, subject to a number of  restrictions  and  controls.  Compliance  with the codes of ethics is carefully monitored and enforced.

      The codes of ethics are  included  as  exhibits  to the  Fund's  registration statement  filed with the  Securities  and Exchange  Commission and can be reviewed and copied at the SEC's Public  Reference Room in Washington,  D.C.  Information on
the  operation of the Public  Reference  Room may be obtained by calling the SEC at
1-202-942-8090.  The codes of ethics are  available  on the EDGAR  database  on the
SEC's Internet site at http://www.sec.gov,  and also may be obtained,  after paying a  duplicating  fee,  by  electronic  request  at  the  following  E-mail  address:
publicinfo@sec.gov,  or by writing the SEC's Public Reference Section,  Washington,
D.C. 20549-0102.

PORTFOLIO PROXY VOTING

      The  Fund  has  delegated  responsibility  for  voting  proxies  relating  to securities owned by the Fund to  OppenheimerFunds,  Inc. the investment  adviser to the Fund ("Adviser") and the Adviser has delegated proxy voting  responsibility  to the  Sub-Adviser.  The Fund invests  primarily in private  investment  partnerships and similar investment  vehicles,  which are not voting  securities.  To the extent the Fund invests in voting  securities or in the unlikely  event that an Underlying
Fund does  solicit the vote or consent of its  interest  holders,  the Fund and the
Sub-Adviser have adopted the  OppenheimerFunds  Portfolio Proxy Voting Policies and
Procedures.

      The  Fund's  primary   consideration  in  voting  portfolio  proxies  is  the
financial  interests  of the Fund and its  shareholders.  The Fund has  retained an unaffiliated  third-party  as its agent to vote  portfolio  proxies  in  accordance with the Fund's  Portfolio Proxy Voting  Guidelines and to maintain records of such portfolio  proxy  voting.  The  Portfolio  Proxy  Voting  Policies  and  Procedures
include  provisions  to address  conflicts of interest  that may arise  between the
Fund and the Adviser or the Adviser's  affiliates or business  relationships.  Such a conflict of interest may arise,  for  example,  where the Adviser or an affiliate of the  Adviser  manages  or  administers  the  assets of a  pension  plan or other investment  account  of the  portfolio  company  soliciting  the  proxy or seeks to serve in that  capacity.  The Adviser and its  affiliates  generally  seek to avoid such conflicts by maintaining  separate  investment  decision  making  processes to prevent  the  sharing of  business  objectives  with  respect to proposed or actual actions  regarding  portfolio  proxy voting  decisions.  Additionally,  the Adviser employs the  following two  procedures:  (1) if the proposal that gives rise to the conflict is  specifically  addressed in the  Guidelines,  the Adviser will vote the portfolio  proxy in  accordance  with the  Guidelines,  provided  that  they do not provide  discretion  to the Adviser on how to vote on the  matter;  and (2) if such proposal  is not  specifically  addressed  in  the  Guidelines  or  the  Guidelines provide  discretion  to the  Adviser  on how to  vote,  the  Adviser  will  vote in
accordance   with  the  third-party   proxy  voting  agent's  general   recommended
guidelines  on the proposal  provided  that the Adviser has  reasonably  determined that there is no conflict of interest  on the part of the proxy  voting  agent.  If
neither  of  the   previous  two   procedures   provides  an   appropriate   voting
recommendation,  the  Adviser  may retain an  independent  fiduciary  to advise the
Adviser on how to vote the  proposal or may abstain from  voting.  The  Guidelines'
provisions  with respect to certain  routine and  non-routine  proxy  proposals are summarized below:
o     The Fund generally votes with the  recommendation of the issuer's  management on routine matters,  including  ratification of the independent registered public accounting firm, unless circumstances indicate otherwise.
o     The Fund  evaluates  nominees  for  director  nominated  by  management  on a
         case-by-case  basis,   examining  the  following  factors,  among  others:
         Composition  of the board and key board  committees,  attendance  at board
         meetings,   corporate   governance   provisions  and  takeover   activity,
         long-term  company  performance  and  the  nominee's   investment  in  the
         company.
o     In  general,  the Fund  opposes  anti-takeover  proposals  and  supports  the elimination,  or the ability of shareholders  to vote on the  preservation or elimination, of anti-takeover proposals, absent unusual circumstances.
o     The Fund  supports  shareholder  proposals  to reduce a  super-majority  vote requirement,  and opposes  management  proposals  to add a  super-majority vote requirement.
o     The Fund opposes proposals to classify the board of directors or trustees.
o     The Fund supports proposals to eliminate cumulative voting.
o     The Fund opposes re-pricing of stock options without shareholder approval.
o     The Fund generally considers executive  compensation  questions such as stock option plans and bonus plans to be ordinary  business  activity.  The Fund
         analyzes  stock  option  plans,  paying  particular   attention  to  their
         dilutive effect.  While the Fund generally supports management  proposals, the Fund opposes plans it considers to be excessive.

      The Fund is  required  to file Form  N-PX,  with its  complete  proxy  voting record for the 12 months  ended June 30th,  no later than August 31st of each year.
The Fund's Form N-PX filing is  available  (i) without  charge,  upon  request,  by calling  the Fund  toll-free  at  1.800.525.7048  and (ii) on the SEC's  website at
www.sec.gov.

 PORTFOLIO MANAGER

      The Fund's  portfolio  is managed by Timothy J.  Birney  (referred  to as the
"Portfolio  Manager").  He is the person responsible for the day-to-day  management of the Fund's investments.

        Other   Accounts   Managed.   In  addition  to  managing  the  Fund's
investment  portfolio,  Mr. Birney  also manages other  investment  portfolios  and other  accounts  on behalf of the  Sub-Adviser  or its  affiliates.  The  following table provides  information  regarding the other portfolios and accounts managed by
Mr. Birney as of March 31, 2006.

---------------------------------------------------------------------------
                              Registered      Other Pooled      Other
                              Investment       Investment     Accounts**
                               Companies        Vehicles
---------------------------------------------------------------------------
---------------------------------------------------------------------------
Accounts Managed                   4               11            None
---------------------------------------------------------------------------
---------------------------------------------------------------------------
Total Assets Managed*            $ 412           $1,117          None
---------------------------------------------------------------------------
---------------------------------------------------------------------------
Accounts              with
Performance-Based                  2               2             None
Advisory Fees
---------------------------------------------------------------------------
---------------------------------------------------------------------------
Total  Assets in  Accounts
with     Performance-Based       $129             $349           None
Advisory Fees*
---------------------------------------------------------------------------
  *In millions.
  ** Does not include personal  accounts of portfolio  managers and their families, which are subject to the Code of Ethics.

     As  indicated  above,  the  Portfolio  Manager  also  manages  other funds and accounts.  Potentially,  at times, those  responsibilities  could conflict with the interests  of the Fund.  That may  occur  whether  the  investment  objectives  and strategies  of the other funds and  accounts  are the same as, or  different  from, the Fund's  investment  objectives and strategies.  For example Mr. Birney may need to allocate investment  opportunities  between the Fund and another fund or account having  similar  objectives or strategies,  or he may need to execute  transactions for  another  fund or account  that  could  have a negative  impact on the value of
securities  held  by  the  Fund.  Not  all  funds  and  accounts   advised  by  the
Sub-Adviser  have the same  management  fee. If the  management  fee  structure  of another  fund or  account  is more  advantageous  to the  Sub-Adviser  than the fee structure of the Fund, the  Sub-Adviser  could have an incentive to favor the other fund or account.  However,  the  Sub-Adviser's  compliance  procedures  and Code of
Ethics  recognize  the  Sub-Adviser's  fiduciary  obligation  to  treat  all of its clients,  including the Fund,  fairly and  equitably,  and are designed to preclude
Mr. Birney from favoring one client over another.  It is possible,  of course, that those  compliance  procedures  and the Code of Ethics may not always be adequate to do so. At  different  times,  Mr.  Birney may manage  other funds or accounts  with investment  objectives  and  strategies  similar  to those of the  Fund,  or he may manage funds or accounts with different investment objectives and strategies.

       Compensation  of the  Portfolio  Manager.  Mr. Birney is employed and compensated  by the  Sub-Adviser,  not the  Fund.  The  Sub-Adviser's  compensation
structure  is  designed  to  attract  and  retain   highly   qualified   investment
management  professionals and to reward  contributions  toward creating shareholder value.  As of March 31,  2006, Mr.  Birney's  compensation  consisted of three main elements:  a  base  salary,  an  annual  discretionary  bonus  and  eligibility  to participate  in long-term  awards of options and  appreciation  rights in regard to the common stock of the Sub-Adviser's holding company parent.

      The  base  pay  component  is  reviewed   regularly  to  ensure  that  it  is
commensurate   with  the   requirements  of  the  portfolios   under  Mr.  Birney's
management,  reflects any specific  competence or specialty of the manager,  and is competitive  with other comparable  positions.  The annual  discretionary  bonus is determined  by senior  management  of the  Sub-Adviser  and is based on a number of factors,  including  management's  evaluation of the Fund's pre-tax performance for periods  since Mr.  Birney  became  the Fund's  portfolio  manager.  Other  factors include  management  quality (such as style  consistency,  risk management,  sector coverage,  team  leadership  and  coaching)  and  organizational  development.  The performance  of other  pooled  investment  vehicles  and  other  accounts  are also considered in determining Mr.  Birney's  compensation.  Mr.  Birney's  compensation with  respect to the Fund is not based on the total  value of the Fund's  portfolio assets,  although the Fund's investment  performance may increase those assets. The compensation  structure is also intended to reduce potential  conflicts of interest between  the  Fund  and  other  funds  managed  by  Mr.  Birney.  The  compensation
structure  of  the  other  funds   managed  by  Mr.  Birney  is  the  same  as  the
compensation structure of the Fund, described above.

      Ownership of Fund Shares.  As of March 31,  2006,  Mr.  Birney did not
beneficially own any shares of the Fund.

FUND EXPENSES

      The Fund will  bear all  costs and  expenses  incurred  in its  business  and operations  other  than  those  specifically  required  to be borne by the  Adviser pursuant  to  the  Advisory  Agreement.  Costs  and  expenses  borne  by  the  Fund include, but are not limited to, the following:

o     all costs and  expenses  directly  related  to  investment  transactions  and positions  for  the  Fund's  account,  including,  but  not
                  limited   to,   brokerage   commissions,   research   fees,
                  interest and commitment  fees on loans and debit  balances, borrowing  charges on securities  sold short,  dividends on securities  sold  but not yet  purchased,  custodial  fees, margin fees,  transfer  taxes and premiums,  taxes withheld
                  on   foreign   dividends   and   indirect   expenses   from
                  investments in Underlying Funds;
o     all costs and expenses  associated  with the  operation and  registration  of
                  the  Fund,   ongoing   offering  costs  and  the  costs  of
                  compliance with, any applicable federal and state laws;
o     all costs and expenses  associated  with the  organization  and  operation of
                  separate   investment  funds  managed  by  Underlying  Fund
                  Managers retained by the Fund;
o     the costs and  expenses of holding  meetings of the Board and any meetings of
                  shareholders,   including   costs   associated   with   the
                  preparation and dissemination of proxy materials;
o     the  fees  and   disbursements   of  Fund  counsel,   legal  counsel  to  the
                  Independent  Trustees,  Advisers,   Independent  Registered
                  Public  Accounting Firm for the Fund and other  consultants and professionals engaged on behalf of the Fund;
o     the Advisory Fee;
o     the fees payable to  custodians  and other persons  providing  administrative services to the Fund;
o     the costs of a fidelity bond and any liability  insurance  obtained on behalf of the Fund or the Board;
o     all  costs  and  expenses  of  preparing,   setting  in  type,  printing  and
                  distributing    reports   and   other   communications   to
                  shareholders; and
o     such other  types of  expenses  as may be  approved  from time to time by the
                  Board.

      The  Underlying  Funds will bear all  expenses  incurred in  connection  with their  operations.  These  expenses are similar to those  incurred by the Fund. The
Underlying  Fund Managers  generally  will charge  asset-based  fees to and receive performance-based  allocations from the Underlying  Funds,  which  effectively will reduce  the  investment  returns  of the  Underlying  Funds  and the  amount of any distributions  from the  Underlying  Funds to the Fund.  These  expenses,  fees and allocations will be in addition to those incurred by the Fund itself.

                               CONFLICTS OF INTEREST
THE ADVISER

            The  Adviser  and  its  affiliates  manage  the  assets  of  registered investment  companies other than the Fund and provide investment  advisory services to other  accounts.  The Fund has no  interest  in these  activities.  The  Adviser and its  officers or employees  who assist in  providing  services to the Fund will be  engaged  in  substantial  activities  other  than on behalf of the Fund and may have conflicts of interest in allocating  their time and activity  between the Fund and other  registered  investment  companies  and accounts  managed by the Adviser.
The Adviser and its  officers  and  employees  will devote so much of their time to the affairs of the Fund as in their judgment is necessary and appropriate.

THE SUB-ADVISER

      The  Sub-Adviser  also  provides  investment  advisory  and  other  services, directly and through  affiliates,  to various  entities and accounts other than the
Fund  ("Tremont  Accounts").  The Fund has no  interest  in these  activities.  The
Sub-Adviser  and the investment  professionals  who, on behalf of the  Sub-Adviser, will  provide  investment  advisory  services  to  the  Fund  will  be  engaged  in substantial  activities  other  than on  behalf  of the  Fund,  may have  differing economic  interests  in  respect  of such  activities,  and may have  conflicts  of interest in  allocating  their time and  activity  between the Fund and the Tremont
Accounts.  Such  persons  will  devote only so much time to the affairs of the Fund as in their judgment is necessary and appropriate.

PARTICIPATION IN INVESTMENT OPPORTUNITIES

      The  Sub-Adviser  expects to employ an  investment  program for the Fund that is  substantially  similar to the  investment  program  employed  by it for certain
Tremont  Accounts,   including  a  private  investment   partnership  that  has  an
investment  program  that  is  substantially  the  same  as the  Fund's  investment program.  As a general matter,  the Sub-Adviser will consider  participation by the
Fund in all appropriate  investment  opportunities that are under consideration for those other Tremont  Accounts.  There may be  circumstances,  however,  under which the  Sub-Adviser  will  cause  one or more  Tremont  Accounts  to  commit  a larger percentage of their  respective  assets to an investment  opportunity than to which the  Sub-Adviser  will commit the Fund's  assets.  There also may be  circumstances under which the  Sub-Adviser  will consider  participation  by Tremont  Accounts in investment  opportunities  in which the  Sub-Adviser  does not  intend to invest on behalf of the Fund, or vice versa.

      The  Sub-Adviser  will  evaluate for the Fund and for each Tremont  Account a variety  of  factors  that may be  relevant  in  determining  whether a  particular investment  opportunity or strategy is  appropriate  and feasible for the Fund or a
Tremont  Account  at  a  particular  time,  including,  but  not  limited  to,  the following:  (1) the nature of the  investment  opportunity  taken in the context of the other  investments at the time;  (2) the liquidity of the  investment  relative to the needs of the  particular  entity or  account;  (3) the  availability  of the opportunity  (i.e.,  size  of  obtainable  position);  (4)  the  transaction  costs involved;  and (5) the  investment  or  regulatory  limitations  applicable  to the particular  entity or  account.  Because  these  considerations  may differ for the
Fund  and  the  Tremont  Accounts  in  the  context  of any  particular  investment opportunity,  the  investment  activities of the Fund and the Tremont  Accounts may differ  from time to time.  In  addition,  the fees and  expenses  of the Fund will differ  from those of the Tremont  Accounts.  Accordingly,  the future  performance of the Fund and the Tremont Accounts will vary.

      When the  Sub-Adviser  determines  that it would be appropriate  for the Fund and one or more Tremont  Accounts to  participate  in an investment  transaction in the same Underlying  Fund or other  investment at the same time, it will attempt to aggregate,  place and allocate orders on a basis that the  Sub-Adviser  believes to be fair and  equitable,  consistent  with  its  responsibilities  under  applicable law.  Decisions  in  this  regard  are  necessarily  subjective  and  there  is  no requirement  that the Fund  participate,  or  participate to the same extent as the
Tremont Accounts,  in all investments or trades.  However, no participating  entity or account will receive  preferential  treatment over any other and the Sub-Adviser will  take  steps  to  ensure  that no  participating  entity  or  account  will be systematically  disadvantaged  by the  aggregation,  placement  and  allocation  of orders and investments.

      Situations  may  occur,  however,  where  the  Fund  could  be  disadvantaged because of the investment  activities  conducted by the Sub-Adviser for the Tremont
Accounts.  Such  situations  may be based on, among other  things,  the  following:
(1) legal  restrictions  or other  limitations  (including  limitations  imposed by
Underlying  Fund Managers  with respect to  Underlying  Funds) on the combined size of  positions  that may be taken  for the Fund and the  Tremont  Accounts,  thereby limiting  the size of the Fund's  position or the  availability  of the  investment opportunity;  (2) the  difficulty of liquidating an investment for the Fund and the
Tremont  Accounts  where  the  market  cannot  absorb  the  sale  of  the  combined positions;  and (3) the  determination  that a particular  investment  is warranted only  if  hedged  with an  option  or  other  instrument  and  there  is a  limited availability  of such options or other  instruments.  In  particular,  the Fund may be legally  restricted from entering into a "joint  transaction" (as defined in the
Investment  Company Act) with the Tremont  Accounts with respect to the  securities of an issuer  without  first  obtaining  exemptive  relief from the SEC. See "Other
Matters" below.

      Directors,  officers,  employees and  affiliates of the  Sub-Adviser  may buy and sell  securities  or other  investments  for  their own  accounts  and may have actual or potential  conflicts  of interest  with  respect to  investments  made on behalf of the Fund.  As a result of  differing  trading and  investment  strategies or  constraints,  positions  may be taken by  directors,  officers,  employees  and affiliates of the  Sub-Adviser,  or by the  Sub-Adviser  for the Tremont  Accounts,
that are the same,  different or made at a different time than positions  taken for the Fund.

OTHER MATTERS

      Except in accordance with  applicable  law, the Adviser,  the Sub-Adviser and their  affiliates  are not permitted to buy  securities or other  property from, or sell  securities  or other  property  to,  the Fund.  However,  subject  to certain conditions  imposed by applicable rules under the Investment  Company Act, the Fund may effect certain  principal  transactions in securities with one or more accounts managed by the  Adviser or the  Sub-Adviser,  except for  accounts  as to which the
Adviser,  the  Sub-Adviser or any of their  affiliates  serves as a general partner or as to which  they may be deemed to be an  affiliated  person  (or an  affiliated person of such a person),  other than an  affiliation  that results solely from the
Adviser,  the  Sub-Adviser  or one of their  affiliates  serving  as an  investment adviser to the account.  These  transactions  would be made in circumstances  where the  Sub-Adviser  has determined it would be  appropriate  for the Fund to purchase
(or  sell),  and  the  Adviser  or the  Sub-Adviser  has  determined  it  would  be appropriate  for  another  account  to sell (or  purchase),  the same  security  or instrument on the same day.

      Future  investment  activities  of the  Adviser,  the  Sub-Adviser  and their affiliates,  and of their  respective  directors,  officers or employees,  may give rise to additional conflicts of interest.

                                    TAX ASPECTS
      This summary of certain  aspects of the federal  income tax  treatment of the
Fund is based upon the  Internal  Revenue Code of 1986,  as amended  (the  "Code"), judicial  decisions,  Treasury  Regulations  and rulings in  existence  on the date hereof,  all of which are  subject to change.  This  summary  does not  discuss the impact of various  proposals  to amend the Code which could  change  certain of the tax  consequences  of an  investment  in the  Fund.  This  summary  also  does  not discuss tax  consequences  that may be  relevant  to persons  who are neither  U.S.
persons within the meaning of the Code nor persons exempt from federal income tax.

Tax Treatment of Fund Operations

      Qualification as a Regulated  Investment Company.  As a regulated  investment company,  the Fund is not  subject to federal  income tax on the portion of its net investment  income  (that  is,  taxable  interest,  dividends,  and  other  taxable ordinary  income,  net of expenses  and net  short-term  capital  gain in excess of long-term  capital  loss) and capital  gain net income  (that is, the excess of net long-term  capital gains over net  short-term  capital  losses) that it distributes to  shareholders.  That  qualification  enables  the  Fund to  "pass  through"  its income and realized  capital gains to  shareholders  without the Fund having to pay
tax  on  them.   The  Code  contains  a  number  of  complex   tests   relating  to
qualification  that the Fund  might not meet in a  particular  year.  If it did not qualify as a regulated  investment  company,  the Fund would be treated for federal income tax purposes as an ordinary  corporation  and would receive no tax deduction for payments made to shareholders.

      To qualify as a regulated  investment  company,  the Fund must  distribute at least 90% of its  investment  company  taxable  income  (in brief,  net  investment income and the excess of net  short-term  capital gain over net  long-term  capital loss) for the taxable year. The Fund must also satisfy  certain other  requirements of the Code,  some of which are  described  below.  Distributions  by the Fund made during the taxable year or, under  specified  circumstances,  within  twelve months after the close of the taxable  year,  will be considered  distributions  of income and gains for the taxable  year and will  therefore  count toward  satisfaction  of the above-mentioned requirement.

      To qualify as a regulated  investment company,  the Fund must derive at least
90% of its gross  income  each  taxable  year  from  dividends,  interest,  certain
payments  with  respect  to  securities  loans,   gains  from  the  sale  or  other
disposition  of stock or  securities  or foreign  currencies  (to the  extent  such
currency  gains  are  directly  related  to  the  regulated   investment  company's
principal business of investing in stock or securities) and certain other income.

      In addition to satisfying the  requirements  described  above,  the Fund must satisfy  an  asset  diversification  test  in  order  to  qualify  as  a  regulated investment  company.  Under that test,  at the close of each  quarter of the Fund's taxable  year,  at least 50% of the value of the Fund's assets must consist of cash
and  cash  items,  U.S.  government  securities,   securities  of  other  regulated
investment  companies,  and  securities  of  "other  issuers".  As to each of those
"other  issuers",  the Fund must not have invested more than 5% of the value of the
Fund's  total assets in  securities  of each such issuer and the Fund must not hold more  than  10% of the  outstanding  voting  securities  of each  such  issuer.  In addition,  no  more  than  25% of the  value  of the  Fund's  total  assets  may be invested  in  the  securities  of  any  one  issuer  (other  than  U.S.  government securities and  securities of other  regulated  investment  companies) or in two or more issuers  which the Fund  controls and which are engaged in the same or similar trades or businesses or related  trades or  businesses.  For purposes of this test, obligations  issued or guaranteed by certain agencies or  instrumentalities  of the
U.S. government are treated as U.S. government securities.

      Excise Tax on Regulated  Investment  Companies.  Under the Code,  by December
31 of each year,  the Fund must  distribute at least 98% of its taxable  investment income  earned from January 1 through  December 31 of that year and at least 98% of its  capital  gains  realized  in the  period  from  November  1 of the prior  year through  October  31 of the  current  year.  If it does  not,  the Fund must pay an excise tax on the amounts not  distributed.  It is presently  anticipated  that the
Fund  will  meet  those  requirements.  To  meet  these  requirements,  in  certain circumstances  the Fund might be required to  liquidate  portfolio  investments  to make sufficient  distributions.  However, the Board and the Adviser might determine in a particular  year that it would be in the best  interests of  shareholders  for the Fund not to make  such  distributions  at the  required  levels  and to pay the excise tax on the  undistributed  amounts.  That would  reduce the amount of income or capital gains available for distribution to shareholders.

Unrelated Business Taxable Income

      Generally,  an exempt  organization  is exempt from federal income tax on its passive investment income, such as dividends, interest and capital gains.(1)
This general  exemption from tax does not apply to the "unrelated  business taxable income"  ("UBTI") of an exempt  organization.  Generally,  income and gain  derived by an exempt  organization  from the ownership and sale of  debt-financed  property is taxable in the  proportion  to which such  property is financed by  "acquisition indebtedness"  during the relevant period of time.  Accordingly,  a tax-exempt U.S.
person  investing in the Fund will not realize UBTI with respect to an  unleveraged investment in shares.  Tax-exempt  U.S.  persons are urged to consult their own tax advisors concerning the U.S. tax consequences of an investment in the Fund.

                               ERISA CONSIDERATIONS
      Persons  who are  fiduciaries  with  respect to an employee  benefit  plan or other arrangement  subject to the Employee  Retirement Income Security Act of 1974,
as  amended  (an "ERISA  Plan" and  "ERISA,"  respectively),  and  persons  who are fiduciaries  with  respect to an IRA or Keogh  Plan,  which is not subject to ERISA but is  subject to the  prohibited  transaction  rules of Section  4975 of the Code
(together with ERISA Plans,  "Benefit Plans") should consider,  among other things, the matters described below before determining whether to invest in the Fund.

      ERISA imposes  certain general and specific  responsibilities  on persons who
are   fiduciaries   with   respect   to  an   ERISA   Plan,   including   prudence,
diversification,  an  obligation  not to engage  in a  prohibited  transaction  and other  standards.  In  determining  whether a particular  investment is appropriate for  an  ERISA  Plan,  Department  of  Labor  ("DOL")  regulations  provide  that a fiduciary  of an ERISA Plan must give  appropriate  consideration  to,  among other things,  the role that the investment plays in the ERISA Plan's  portfolio,  taking into  consideration  whether the  investment is designed  reasonably to further the
ERISA  Plan's  purposes,  an  examination  of the  risk  and  return  factors,  the portfolio's  composition with regard to diversification,  the liquidity and current return of the total portfolio  relative to the  anticipated  cash flow needs of the
ERISA   Plan,   the  income  tax   consequences   of  the   investment   (see  "Tax
Aspects--Unrelated  Business Taxable Income") and the projected return of the total portfolio  relative to the ERISA Plan's funding  objectives.  Before  investing the assets of an ERISA Plan in the Fund, a fiduciary should  determine  whether such an investment is  consistent  with its  fiduciary  responsibilities  and the foregoing regulations.  For example,  a fiduciary  should  consider  whether an investment in the Fund may be too illiquid or too  speculative  for a particular  ERISA Plan, and whether  the  assets of the ERISA  Plan  would be  sufficiently  diversified.  If a
fiduciary   with   respect   to  any  such   ERISA   Plan   breaches   its  or  his
responsibilities  with regard to selecting an investment  or an  investment  course of action for such ERISA Plan,  the fiduciary  itself or himself may be held liable for losses incurred by the ERISA Plan as a result of such breach.

      Because  the  Fund  is  registered   as  an  investment   company  under  the
Investment   Company  Act,  the  underlying  assets  of  the  Fund  should  not  be considered  to be  "plan  assets"  of the  ERISA  Plans  investing  in the Fund for purposes  of  ERISA's  (or the  Code's)  fiduciary  responsibility  and  prohibited
transaction   rules.  Thus,  neither  the  Adviser  nor  the  Sub-Adviser  will  be fiduciaries  within the meaning of ERISA by reason of their  authority with respect to the Fund.

      A Benefit  Plan  which  proposes  to invest in the Fund will be  required  to represent that it, and any  fiduciaries  responsible  for such Plan's  investments, are  aware  of  and  understand  the  Fund's  investment  objective,  policies  and strategies,  that the  decision  to  invest  plan  assets in the Fund was made with appropriate  consideration  of  relevant  investment  factors  with  regard  to the
Benefit Plan and is consistent  with the duties and  responsibilities  imposed upon fiduciaries with regard to their investment decisions under ERISA and/or the Code.

      Certain   prospective   Benefit   Plan   Members   may   currently   maintain
relationships  with the  Adviser,  the  Sub-Adviser  or their  affiliates.  Each of such  persons may be deemed to be a party in interest to and/or a fiduciary  of any
Benefit Plan to which it provides  investment  management,  investment  advisory or other  services.  ERISA  prohibits  (and the Code  penalizes)  the use of ERISA and
Benefit Plan assets for the benefit of a party in interest and also  prohibits  (or penalizes)  an ERISA or Benefit  Plan  fiduciary  from using its  position to cause such Plan to make an  investment  from which it or certain  third  parties in which such  fiduciary has an interest would receive a fee or other  consideration.  ERISA
and  Benefit   Plan   Members   should   consult   with  counsel  to  determine  if
participation  in the  Fund is a  transaction  that is  prohibited  by ERISA or the
Code.  Fiduciaries  of ERISA or Benefit  Plan Members will be required to represent that the  decision to invest in the Fund was made by them as  fiduciaries  that are independent of such affiliated  persons,  that such fiduciaries are duly authorized
to  make  such   investment   decision  and  that  they  have  not  relied  on  any
individualized  advice or recommendation of such affiliated  persons,  as a primary basis for the decision to invest in the Fund.

      The   provisions  of  ERISA  and  the  Code  are  subject  to  extensive  and continuing  administrative  and judicial  interpretation and review. The discussion of ERISA and the Code  contained in this SAI and the  prospectus is general and may be affected by future  publication of regulations  and rulings.  Potential  Benefit
Plan Members should consult their legal advisers  regarding the consequences  under
ERISA and the Code of the acquisition and ownership of shares.

                                     BROKERAGE

      Each Underlying  Fund Manager is directly  responsible for placing orders for the  execution of portfolio  transactions  for the  Underlying  Fund or  Segregated
Account  that it manages  and for the  allocation  of  brokerage.  Transactions  on
U.S.  stock  exchanges and on some foreign stock  exchanges  involve the payment of
negotiated  brokerage   commissions.   On  the  great  majority  of  foreign  stock
exchanges,  commissions  are fixed.  No stated  commission is generally  applicable to  securities  traded  in  over-the-counter  markets,  but  the  prices  of  those securities include undisclosed commissions or mark-ups.

      In  selecting  brokers  and dealers to execute  transactions  on behalf of an
Underlying  Fund  or  Segregated   Account,   each  Underlying  Fund  Manager  will
generally  seek to  obtain  the best  price  and  execution  for the  transactions, taking into account factors such as price,  size of order,  difficulty of execution and  operational  facilities  of  a  brokerage  firm,  the  scope  and  quality  of brokerage  services  provided,  and the  firm's  risk  in  positioning  a block  of securities.  Although it is expected that each  Underlying  Fund Manager  generally will seek  reasonably  competitive  commission  rates,  an Underlying  Fund Manager will not  necessarily  pay the lowest  commission  available  on each  transaction.
The  Underlying  Fund Managers will  typically  have no obligation to deal with any broker or group of brokers  in  executing  transactions  in  portfolio  securities.
Brokerage   practices   adopted  by  Underlying   Fund  Managers  with  respect  to
Underlying  Funds  may  vary  and  will  be  governed  by  each  Underlying  Fund's organizational documents.

      Consistent  with the  principle  of  seeking  best  price and  execution,  an
Underlying  Fund  Manager may place  orders for an  Underlying  Fund or  Segregated
Account with brokers that provide the  Underlying  Fund Manager and its  affiliates with supplemental research,  market and statistical  information,  including advice as to the value of  securities,  the  advisability  of investing in,  purchasing or selling  securities,  and the  availability  of securities or purchasers or sellers
of  securities,   and   furnishing   analyses  and  reports   concerning   issuers,
industries,  securities,  economic factors and trends,  portfolio  strategy and the performance  of accounts.  The  expenses of the  Underlying  Fund  Managers are not necessarily  reduced as a result of the receipt of this  supplemental  information, which  may be  useful  to the  Underlying  Fund  Managers  or their  affiliates  in providing  services to clients other than the  Underlying  Funds and the Segregated
Accounts  they manage.  In addition,  not all of the  supplemental  information  is necessarily  used by an Underlying  Fund Manager in connection  with the Underlying
Fund or Segregated  Account it manages.  Conversely,  the  information  provided to an  Underlying  Fund Manager by brokers and dealers  through which other clients of the Underlying Fund Manager or its affiliates  effect  securities  transactions may be useful to the  Underlying  Fund Manager in providing  services to the Underlying
Fund or a Segregated Account.

      It is anticipated  that Underlying  Fund Managers  (including each Underlying
Fund  Manager  retained  to manage a  Segregated  Account)  will  generally  follow brokerage  placement  practices  similar to those  described  above.  The brokerage placement  practices  described  above will also be followed by the  Sub-Adviser to the extent it places  transactions for the Fund.  However,  certain Underlying Fund
Managers  (other than those  managing  Segregated  Accounts) may have policies that permit the use of brokerage  commissions of an Underlying  Fund to obtain  products or services  that are not  research  related  and that may  benefit the  Underlying
Fund Manager.

                             DISTRIBUTION ARRANGEMENTS

General Terms.  The  Distributor  acts as the distributor of the Fund's shares on a best  efforts  basis,  subject to various  conditions,  pursuant  to the terms of a
General  Distributor's  Agreement  entered  into  with  the  Fund.  Shares  may  be purchased  through the  Distributor or through brokers or dealers that have entered into selling  agreements  with the  Distributor.  The Fund is not obligated to sell to a  broker  or  dealer  any  shares  that  have not been  placed  with  Qualified
Investors  that  meet all  applicable  requirements  to  invest  in the  Fund.  The
Distributor  maintains its principal  office at 6803 South Tucson Way,  Centennial,
Colorado  80112, and is an affiliate of the Adviser and the Sub-Adviser.

      Shares will be offered and may be  purchased on a monthly  basis,  or at such other times as may be determined by the Board.

      Neither the  Distributor  nor any other  broker or dealer is obligated to buy from  the  Fund any of the  shares.  The  Distributor  does  not  intend  to make a market in the shares.  The Fund has agreed to  indemnify  the  Distributor  and its affiliates  and  certain  other  persons  against  certain  liabilities  under  the
Securities Act.

                          PAYMENTS TO FUND INTERMEDIARIES

     The Adviser and/or the Distributor  (including  their  affiliates) may make payments to  financial  intermediaries  in  connection  with their  offering and selling shares of the Fund and other Oppenheimer funds,  providing  marketing or promotional  support,  transaction  processing and/or  administrative  services.
Among the financial  intermediaries  that may receive these payments are brokers and dealers who sell and/or hold shares of the Fund, banks (including bank trust departments),  registered investment advisers,  insurance companies,  retirement plan and qualified tuition program  administrators,  third party administrators, and other institutions that have selling, servicing or similar arrangements with the Adviser or Distributor.  The payments to intermediaries vary by the types of product  sold,  the  features  of the Fund  shares  and the role  played  by the intermediary.

      Possible  types of  payments to  financial  intermediaries  include,  without limitation, those discussed below.

o     Payments  made  by  the  Adviser  or  Distributor  out  of  their  respective resources and assets,  which may include  profits the Adviser derives from investment  advisory fees paid by the Fund. These payments are made at the discretion of the Adviser and/or the  Distributor.  These payments,  often referred  to as  "revenue  sharing"  payments,  may be in  addition to the payments by the Fund listed above.

o     These  types of payments  may reflect  compensation  for  marketing  support, support  provided in  offering  the Fund or other  Oppenheimer  funds
              through   certain   trading   platforms  and  programs,   transaction
              processing or other services;
o     The  Adviser  and  Distributor  each may also pay other  compensation  to the
              extent   the   payment   is   not   prohibited   by  law  or  by  any
              self-regulatory  agency, such as the NASD. Payments are made based on the guidelines  established by the Adviser and  Distributor,  subject to applicable law.
              The Adviser pays a monthly fee to its  affiliate,  OFI  Institutional
              Asset  Management,  Inc., out of its own resources in an amount equal to 50% of the amount of the advisory fee earned by the Adviser  under the  Advisory  Agreement in  connection  with  providing  selling and marketing support to the Adviser and the Fund.

      These  payments  may provide an  incentive  to  financial  intermediaries  to actively  market or  promote  the sale of  shares of the Fund or other  Oppenheimer funds,  or to support the marketing or  promotional  efforts of the  Distributor in offering shares of the Fund or other  Oppenheimer  funds.  In addition,  some types of payments  may provide a financial  intermediary  with an  incentive to recommend the Fund.  Financial  intermediaries may earn profits on these payments,  since the amount of the  payment may exceed the cost of  providing  the  service.  Certain of
these  payments  are  subject  to  limitations  under  applicable  law.   Financial
intermediaries  may  categorize and disclose  these  arrangements  to their clients and to members  of the public in a manner  different  from the  disclosures  in the
Fund's  prospectus  and this SAI. You should ask your  financial  intermediary  for information  about any  payments  it  receives  from the Fund,  the  Adviser or the
Distributor  and any services it provides,  as well as the fees and  commissions it charges.

      Although  brokers or dealers  that sell Fund  shares may also act as a broker or dealer in  connection  with the  execution  of the purchase or sale of portfolio securities  by the Fund or other  Oppenheimer  funds,  a  financial  intermediary's
sales  of  shares  of  the  Fund  or  such  other   Oppenheimer   funds  is  not  a
consideration   for  the  Adviser  when  choosing  brokers  or  dealers  to  effect portfolio transactions for the Fund or such other Oppenheimer funds.

      Revenue  sharing   payments  can  pay  for   distribution-related   or  asset
retention items including, without limitation,

o     transactional  support,  one-time  charges for setting up access for the Fund or other Oppenheimer funds on particular  trading systems,  and paying the intermediary's networking fees;
o     program  support,  such as  expenses  related to  including  the  Oppenheimer funds in retirement plans,  college savings plans,  fee-based  advisory or wrap fee programs, fund "supermarkets",  bank or trust company products or insurance companies' variable annuity or variable life insurance products;
o     placement   on  the   dealer's   list  of   offered   funds   and   providing
         representatives   of  the   Distributor   with   access  to  a   financial
         intermediary's  sales  meetings,   sales  representatives  and  management
         representatives.

      Additionally,   the  Adviser  or  Distributor  may  make  payments  for  firm support,  such as  business  planning  assistance,  advertising,  and  educating  a
financial   intermediary's   sales  personnel  about  the  Oppenheimer   funds  and
shareholder financial planning needs.

      For  the  year   ended   December   31,   2005,   the   following   financial
intermediaries  that are  broker-dealers  offering shares of the Oppenheimer funds,
and/or  their   respective   affiliates,   received   revenue  sharing  or  similar
distribution-related  payments  from the Adviser or  Distributor  for  marketing or program support:

Advantage Capital Corp./Financial       Advest, Inc.
Services Corp.
Aegon USA                               Aetna Retirement Services, Inc.
A.G. Edwards & Sons, Inc.               AIG Life
Allianz Life Insurance Company          Allmerica Financial Life Insurance
                                        and Annuity Co.
Allstate Financial Advisors             American Enterprise Life Insurance
American General Securities, Inc.       American General Annuity
Ameriprise Financial Services, Inc.     American Portfolio Financial
                                        Services, Inc.
Ameritas Life Insurance Corporation     Annuity Investors Life
Associated Securities                   AXA Advisors
Banc One Securities Corp.               BNY Investment Center, Inc.
Cadaret Grant & Co. Inc.                Charles Schwab - Great West Life
Chase Investment Services Corp.         CitiCorp Investment Services, Inc.
Citigroup Global Markets, Inc. (SSB)    CitiStreet
Citizens Bank of Rhode Island           CJM Planning Corp.
Columbus Life Insurance Company         Commonwealth Financial Network
CUNA Brokerage Services, Inc.           CUSO Financial Services, L.P.
Federal Kemper Life Assurance Company   Financial Network (ING)
First Global Capital                    GE Financial Assurance - GE Life &
                                        Annuity
Glenbrook Life and Annuity Co.          Hartford
HD Vest                                 HSBC Brokerage (USA) Inc.
ING Financial Advisers                  ING Financial Partners
Jefferson Pilot Life Insurance Company  Jefferson Pilot Securities Corp.
John Hancock Life Insurance Co.         Kemper Investors Life Insurance Co.
Legend Equities Corp.                   Legg Mason
Lincoln Benefit Life                    Lincoln Financial
Lincoln Investment Planning, Inc.       Lincoln National Life
Linsco Private Ledger                   MassMutual Financial Group and
                                        affiliates
McDonald Investments, Inc.              Merrill Lynch & Co. and affiliates
MetLife and affiliates                  Minnesota Life Insurance Company
Mony Life Insurance Co.                 Morgan Stanley Dean Witter, Inc.
Multi-Financial (ING)                   Mutual Service Corporation
National Planning Holdings, Inc.        Nationwide and affiliates
NFP                                     New York Life Securities, Inc.
Park Avenue Securities LLC              PFS Investments, Inc.
Prime Capital Services, Inc.            Primevest Financial Services, Inc.
                                        (ING)
Protective Life Insurance Co.           Prudential Investment Management
                                        Services LLC
Raymond James & Associates              Raymond James Financial Services
RBC Dain Rauscher Inc.                  Royal Alliance
Securities America Inc.                 Security Benefit Life Insurance Co.
Sentra Securities                       Signator Investments
Sun Life Assurance Company of Canada    SunAmerica Securities, Inc.
SunTrust Securities                     Thrivent
Travelers Life & Annuity Co., Inc.      UBS Financial Services Inc.
Union Central Life Insurance Company    United Planners
Valic Financial Advisors, Inc.          Wachovia Securities LLC
Walnut Street Securities (Met Life      Waterstone Financial Group
Network)
Wells Fargo Investments, LLC

      For the year ended  December 31, 2005,  the  following  firms,  which in some cases are  broker-dealers,  received  payments from the Adviser or Distributor  for
administrative   or  other   services   provided   (other  than   revenue   sharing
arrangements), as described above:

ABN AMRO Financial Services Inc.        ACS HR Solutions LLC
Administrative Management Group         ADP Broker/Dealer Inc.
Aetna Financial Services                Alliance Benefit Group
American Stock Transfer & Trust Co      Ameriprise Financial Services, Inc.
Baden Retirement Plan Services LLC      Banc One Securities Corp.
BCG Securities                          Benefit Administration Company LLC
Benefit Administration Inc.             Benefit Plans Administrative
                                        Services
Benetech Inc.                           Bisys Retirement Services
Boston Financial Data Services Inc.     Ceridian Retirement Plan Services
Charles Schwab & Co Inc.                Charles Schwab Trust Company
Circle Trust Company                    Citigroup Global Markets Inc.
CitiStreet                              City National Bank
Columbia Funds Distributor Inc.         CPI Qualified Plan Consultants Inc.
Daily Access.Com Inc.                   Digital Retirement Solutions
DST Systems Inc.                        Dyatech LLC
Edgewood/Federated Investments          ERISA Administrative Services Inc.
Expert Plan Inc.                        FASCorp
FBD Consulting Inc.                     Fidelity Institutional Operations
                                        Co.
Fidelity Investments                    First National Bank of Omaha
First Trust Corp.                       First Trust-Datalynx
Franklin Templeton                      Geller Group LTD
GoldK Inc.                              Great West Life & Annuity Ins Co.
Hartford Life Insurance Co              Hewitt Associates LLC
ICMA-RC Services LLC                    Independent Plan Coordinators Inc.
ING                                     Ingham Group
Interactive Retirement Systems          Invesco Retirement Plans
Invesmart                               InWest Pension Management
John Hancock Life Insurance Co.         JPMorgan Chase & Co
JPMorgan Chase Bank                     July Business Services
Kaufman & Goble                         Leggette & Company Inc.
Lincoln National Life                   MassMutual Financial Group and
                                        affiliates
Matrix Settlement & Clearance Services  Mellon HR Solutions
Mercer HR Services                      Merrill Lynch & Co., Inc.
Metavante 401(k) Services               Metlife Securities Inc.
MFS Investment Management               Mid Atlantic Capital Corp.
Milliman Inc.                           Morgan Stanley Dean Witter Inc.
National City Bank                      National Financial Services Corp.
Nationwide Investment Service Corp.     New York Life Investment Management
Northeast Retirement Services           Northwest Plan Services Inc.
Pension Administration and Consulting   PFPC Inc.
Plan Administrators Inc.                PlanMember Services Corporation
Princeton Retirement Group Inc.         Principal Life Insurance Co
Programs for Benefit Plans Inc.         Prudential Retirement Insurance &
                                        Annuity Co.
Prudential Retirement Services          PSMI Group
Putnam Investments                      Quads Trust Company
RSM McGladrey Retirement Resources      SAFECO
Standard Insurance Co                   Stanley Hunt DuPree Rhine
Stanton Group Inc.                      State Street Bank & Trust
Strong Capital Management Inc.          Symetra Investment Services Inc.
T Rowe Price Associates                 Taylor Perky & Parker LLC
Texas Pension Consultants               The 401(K) Company
The Chicago Trust Company               The Retirement Plan Company LLC
The Vanguard Group                      TruSource
Unified Fund Services Inc.              Union Bank & Trust Co. (Nebraska)
USI Consulting Group (CT)               Valic Retirement Services Co
Wachovia Bank NA                        Web401k.com
Wells Fargo Bank NA                     Wilmington Trust Company
WySTAR Global Retirement Solutions

                                VALUATION OF ASSETS
      The net asset value of the Fund is  computed,  generally  monthly,  as of the close of  business on the  following  days:  (i) the last day of each fiscal  year,
(ii)  the  date  preceding  the  date  as of  which  any  shares  of the  Fund  are purchased,  and (iii)  any day as of which the Fund  repurchases  any  shares.  The
Fund's  net asset  value is the value of the  Fund's  assets  less its  liabilities divided by the shares  outstanding.  The net asset value is computed in  accordance with the pricing policies and procedures adopted by the Board.

      The  Fund's  investment  in  Underlying  Funds are  subject  to the terms and conditions  of the  respective  operating  agreements  and offering  memoranda,  as appropriate,  pursuant to which the Fund will value its  investments  in Underlying
Funds at fair value.  The Fund's  investments  in  Underlying  Funds are carried at fair value as  determined  by the  Fund's  pro-rata  interest  in the net assets of each Underlying Fund.  These  Underlying  Funds value their underlying  investments in accordance with policies  established by such Underlying  Funds, as described in
each  of  their  financial  statements  and  offering  memoranda.   All  valuations
utilize  financial  information  supplied  by each  Underlying  Fund and are net of
management  and   performance   incentive  fees  or  allocations   payable  to  the
Underlying Fund Managers  pursuant to the Underlying  Funds'  agreements.  Where no value is readily  available  from an  Underlying  Fund or where a value is supplied by an Underlying  Fund is deemed not to be indicative of its value,  the Underlying
Fund will be valued at fair  value as  determined  in good faith by the Board or in accordance  with the  procedures  adopted  by the  Board.  In  accordance  with the
Advisory  Agreement,  the Adviser values the Fund's assets based on such reasonably available relevant  information as it considers  material.  Because of the inherent uncertainty  of  valuation,  the  values  of  the  Fund's  investments  may  differ significantly  from the values  that  would  have been used had a ready  market for the investments held by the Fund been available.

      To the extent Underlying Fund Managers are engaged to manage the Segregated
Accounts, the Fund will value portfolio securities of the Segregated Accounts managed by the Underlying Fund Managers as described below:

            Equity   securities,   puts,   calls  and  futures  traded  on  a  U.S.
            securities exchange or on NASDAQ are valued as follows:

                  (1) if last sale information is regularly  reported,  they are valued at the last  reported  sale  price on the  principal exchange  on  which  they  are  traded  or  on  NASDAQ,  as applicable, on that day, or

                  (2) if last sale  information  is not available on a valuation date,  they are  valued  at the last  reported  sale  price preceding  the  valuation  date if it is within  the spread of the closing  "bid" and "asked"  prices on the  valuation date  or,  if  not,  at  the  closing  "bid"  price  on the valuation date.
            Equity securities  traded on a foreign  securities  exchange  generally are valued in one of the following ways:

                  (1) at the last sale price  available  to the pricing  service approved by the Trustees, or

                  (2) at the last sale price  obtained by the  Adviser  from the report of the  principal  exchange on which the security is traded  at  its  last  trading  session  on or  immediately before the valuation date, or

                  (3)  at  the  mean  between  the  "bid"  and  "asked"   prices
                     obtained   from  the   principal   exchange  on  which  the
                     security   is  traded  or,  on  the  basis  of   reasonable
                     inquiry, from two market makers in the security.
            The following  securities  are valued at the mean between the "bid" and
            "asked"  prices  determined  by  a  pricing  service  approved  by  the
            Trustees or obtained by the Adviser  from two active  market  makers in the security on the basis of reasonable inquiry:

                  (1) debt  instruments  that have a  maturity  of more than 397 days when issued,
                  (2) debt  instruments  that had a maturity of 397 days or less when issued and have a  remaining  maturity of more than 60 days,
                  (3) non-money  market debt  instruments that had a maturity of
                     397 days or less when  issued  and which  have a  remaining maturity of 60 days or less, and
                  (4)  puts,  calls  and  futures  that  are  not  traded  on an exchange or on NASDAQ.

            Money  market  debt  securities  that had a  maturity  of less than 397 days when  issued  that have a  remaining  maturity  of 60 days or less
            are  valued  at  cost,   adjusted  for  amortization  of  premiums  and
            accretion of discounts.

            Securities    (including    restricted     securities)    not    having
            readily-available   market   quotations   are   valued  at  fair  value
            determined  under  procedures  established  by  the  Trustees.  If  the
            Adviser is unable to locate two market  makers  willing to give quotes, a  security  may be priced at the mean  between  the "bid" and  "asked"
            prices  provided  by a single  active  market  maker  (which in certain cases may be the "bid"  price if no "asked"  price is  available).  The
            Fund's  interests in Underlying  Funds will not have readily  available market  quotations  and  will be  valued  at  their  "fair  value,"  as
            determined   under   procedures   established   by  the  Trustees.   As
            described  in  the  prospectus,   with  respect  to  its  interests  in
            Underlying   Funds,   the  Fund  will   normally   rely  on   valuation
            information  provided by  Underlying  Fund  Managers as being the "fair value"  of such  investments.  The  Trustees,  however,  will  consider such  information  provided by  Underlying  Fund  Managers,  as well as other  available  information,  and may  possibly  conclude  in unusual circumstances  that the  information  provided  by an  Underlying  Fund
            Manager does not  represent  the "fair  value" of the Fund's  interests in Underlying Funds.

            In  the   case   of   U.S.   government   securities,   mortgage-backed
            securities,  corporate bonds and foreign  government  securities,  when last sale information is not generally  available,  the Adviser may use pricing  services  approved by the  Trustees.  The pricing  service may use "matrix"  comparisons to the prices for  comparable  instruments on the basis of quality,  yield,  and maturity.  Other special factors may be involved  (such as the  tax-exempt  status of the  interest  paid by municipal  securities).  The Adviser  will  monitor the accuracy of the pricing  services.  That monitoring may include  comparing  prices used for portfolio valuation to actual sales prices of selected securities.

            The  closing  prices  in  the  London  foreign  exchange  market  on  a particular  business  day  that  are  provided  by a  bank,  dealer  or pricing  service  that the Adviser has  determined  to be reliable  are used to value foreign  currency,  including  forward  foreign  currency contracts,  and to determine the U.S.  dollar value of securities  that are denominated or quoted in foreign currency.

             INDEPENDENT REGISTERED ACCOUNTING FIRM AND LEGAL COUNSEL

      KPMG LLP has been  appointed the  Independent  Registered  Public  Accounting
Firm to the Fund for the  fiscal  year 2007,  replacing  Ernst & Young LLP who were dismissed  as the  independent  registered  public  accounting  firm  to  the  Fund effective  at the  conclusion  of the fiscal 2006 audit.  For the fiscal year 2007,
KPMG LLP will audit the Fund's  financial  statements  and  perform  other  related
audit  services.   KPMG  LLP  also  acts  as  the  independent   registered  public
accounting  firm for the  Adviser and  certain  other funds  advised by the Adviser and its affiliates.  Audit and non-audit  services provided by KPMG LLP to the Fund must be pre-approved by the Audit Committee.

            Mayer,  Brown, Rowe & Maw LLP, 1675 Broadway,  New York, New York, acts as Fund Counsel and Independent Trustees Counsel.

                                     CUSTODIAN
      Citibank,  N.A.  (the  "Custodian")  serves as the  custodian  of the  Fund's assets,  and may maintain  custody of the Fund's  assets with domestic and non-U.S.
subcustodians  (which may be banks,  trust companies,  securities  depositories and clearing  agencies)  approved by the Board.  Assets of the Fund are not held by the
Adviser or the  Sub-Adviser or commingled  with the assets of other accounts except to the extent that  securities  are held in the name of a custodian in a securities depository,  clearing agency or omnibus  customer  account of such  custodian.  The
Custodian's  principal  business  address is 111 Wall  Street,  New York,  New York
10005.

                CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES
      As of June 30,  2006,  the Adviser  owned  approximately  0% of the shares of the Fund.  The Adviser is a  corporation  organized  under the laws of Colorado and maintains its principal office at Two World Financial  Center,  225 Liberty Street,
New York,  New York  10281-1008.  Any  shareholder  that holds more than 25% of the shares may be deemed to control  the Fund and  generally  would be in a position to control the outcome of voting on matters as to which  shareholders  are entitled to vote.

      In  addition,  as of June 30,  2006,  the  following  persons  are all of the other  persons  who own of record or are known by the Fund to own  beneficially  5%
or more of the outstanding shares of the Fund.

-------------------------------------------------------------------------------
Name                                 Address                  Percentage of
                                                              Shares Owned
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Hawaii Electricians Pension Fund     1935 Hau Street, #300    8%
                                     Honolulu, Hawaii 96819
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Hawaii Electricians Annuity Fund     1935 Hau Street, #300    8%
                                     Honolulu, Hawaii 96819
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Hawaii Carpenters Financial          1199  Dillingham  Blvd., 15%
Security Fund                        #200
                                     Honolulu, Hawaii 96817
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
SCI Cash Balance Plan                1929 Allen Parkway       30%
                                     Houston, Texas 77070
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
HEB Savings & Retirement Plan Trust  646 S. Main Avenue       8%
                                     San Antonio, Texas 78204
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Antelope Valley Hospital Medical     1600 W. Avenue J         6%
Center Retirement Plan               Lancaster, CA 93534
-------------------------------------------------------------------------------

SUMMARY OF DECLARATION OF TRUST
      The  following is a summary  description  of  additional  items and of select provisions of the  Declaration  of Trust that are not  described  elsewhere in this
SAI or in the Fund's  prospectus.  The  description of such items and provisions is not  definitive  and  reference  should  be  made  to  the  complete  text  of  the
Declaration of Trust filed as an exhibit to the Fund's Registration Statement.

LIABILITY OF SHAREHOLDERS; DUTY OF CARE

      All persons  extending  credit to, doing business with,  contracting  with or having or asserting any claim  against the Fund or the Trustees  shall look only to the assets of the Fund for payment  under any such  credit,  transaction,  contract or claim; and neither the  shareholders nor the Trustees,  nor any of their agents, whether past, present or future,  shall be personally liable thereafter.  Notice of
such   disclaimer  and  agreement   thereto  shall  be  given  in  each  agreement,
obligation or instrument entered into or executed by Fund or the Trustees.

      Under the  Declaration of Trust,  there is expressly  disclaimed  shareholder and Trustee  liability  for the acts and  obligations  of the Fund.  Nothing in the
Declaration  of Trust  shall,  however,  protect a Trustee or officer  against  any liability  to which such  Trustee or officer  would  otherwise be subject by reason of willful  misfeasance,  bad faith,  gross negligence or reckless disregard of the duties  involved  in the  conduct  of the  office  of  Trustee  or of such  officer hereunder.

      Massachusetts  law  permits a  shareholder  of a business  trust (such as the
Fund)   to  be  held   personally   liability   as  a   "partner"   under   certain
circumstances.  However,  the risk that a Fund  shareholder  will  incur  financial loss  from  being  held  liable  as a  "partner"  of the  Fund  is  limited  to the relatively  remote  circumstances  in which  the Fund  would be  unable to meet its obligations.

TERM, DISSOLUTION AND LIQUIDATION

      The  liquidation  of the  Fund  may be  authorized  at any  time by vote of a majority of the  Trustees  or  instrument  executed  by a majority of their  number then in office,  provided the Trustees  find that it is in the best interest of the shareholders of the Fund or as otherwise provided in the Declaration of Trust.

      Upon the  occurrence of any event of  dissolution,  the Board or the Adviser, acting as liquidator  under  appointment  by the Board (or another  liquidator,  if the  Board  does not  appoint  the  Adviser  to act as  liquidator  or is unable to perform  this  function),  is charged  with  winding up the affairs of the Fund and liquidating its assets.

      Upon the  dissolution  of the Fund,  its  assets  are to be  distributed  (1)
first to satisfy the debts,  liabilities  and  obligations of the Fund,  other than debts to shareholders,  including actual or anticipated  liquidation expenses,  and
(2) then to satisfy debts,  liabilities and obligations  owing to the shareholders.
Assets may be  distributed  in-kind on a pro rata basis if the Board or  liquidator determines that such a distribution  would be in the interests of the  shareholders in facilitating an orderly liquidation.

VOTING

      Each  shareholder  has the  right  to cast a  number  of  votes  equal to the number  of  shares  owned at a meeting  of  shareholders  called by the Board or by shareholders  holding  not  less  than  one-third  of the  total  number  of  votes eligible  to be  cast.  Shareholders  will be  entitled  to vote on any  matter  on which  shareholders  of a  registered  investment  company  organized as a business trust  would  normally be entitled to vote,  including  the  election of  Trustees, approval of the Fund's investment  advisory  agreement,  and approval of the Fund's auditors,  and on certain other matters,  to the extent that the Investment Company
Act requires a vote of  shareholders  on any such matters.  Except for the exercise of  their  voting  privileges,  shareholders  in  their  capacity  as such  are not entitled to participate in the  management or control of the Fund's  business,  and may not act for or bind the Fund.

REPORTS TO SHAREHOLDERS

      The Fund will furnish to  shareholders  as soon as practicable  after the end of  each  taxable  year  such  information  as is  necessary  for  shareholders  to complete  federal  and state  income  tax or  information  returns,  along with any other  tax  information  required  by law.  The Fund will  send to  shareholders  a semi-annual  and an  audited  annual  report  within 60 days after the close of the period for which it is being  made,  or as  otherwise  required  by the  Investment
Company Act.  Quarterly  reports from the Adviser or the Sub-Adviser  regarding the
Fund's operations during each fiscal quarter also will be sent to shareholders.

FISCAL YEAR

      For  accounting  purposes,  the Fund's  fiscal  year is the  12-month  period ending on March 31st.  For tax  purposes,  the Fund  intends to adopt the  12-month period ending March 31 of each year as its taxable year.

                        FUND ADVERTISING AND SALES MATERIAL

      Advertisements  and sales  literature  relating  to the Fund and  reports  to
shareholders   may  include   quotations  of  investment   performance.   In  these
materials,  the Fund's  performance will normally be portrayed as the net return to an  investor  in the Fund  during  each  month or  quarter  of the period for which investment  performance  is being  shown.  In  addition to  reporting  standardized return performance,  cumulative  performance and year-to-date  performance computed by  aggregating  quarterly  or  monthly  return  data may also be used.  Investment returns  will be  reported  on a net  basis,  after  all fees and  expenses.  Other methods may also be used to portray the Fund's investment performance.

      The  Fund's  investment  performance  will vary  from time to time,  and past results are not necessarily representative of future results.

      Comparative  performance  information,  as  well  as any  published  ratings, rankings and analyses,  reports and articles  discussing the Fund, may also be used to  advertise  or  market  the  Fund,  including  data and  materials  prepared  by recognized  sources of such information.  Such information may include  comparisons of the Fund's  investment  performance  to the  performance  of  recognized  market indices  and  indices,  including  but not limited to the  CSFB/Tremont  Underlying
Fund Index,  an index prepared in part by Tremont  Advisers,  Inc., an affiliate of the  Adviser and the  Sub-Adviser.  Comparisons  may also be made to  economic  and financial  trends  and data that may be  relevant  for  investors  to  consider  in determining whether to invest in the Fund.

                               FINANCIAL STATEMENTS

      The Fund's audited financial statements for the year ended March 31, 2006 immediately follow.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
TO THE SHAREHOLDERS AND BOARD OF TRUSTEES OF OFI TREMONT MARKET NEUTRAL HEDGE
FUND

We have audited the accompanying statement of assets and liabilities of OFI
Tremont Market Neutral Hedge Fund (the "Fund"), including the statement of investments, as of March 31, 2006, and the related statements of operations and cash flows for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the three years in the period then ended and for the period from January
2, 2003 (commencement of operations) to March 31, 2003. These financial statements and the financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

      We conducted our audits in accordance with the standards of the Public
Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement.
We were not engaged to perform an audit of the Fund's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of investments owned as of March 31, 2006, by correspondence with management of the investment funds and the custodian. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements and financial highlights referred to above, present fairly, in all material respects, the financial position of
OFI Tremont Market Neutral Hedge Fund at March 31, 2006, the results of its operations and cash flows for the year then ended, the changes in its net assets for each of the two years in the period then ended and the financial highlights for each of the three years in the period then ended and for the period from
January 2, 2003 to March 31, 2003, in conformity with U.S. generally accepted accounting principles.

                                                        /s/ Ernst & Young LLP

New York, New York
May 22, 2006

STATEMENT OF INVESTMENTS  March 31, 2006
--------------------------------------------------------------------------------

                                                         % OF                                   % OF
                                                        HEDGE                          FAIR      NET                    ACQUISITION
                                                    FUND HELD           COST          VALUE   ASSETS     LIQUIDITY 1         DATE 2
-----------------------------------------------------------------------------------------------------------------------------------
INVESTMENTS IN HEDGE FUNDS
-----------------------------------------------------------------------------------------------------------------------------------
EMERGING MARKETS
Black River Emerging Markets Credit
  Opportunity Fund Ltd.                                   1.0%   $ 2,000,000    $ 2,083,762      2.8%    Semi-Annually        01/06
Quorum Fund Ltd.                                          0.3        700,000        890,085      1.2     Monthly              01/06
                                                                 -----------------------------------
TOTAL EMERGING MARKETS                                             2,700,000      2,973,847      4.0
-----------------------------------------------------------------------------------------------------------------------------------
EQUITY MARKET NEUTRAL
AQR Global Stock Selection Offshore Fund Ltd.             0.4      1,900,001      2,418,124      3.2     Quarterly      01/03-04/04
Barclays Global Investors The 32 Capital Fund Ltd.        0.4      3,015,001      4,341,336      5.8     Monthly        01/03-04/04
Temujin International Fund Ltd.                           0.7      2,500,000      3,029,090      4.1     Quarterly            04/05
                                                                 -----------------------------------
TOTAL EQUITY MARKET NEUTRAL                                        7,415,002      9,788,550     13.1
-----------------------------------------------------------------------------------------------------------------------------------
EVENT DRIVEN
Avenue Asia International Ltd.                            0.3      2,000,000      2,101,700      2.8     Annually             11/05
Avenue Investments, L.P.                                  0.9      2,200,001      2,996,087      4.0     Annually       01/03-04/04
Bear Stearns High-Grade Structured Credit
Strategies, L.P.                                          0.9      3,000,000      3,634,674      5.0     Annually             11/04
Courage Special Situations Offshore Fund Ltd.
(Class B)                                                 1.6      2,800,000      3,008,853      4.0     Quarterly        5/05-6/05
GoldenTree Credit Opportunities, L.P.                     2.3      2,684,740      3,269,687      4.4     Semi-Annually        12/04
Highland Crusader Fund II Ltd.                            0.2      2,000,000      2,151,494      2.9     Quarterly            02/06
Jana Piranha Offshore Fund (Cayman) Ltd.                  0.6      2,000,000      2,052,776      2.8     Quarterly            03/06
Perry Partners L.P.                                       0.1      2,800,000      3,004,342      4.0     Quarterly        2/05-4/05
                                                                 -----------------------------------
TOTAL EVENT DRIVEN                                                19,484,741     22,219,613     29.9
-----------------------------------------------------------------------------------------------------------------------------------
FIXED INCOME ARBITRAGE
Endeavour Fund I LLC                                      1.6      2,450,000      3,275,319      4.4     Quarterly      10/03-05/04
Julius Baer Diversified Fixed Income Hedge
Fund (USD)                                                2.9      2,000,000      2,256,758      3.0     Quarterly            11/04
                                                                 -----------------------------------
TOTAL FIXED INCOME ARBITRAGE                                       4,450,000      5,532,077      7.4
-----------------------------------------------------------------------------------------------------------------------------------
LONG/SHORT EQUITY
Cantillon US Low Volatility Ltd.                          0.4      3,600,000      3,864,081      5.2     Monthly              04/04
Delta Fund Europe Ltd.                                    0.3      2,500,000      2,847,992      3.8     Quarterly      01/06-02/06
FrontPoint Offshore Japan Fund Ltd.                       0.2      1,300,000      1,315,154      1.8     Quarterly            01/06
Whitney New Japan Partners, L.P.                          0.8      3,000,000      4,706,691      6.3     Quarterly      08/03-07/04
                                                                 -----------------------------------
TOTAL LONG/SHORT EQUITY                                           10,400,000     12,733,918     17.1
-----------------------------------------------------------------------------------------------------------------------------------
MANAGED FUTURES
Blenheim Global Markets Fund Ltd.                         0.3      1,000,000      1,802,392      2.4     Monthly              11/04
-----------------------------------------------------------------------------------------------------------------------------------
MULTI STRATEGY
Canyon Value Realization Fund, L.P.                       0.2      2,750,001      3,896,558      5.2     Annually       01/03-04/04
Clinton Multistrategy Fund LLC (Class A)                  0.3      2,500,000      2,709,442      3.6     Quarterly            06/05
D.E. Shaw Composite International Fund                    0.4      3,497,547      3,620,721      4.9     Quarterly            01/06
Stark Investments, L.P.                                   0.2      2,443,654      3,576,304      4.8     Annually       01/04-04/04
                                                                 -----------------------------------
TOTAL MULTI STRATEGY                                              11,191,202     13,803,025     18.5
                                                                 -----------------------------------
Total Investments in Hedge Funds                                  56,640,945     68,853,422     92.4

-----------------------------------------------------------------------------------------------------------------------------------
SHORT-TERM INVESTMENT
-----------------------------------------------------------------------------------------------------------------------------------
Citibank II Money Market Deposit Account                             462,813        462,813      0.6
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENTS IN HEDGE FUNDS
AND SHORT-TERM INVESTMENT                                        $57,103,758     69,316,235     93.0
                                                                 ===========
OTHER ASSETS IN EXCESS OF LIABILITIES                                             5,225,549      7.0
                                                                                --------------------
NET ASSETS                                                                      $74,541,784    100.0%
                                                                                ====================

Detailed information about the Hedge Funds' portfolios is not available.

1. Available frequency of redemptions after initial lock-up period.

2. Represents initial through most recent month of investment purchases.

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                    7 | OFI TREMONT MARKET NEUTRAL HEDGE FUND

STATEMENT OF ASSETS AND LIABILITIES March 31, 2006
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
ASSETS
-------------------------------------------------------------------------------------------------------------
Investments in hedge funds, at fair value (cost $56,640,945)                                     $68,853,422
-------------------------------------------------------------------------------------------------------------
Cash and cash equivalents (cost $462,813)                                                            462,813
-------------------------------------------------------------------------------------------------------------
Receivables and other assets:
Hedge funds sold                                                                                   5,655,282
Receivable from Adviser                                                                               20,804
Other assets                                                                                          34,154
                                                                                                 ------------
Total assets                                                                                      75,026,475

-------------------------------------------------------------------------------------------------------------
LIABILITIES
-------------------------------------------------------------------------------------------------------------
Payables:
Shareholder redemptions                                                                              213,487
Management fee                                                                                       175,122
Professional fees                                                                                     49,280
Administration fee                                                                                    27,154
Trustees' fees and expenses                                                                            1,815
Miscellaneous fees                                                                                    17,833
                                                                                                 ------------
Total liabilities                                                                                    484,691

-------------------------------------------------------------------------------------------------------------
NET ASSETS                                                                                       $74,541,784
                                                                                                 ============

-------------------------------------------------------------------------------------------------------------
COMPOSITION OF NET ASSETS
-------------------------------------------------------------------------------------------------------------
Par value of shares of beneficial interest ($0.001 par value, unlimited shares authorized)       $        75
-------------------------------------------------------------------------------------------------------------
Additional paid-in capital                                                                        70,446,832
-------------------------------------------------------------------------------------------------------------
Accumulated net investment loss                                                                   (5,850,212)
-------------------------------------------------------------------------------------------------------------
Accumulated net realized loss on investments                                                      (2,267,388)
-------------------------------------------------------------------------------------------------------------
Net unrealized appreciation on investments                                                        12,212,477
                                                                                                 ------------
NET ASSETS                                                                                       $74,541,784
                                                                                                 ============

-------------------------------------------------------------------------------------------------------------
NET ASSET VALUE PER SHARE
-------------------------------------------------------------------------------------------------------------
(based on net assets of $74,541,784 and 75,037.269 shares of beneficial interest outstanding)    $    993.40

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                    8 | OFI TREMONT MARKET NEUTRAL HEDGE FUND

STATEMENT OF OPERATIONS  For the Year Ended March 31, 2006
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
INVESTMENT INCOME
--------------------------------------------------------------------------------
Interest                                                             $   99,173
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
EXPENSES
--------------------------------------------------------------------------------
Management fee                                                          878,915
--------------------------------------------------------------------------------
Administration fee                                                      105,483
--------------------------------------------------------------------------------
Professional fees                                                        94,660
--------------------------------------------------------------------------------
Registration fees                                                        50,374
--------------------------------------------------------------------------------
Interest expense                                                         30,405
--------------------------------------------------------------------------------
Trustees' fees and expenses                                              12,560
--------------------------------------------------------------------------------
Custodian fees                                                              695
--------------------------------------------------------------------------------
Miscellaneous fees                                                       48,415
                                                                     -----------
Total expenses                                                        1,221,507
Less: Waiver of expenses by the Adviser                                (178,023)
                                                                     -----------

--------------------------------------------------------------------------------
Net expenses                                                          1,043,484

--------------------------------------------------------------------------------
NET INVESTMENT LOSS                                                    (944,311)

--------------------------------------------------------------------------------
REALIZED AND UNREALIZED GAIN
--------------------------------------------------------------------------------
Net realized gain on investments                                        663,251
--------------------------------------------------------------------------------
Net change in unrealized appreciation on investments                  5,942,659

--------------------------------------------------------------------------------
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS                 $5,661,599
                                                                     ===========

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                    9 | OFI TREMONT MARKET NEUTRAL HEDGE FUND

STATEMENTS OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

YEAR ENDED MARCH 31,                                                                                         2006            2005
----------------------------------------------------------------------------------------------------------------------------------
OPERATIONS
----------------------------------------------------------------------------------------------------------------------------------
Net investment loss                                                                                   $  (944,311)    $(1,169,907)
----------------------------------------------------------------------------------------------------------------------------------
Net realized gain on investments                                                                          663,251       1,265,724
----------------------------------------------------------------------------------------------------------------------------------
Net change in unrealized appreciation on investments                                                    5,942,659       2,537,395
                                                                                                      ----------------------------
Net increase in net assets resulting from operations                                                    5,661,599       2,633,212

----------------------------------------------------------------------------------------------------------------------------------
DIVIDENDS AND/OR DISTRIBUTIONS TO SHAREHOLDERS
----------------------------------------------------------------------------------------------------------------------------------
Dividends from net investment income                                                                   (2,335,286)     (1,341,379)
----------------------------------------------------------------------------------------------------------------------------------
Distributions from net realized gain                                                                     (747,208)     (1,822,133)
----------------------------------------------------------------------------------------------------------------------------------
Tax return of capital distribution                                                                             --      (1,208,656)

----------------------------------------------------------------------------------------------------------------------------------
BENEFICIAL INTEREST TRANSACTIONS
----------------------------------------------------------------------------------------------------------------------------------
Net increase in net assets resulting from beneficial interest transactions                                504,735      14,425,430

----------------------------------------------------------------------------------------------------------------------------------
NET ASSETS
----------------------------------------------------------------------------------------------------------------------------------
Total increase                                                                                          3,083,840      12,686,474
----------------------------------------------------------------------------------------------------------------------------------
Beginning of year                                                                                      71,457,944      58,771,470
                                                                                                      ----------------------------
End of year (including accumulated net investment loss of $5,850,212 and $2,909,721, respectively)    $74,541,784     $71,457,944
                                                                                                      ============================

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                   10 | OFI TREMONT MARKET NEUTRAL HEDGE FUND

STATEMENT OF CASH FLOWS  For the Year Ended March 31, 2006
--------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
----------------------------------------------------------------------------------------------------------
Net increase in net assets resulting from operations                                         $  5,661,599
----------------------------------------------------------------------------------------------------------
Adjustments to reconcile net increase in net assets resulting from operations to net cash used in operating activities:
Net realized gain on investments                                                                 (663,251)
Net change in unrealized appreciation on investments                                           (5,942,659)
Purchases of investments                                                                      (25,797,548)
Proceeds from sales of investments                                                             29,069,597
Increase in receivable for hedge funds sold                                                      (902,233)
Decrease in receivable from Adviser                                                                 7,853
Increase in other assets                                                                           (3,279)
Increase in management fee payable                                                                 38,578
Increase in administration fee payable                                                              8,636
Decrease in professional fees payable                                                             (21,895)
Increase in Trustees' fees and expenses payable                                                     1,615
Increase in miscellaneous fees payable                                                             13,041
                                                                                             -------------
Net cash provided by operating activities                                                       1,470,054

----------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
----------------------------------------------------------------------------------------------------------
Proceeds from credit facility borrowing                                                        10,500,000
Payments on bank borrowing                                                                    (10,500,000)
Proceeds from shares of beneficial interest sold                                                5,692,000
Payments of shares of beneficial interest redeemed                                            (10,557,005)
                                                                                             -------------
Net cash used in financing activities                                                          (4,865,005)
----------------------------------------------------------------------------------------------------------
Net decrease in cash and cash equivalents                                                      (3,394,951)
----------------------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of year                                                  3,857,764
                                                                                             -------------
Cash and cash equivalents at end of year                                                     $    462,813
                                                                                             =============

Supplemental disclosure of cash flow information:

Non-cash financing activities not included herein consist of reinvestment of dividends and distributions of $3,082,494. Cash paid for interest on credit facility borrowings--$30,405.

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                   11 | OFI TREMONT MARKET NEUTRAL HEDGE FUND

FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------

YEAR ENDED MARCH 31,                                          2006            2005            2004            2003 1
--------------------------------------------------------------------------------------------------------------------
PER SHARE OPERATING DATA
--------------------------------------------------------------------------------------------------------------------
Net asset value, beginning of period                     $  957.74       $  975.00       $1,017.98       $1,000.00
--------------------------------------------------------------------------------------------------------------------
Income (loss) from investment operations:
Net investment loss 2                                       (13.16)         (14.18)         (14.91)          (3.80)
Net realized and unrealized gain                             93.72           47.16          110.80           21.78
                                                         -----------------------------------------------------------
Total income from investment operations                      80.56           32.98           95.89           17.98
--------------------------------------------------------------------------------------------------------------------
Dividends and/or distributions to shareholders:
Dividends from net investment income                        (34.02)         (15.41)         (15.15)             --
Distributions from net realized gain                        (10.88)         (20.94)         (34.13)             --
Tax return of capital distribution                              --          (13.89)         (89.59)             --
                                                         -----------------------------------------------------------
Total dividends and/or distributions to shareholders        (44.90)         (50.24)        (138.87)             --
--------------------------------------------------------------------------------------------------------------------
Net asset value, end of period                           $  993.40       $  957.74       $  975.00       $1,017.98
                                                         ===========================================================

--------------------------------------------------------------------------------------------------------------------
TOTAL RETURN, AT NET ASSET VALUE 3                            8.45%           3.22%           8.20%           1.80%
--------------------------------------------------------------------------------------------------------------------
RATIOS/SUPPLEMENTAL DATA
Net assets, end of period (in thousands)                 $  74,542       $  71,458       $  58,771       $  25,551
--------------------------------------------------------------------------------------------------------------------
Ratios to average net assets: 4,5
Net investment loss                                          (1.34)%         (1.39)%         (1.48)%         (1.49)%
Total expenses                                                1.74%           1.67%           1.75%           2.21%
Expenses, net of waiver of expenses by the Adviser            1.49%           1.45%           1.50%           1.50%
--------------------------------------------------------------------------------------------------------------------
Portfolio turnover rate 6                                       39%             66%             22%              0%

1. For the period from January 2, 2003 (commencement of operations) to March 31,
2003.

2. Based on average shares outstanding during each period.

3. Assumes an investment on the last valuation date prior to the first day of the fiscal period, with all dividends and distributions reinvested in additional shares on the reinvestment date, and redemption at the net asset value calculated on the last business day of the fiscal period. Total returns are not annualized for periods of less than one full year. Returns do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.

4. Annualized for periods of less than one full year.

5. Ratios do not reflect the Fund's proportionate share of income and expenses of the Hedge Funds.

6. Represents the lesser of purchases or sales of investments in Hedge Funds divided by the average fair value of investments in Hedge Funds.

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                   12 | OFI TREMONT MARKET NEUTRAL HEDGE FUND

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1. ORGANIZATION

OFI Tremont Market Neutral Hedge Fund (the "Fund") was organized as a business trust in the Commonwealth of Massachusetts on May 24, 2002 and commenced operations on January 2, 2003 as a non-diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended. The Fund's investment objective is to seek long-term capital appreciation consistent with preservation of capital while attempting to generate positive returns over various market cycles. The Fund seeks to achieve this objective by investing primarily in private investment partnerships and similar investment vehicles ("Hedge Funds") that are managed by a select group of alternative asset managers that employ various "market neutral" investment strategies. These strategies encompass a broad range of investment programs that historically have exhibited a low correlation to the general performance of equity, debt and other markets.

      Commencing on June 2, 2004, OppenheimerFunds, Inc. (the "Adviser") began serving as the Fund's investment adviser subject to the ultimate supervision of and subject to any policies established by the Board of Trustees (the "Board" or the "Trustees") of the Fund, pursuant to the terms of the investment advisory agreement with the Fund (the "Advisory Agreement"). Prior to that time and before the Adviser assumed the role of investment adviser, the Adviser's wholly-owned subsidiary, OFI Institutional Asset Management, Inc. ("OFIIAMI"),
served as the Fund's investment adviser. Pursuant to the Advisory Agreement, the
Adviser is responsible for developing, implementing and supervising the Fund's investment program. The Adviser is authorized, subject to the approval of the
Board, to retain one of its affiliates to provide any or all of the investment advisory services required to be provided to the Fund or to assist the Adviser in providing these services.

      Tremont Partners, Inc. (the "Sub-Adviser"), an affiliate of the Adviser, has been retained by the Adviser to serve as the Fund's Sub-Adviser and is responsible for providing day-to-day investment management services to the Fund, subject to the supervision of the Adviser.

      The Adviser is wholly owned by Oppenheimer Acquisition Corp., a holding company ultimately controlled by Massachusetts Mutual Life Insurance Company.
The Adviser and the Sub-Adviser are registered as investment advisers under the
Investment Advisers Act of 1940, as amended.

      Shares are offered and may be purchased on a monthly basis, or at such other times as may be determined by the Board based on the net asset value per share of the Fund. Shares are being offered only to qualified investors that meet all requirements to invest in the Fund. The Fund's shares are not listed for trading on a securities exchange.

      The Fund from time to time may offer to repurchase outstanding shares based on the Fund's net asset value per share pursuant to written tenders from shareholders. Repurchase offers will be made at such times and on such terms as may be determined by the Board, in its sole discretion, and generally will be offered to repurchase at a specified dollar amount of outstanding shares.
Generally, the Fund will offer to repurchase shares four times each year, as of the last business day of March, June, September and December. A redemption fee payable to the Fund equal to 1.00% of the value of shares repurchased by the
Fund will apply if the date as of which the shares are to be valued for purposes of repurchase is less than one year following the date of a shareholder's initial investment in the Fund. If applicable, the redemption fee will be deducted before payment of the proceeds of a repurchase. The fee, which is retained by the Fund, is accounted for as an addition to paid-in capital. The
Fund's Board will establish the amount of shares the Fund will offer to repurchase. The Fund will generally pay the value of the shares repurchased approximately one month after the value of the shares to be repurchased is determined. If all shares owned by a shareholder are repurchased, the shareholder will receive an initial payment equal to 95% of the estimated value of the shares and the balance due will be determined and paid promptly after completion of the year end audit of the Fund.

                   13 | OFI TREMONT MARKET NEUTRAL HEDGE FUND

NOTES TO FINANCIAL STATEMENTS  Continued
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
2. SIGNIFICANT ACCOUNTING POLICIES

The following significant accounting policies are in conformity with U.S.
generally accepted accounting principles, which require the Adviser to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements, including the estimated fair value of investments.
Such policies are consistently followed by the Fund in preparation of its financial statements. The Adviser believes that the estimates utilized in preparing the Fund's financial statements are reasonable and prudent; however, actual results could differ from these estimates.

--------------------------------------------------------------------------------
PORTFOLIO VALUATION. The net asset value of the Fund is computed, generally monthly, as of the close of business on the following days: (i) the last day of each fiscal year, (ii) the date preceding the date as of which any shares of the
Fund are purchased, and (iii) any day as of which the Fund repurchases any shares. The Fund's net asset value is the value of the Fund's assets less its liabilities divided by the shares outstanding. The net asset value is computed in accordance with the pricing policies and procedures adopted by the Board.

      The Fund's investments in Hedge Funds are subject to the terms and conditions of the respective operating agreements and offering memoranda, as appropriate. The Fund's investments in Hedge Funds are carried at fair value as determined by the Fund's pro-rata interest in the net assets of each Hedge Fund.
These Hedge Funds value their underlying investments in accordance with policies established by such Hedge Funds, as described in each of their financial statements and offering memoranda. All valuations utilize financial information supplied by each Hedge Fund and are net of management and performance incentive fees or allocations payable to the Hedge Funds' managers pursuant to the Hedge
Funds' agreements. Where no value is readily available from a Hedge Fund or where a value supplied by a Hedge Fund is deemed not to be indicative of its value, the Hedge Fund will be valued at fair value as determined in good faith by the Board or in accordance with procedures adopted by the Board. In accordance with the Advisory Agreement, the Adviser values the Fund's assets based on such reasonably available relevant information as it considers material. Because of the inherent uncertainty of valuation, the values of the
Fund's investments may differ significantly from the values that would have been used had a ready market for the investments held by the Fund been available.

--------------------------------------------------------------------------------
INCOME RECOGNITION AND EXPENSES. Interest income is recorded on the accrual basis. Income, expenses and realized and unrealized gains and losses are recorded monthly. The change in a Hedge Fund's net asset value is included in net change in unrealized appreciation (depreciation) on investments on the statement of operations. Realized gains and losses on withdrawals from Hedge
Funds are recognized on a cost recovery basis.

      The Fund bears all expenses incurred in its business, including, but not limited to, the following: all costs and expenses related to investment transactions and positions for the Fund's account; legal fees; accounting and auditing fees; custodial fees; costs of computing the Fund's net asset value;
costs of insurance; registration expenses; expenses of meetings of the Board and shareholders; all costs with respect to communications to shareholders; and
other types of expenses as may be approved from time to time by the Board.
Ongoing offering costs are capitalized and amortized to expense over twelve months on a straight-line basis.

--------------------------------------------------------------------------------
INCOME TAXES. The Fund intends to comply with the provisions of the Internal
Revenue Code applicable to regulated investment companies and to distribute substantially all of its investment company taxable income, including any net realized gain on investments not offset by capital loss carryforwards, if any, to shareholders. Therefore, no federal income or excise tax provision is required.

                   14 | OFI TREMONT MARKET NEUTRAL HEDGE FUND

The tax components of capital shown in the table below represent distribution requirements the Fund must satisfy under the income tax regulations, losses the
Fund may be able to offset against income and gains realized in future years and unrealized appreciation and depreciation on Hedge Funds for federal income tax purposes.

                                                             NET UNREALIZED
                                                               APPRECIATION
                                                           BASED ON COST OF
      UNDISTRIBUTED    UNDISTRIBUTED      ACCUMULATED           HEDGE FUNDS
      NET INVESTMENT       LONG-TERM             LOSS    FOR FEDERAL INCOME
      INCOME                    GAIN     CARRYFORWARD          TAX PURPOSES
      ---------------------------------------------------------------------
      $971,426                   $--              $--            $3,123,451

Net investment income (loss) and net realized gain (loss) may differ for financial statement and tax purposes. The character of dividends and distributions made during the fiscal year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to timing of dividends and distributions, the fiscal year in which amounts are distributed may differ from the fiscal year in which the income or net realized gain was recorded by the Fund. Accordingly, the following amounts have been reclassified for March 31, 2006. Net assets of the
Fund were unaffected by the reclassifications.

                                             REDUCTION TO         INCREASE TO
                                              ACCUMULATED     ACCUMULATED NET
      REDUCTION TO                         NET INVESTMENT       REALIZED LOSS
      PAID-IN CAPITAL                                LOSS      ON INVESTMENTS
      -----------------------------------------------------------------------
      $30,668                                    $339,106            $308,438

The tax character of distributions paid during the year ended March 31, 2006 and
March 31, 2005 was as follows:

                                               YEAR ENDED          YEAR ENDED
                                           MARCH 31, 2006      MARCH 31, 2005
      -----------------------------------------------------------------------
      Distributions paid from:
      Ordinary income                          $2,817,566          $2,036,722
      Long-term capital gain                      264,928           1,126,790
      Return of capital                                --           1,208,656
                                               ------------------------------
      Total                                    $3,082,494          $4,372,168
                                               ==========          ==========

The primary difference between the book and tax appreciation or depreciation of investments in Hedge Funds, if applicable, is attributable to adjustments to the tax basis of investments based on allocation of income and distributions from investments in Hedge Funds and the tax realization of financial statement unrealized gain or loss. In addition, the cost of investments for Federal income tax purposes is adjusted for items of taxable income allocated to the Fund from the Hedge Funds. The allocated taxable income is reported to the Fund by each
Hedge Fund on Schedule K-1. The aggregate cost of Hedge Funds and the composition of unrealized appreciation and depreciation on Hedge Funds for federal income tax purposes as of March 31, 2006 is noted below.

      Federal tax cost of Hedge Funds         $65,729,971
                                              -----------
      Gross unrealized appreciation           $ 3,123,451
      Gross unrealized depreciation                    --
                                              -----------
      Net unrealized appreciation             $ 3,123,451
                                              ===========

--------------------------------------------------------------------------------
DIVIDENDS AND DISTRIBUTIONS TO SHAREHOLDERS. Dividends and distributions to shareholders, which are determined in accordance with income tax regulations, are recorded on the ex-dividend date. Income and capital gain distributions, if any, are declared and paid annually.

                   15 | OFI TREMONT MARKET NEUTRAL HEDGE FUND

--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS Continued

--------------------------------------------------------------------------------
2. SIGNIFICANT ACCOUNTING POLICIES Continued

CASH AND CASH EQUIVALENTS. Cash and cash equivalents consist of monies invested in money market deposit accounts sponsored by Citibank, N.A. The Fund treats all financial instruments that mature within three months as cash equivalents. Cash equivalents are valued at cost plus accrued interest which approximates market value.

--------------------------------------------------------------------------------
INDEMNIFICATIONS. The Fund's organizational documents provide current and former trustees and officers with a limited indemnification against liabilities arising in connection with the performance of their duties to the Fund. In the normal course of business, the Fund may also enter into contracts that provide general indemnifications. The Fund's maximum exposure under these arrangements is unknown as this would be dependent on future claims that may be made against the
Fund. The risk of material loss from such claims is considered remote.

--------------------------------------------------------------------------------
3. MANAGEMENT FEE, RELATED PARTY TRANSACTIONS AND OTHER

As compensation for services provided by the Adviser under the Advisory
Agreement, the Fund pays the Adviser a monthly fee (the "Management Fee")
computed at an annual rate of 1.25% of the Fund's net assets determined as of the last day of each month (before any repurchases of shares). For the year ended March 31, 2006, the Management Fee incurred by the Fund was $878,915. The
Adviser pays a monthly fee to the Sub-Adviser equal to 50% of the Management Fee earned by the Adviser pursuant to the Advisory Agreement. This fee is payable to the Sub-Adviser by the Adviser and not the Fund.

      In addition, the Adviser has voluntarily agreed to waive a portion of its
Management Fee in order to limit total expenses of the Fund to 1.50% of the average monthly net assets of the Fund. For the year ended March 31, 2006, the
Adviser waived management fees in the amount of $178,023.

      Under the terms of an administration agreement (the "Administration
Agreement") with the Fund, the Adviser provides certain administrative services to the Fund, including, among other things, providing office space and other support services and personnel as necessary to provide such administration, accounting and shareholder services to the Fund. In consideration for these services, the Fund pays the Adviser a monthly fee (the "Administration Fee")
computed at an annual rate of 0.15% of the Fund's net assets determined as of the last day of each month. For the year ended March 31, 2006, the
Administration Fee incurred by the Fund was $105,483. The Adviser has retained the Sub-Adviser to provide the administration services subject to the supervision of the Adviser. The Adviser pays a monthly fee to the Sub-Adviser equal to 100% of the Administration Fee earned by the Adviser pursuant to the
Administration Agreement. This fee is payable to the Sub-Adviser by the Adviser and not the Fund.

      The Adviser intends to pay a portion of its Management Fee, not to exceed
0.25% (on an annualized basis) of the aggregate value of outstanding shares held by such shareholders, to qualifying brokers, dealers and financial advisers that provide ongoing investor services and account maintenance services to shareholders that are their customers ("Investor Service Providers"). These services include, but are not limited to, handling shareholder inquiries regarding the Fund; assisting in the enhancement of relations and communications between shareholders and the Fund; assisting in the establishment and maintenance of shareholder accounts with the Fund; assisting in the maintenance of Fund records containing shareholder information; and providing such other information and shareholder liaison services as the Adviser may reasonably request. This fee is payable by the Adviser and not the Fund.

      OFI owned 124.203 and 118.791 shares of the Fund, valued at $123,383 and
$113,771, respectively, as of March 31, 2006 and March 31, 2005. At March 31,
2006, there was one shareholder, unaffiliated with the Adviser, with a balance that represented approximately 30% of the Fund's net assets.

      Under the General Distributor's Agreement with the Fund, OppenheimerFunds
Distributor, Inc. (the "Distributor") acts as the distributor of the Fund's shares. The Distributor is an affiliate of the Adviser and the Sub-Adviser.

      A majority of the Board is comprised of persons who are independent with respect to the Fund. Each Board member who is not an employee of the Adviser, or one of its affiliates, receives an annual retainer. Additionally,

                   16 | OFI TREMONT MARKET NEUTRAL HEDGE FUND

these Board members are reimbursed by the Fund for all reasonable out of pocket expenses. These fees and out of pocket expenses are paid by the funds that the
Board members oversee, including the Fund. The Fund has adopted an unfunded retirement plan for the Fund's independent trustees. Benefits are based on years of service and fees paid to each trustee during the years of service. During the year ended March 31, 2006, the Fund's projected benefit obligations were increased by $1,215 and payments of $0 were made to retired trustees, resulting in an accumulated liability of $1,215 as of March 31, 2006. The Board has adopted a deferred compensation plan for independent trustees that enable trustees to elect to defer receipt of all or a portion of the annual compensation they are entitled to receive from the Fund. For purposes of determining the amount owed to the Trustee under the plan, deferred amounts are treated as though equal dollar amounts had been invested in shares of other
Oppenheimer funds selected by the Trustee. The Fund purchases shares of the funds selected for deferral by the Trustee in amounts equal to his or her deemed investment, resulting in a Fund asset equal to the deferred compensation liability. Such assets are included as a component of "Other" within the asset section of the Statement of Assets and Liabilities. Deferral of trustees' fees under the plan will not affect the net assets of the Fund, and will not materially affect the Fund's assets, liabilities or net investment income per share. Amounts will be deferred until distributed in accordance to the Plan.

      Citibank, N.A. serves as custodian of the Fund's assets and provides custodial services for the Fund.

--------------------------------------------------------------------------------
4. SHARES OF BENEFICIAL INTEREST

The Fund has authorized an unlimited number of $.001 par value shares of beneficial interest. Transactions in shares of beneficial interest were as follows:

                                                  YEAR ENDED MARCH 31, 2006         YEAR ENDED MARCH 31, 2005
                                                     SHARES          AMOUNT           SHARES           AMOUNT
--------------------------------------------------------------------------------------------------------------
Subscriptions                                     5,813.072     $ 5,692,000       42,128.653     $ 41,057,790
Dividends and/or distributions reinvested         3,127.626       3,082,494        4,418.741        4,372,168
Redemptions                                      (8,514.818)     (8,269,759)     (32,214.718)     (31,004,528)
                                                --------------------------------------------------------------
Net increase                                        425.880     $   504,735       14,332.676     $ 14,425,430
                                                ==============================================================

--------------------------------------------------------------------------------
5. INVESTMENTS IN HEDGE FUNDS

At March 31, 2006, the Fund had investments in Hedge Funds, none of which were related parties. The agreements related to investments in Hedge Funds provide for compensation to the Hedge Funds' managers/general partners in the form of management fees ranging from 1.0% to 2.0% annually of net assets and performance incentive fees/allocations ranging from 10% to 25% of net profits earned. The
Hedge Funds provide for periodic redemptions ranging from monthly to annually with lock up provisions of up to eighteen months from initial investment.
Information related to each Hedge Fund is included on the statement of investments. At March 31, 2006, the Fund had approximately 5.0% of capital invested in Hedge Funds with remaining lock-up provisions extending beyond one year from March 31, 2006.

      For the year ended March 31, 2006, the aggregate cost of purchases and proceeds from sales of Hedge Funds were $25,797,548 and $29,069,597, respectively.

--------------------------------------------------------------------------------
6. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

In the normal course of business, the Hedge Funds in which the Fund invests trade various financial instruments and enter into various investment activities with off-balance sheet risk. These activities may include, but are not limited to, short selling activities, writing option contracts and interest rate, credit default and total return equity swap contracts. The Fund's risk of loss in these
Hedge Funds is limited to the value of these investments reported by the Fund.

                   17 | OFI TREMONT MARKET NEUTRAL HEDGE FUND

NOTES TO FINANCIAL STATEMENTS  Continued
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
7. CREDIT FACILITY

The Fund may borrow money in amounts up to one-third of its total assets
(including the amount borrowed) for investment purposes, to meet repurchase requests and for cash management purposes. The purchase of securities with borrowed funds creates leverage in the Fund.

      Effective November 28, 2005, the Fund entered into a Credit Agreement with
The Bank of Nova Scotia which enables it to participate with certain other
Oppenheimer funds in a committed, unsecured credit facility that permits borrowings of up to $75,000,000, collectively. The borrowings of any single fund under the credit facility are further limited to 15% of its net assets. Interest is charged to the Fund, based on its borrowings, at a rate equal to the Federal
Funds Rate plus 0.75% or LIBOR plus 0.75%, depending on the type of borrowing.
The Fund also pays a commitment fee equal to its pro rata share of the average unutilized amount of the credit facility at a rate of 0.125% per annum.

      For the period December 29, 2005 through March 31, 2006 (the "Period"), the average daily borrowed balance of the Fund was $2,284,946 at an average daily interest rate of 5.24%. The Fund had no outstanding borrowings as of March
31, 2006. Expenses incurred by the Fund with respect to interest on borrowings, commitment fees and facility start-up costs are disclosed separately or as miscellaneous fees on the Statement of Operations.

--------------------------------------------------------------------------------
8. LITIGATION

A complaint was filed as a putative class action against the Adviser (and other defendants) in the U.S. District Court for the Southern District of New York on
January 10, 2005 and was amended on March 4, 2005. The complaint alleged, among other things, that the Adviser charged excessive fees for distribution and other costs, and that by permitting and/or participating in those actions, the
Directors/Trustees and the Officers of the funds breached their fiduciary duties to fund shareholders under the Investment Company Act of 1940 and at common law.
The plaintiffs sought unspecified damages, an accounting of all fees paid, and an award of attorneys' fees and litigation expenses.

      In response to the defendants' motions to dismiss the suit, seven of the eight counts in the complaint, including the claims against certain of the
Oppenheimer funds, as nominal defendants, and against certain present and former
Directors, Trustees and Officers of the funds, and the Distributor, as defendants, were dismissed with prejudice, by court order dated March 10, 2006, and the remaining count against the Adviser was dismissed with prejudice by court order dated April 5, 2006. The plaintiffs filed an appeal of those dismissals on May 11, 2006.

      The Adviser believes that it is premature to render any opinion as to the likelihood of an outcome unfavorable to them, the Funds, the Directors/Trustees or the Officers on the appeal of the decisions of the district court, and that no estimate can yet be made with any degree of certainty as to the amount or range of any potential loss. However, the Adviser believes that the allegations contained in the complaints are without merit and that there are substantial grounds to sustain the district court's rulings.

--------------------------------------------------------------------------------
9. CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At a meeting held on February 15, 2006, the Board of Trustees of the Fund appointed KPMG LLP as the independent registered public accounting firm to the
Fund for fiscal year 2007, replacing the firm of Ernst & Young LLP, who were dismissed as the independent registered public accounting firm to the Fund, effective at the conclusion of the fiscal 2006 audit. This change in the Fund's auditors was approved by the Fund's audit committee and ratified by the Fund's independent Trustees. During the two most recent fiscal years the audit reports of Ernst & Young LLP contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. Further, there were no disagreements between the Fund and Ernst &
Young on accounting principles, financial statement disclosure or audit scope, which if not resolved to the satisfaction of Ernst & Young LLP would have caused it to make reference to the disagreements in connection with its reports.

--------------------------------------------------------------------------------
10. SUBSEQUENT EVENTS

Effective May 1, 2006, the Fund received new contributions from shareholders of
$191,556.

                                    Appendix A

                             Industry Classifications

SIZE=5 COLOR=GRAY NOSHADE>

A)    Basic Materials

1)    Chemicals
2)    Forest Products & Paper
3)    Iron/Steel
4)    Mining
B)    Communications

5)    Advertising
6)    Internet
7)    Media
8)    Telecommunications
C)    Consumer, (Cyclical)

9)    Airlines
10)   Apparel
11)   Auto Manufacturers
12)   Auto Parts & Equipment
13)   Distribution/Wholesale
14)   Entertainment
15)   Food Service
16)   Home Builders
17)   Home Furnishings
18)   Housewares
19)   Leisure Time
20)   Lodging
21)   Office furnishings
22)   Retail
23)   Storage/Warehousing
24)   Textiles
25)   Toys/Games/Hobbies
D)    Consumer, (Non-Cyclical)

26)   Agriculture
27)   Beverages
28)   Biotechnology
29)   Commercial Services
30)   Cosmetics/Personal Carte
31)   Food
32)   Healthcare-Products
33)   Healthcare-Services
34)   Household Products/Wares
35)   Pharmaceuticals
E)    Diversified

36)   Holding Companies-Divers
F)    Energy

37)   Coal
38)   Energy-alternate Sources
39)   Oil & Gas
40)   Oil & Gas Services
41)   Pipelines
G)    Financial

42)   Banks
43)   Closed-end Funds
44)   Country Funds-Closed-end
45)   Diversified Financial Service
46)   Insurance
47)   Investment Companies
48)   REITS
49)   Real Estate
50)   Savings 7 Loans
51)   Venture Capital
H)    Industrial

52)   Aerospace/Defense
53)   Building Materials
54)   Electrical Company & Equipment
55)   Electronics
56)   Engineering & construction
57)   Environmental Control
58)   Hand/Machine Tools
59)   Machinery - Construction & mining
60)   Machinery - Diversified
61)   Metal Fabricates/Hardware
62)   Miscellaneous Manufacture
63)   Packaging & Containers
64)   Shipbuilding
65)   Transportation
66)   Trucking & Leasing
I)    Technology

67)   Computers
68)   Office/Business Equipment
69)   Semiconductors
70)   Software
J)    Utilities

71)   Electric
72)   Gas
73)   Water

NYDB01 17222512.6 052904
1426E  01920318

OFI Tremont Market Neutral Hedge Fund
6803 South Tucson Way
Centennial, Colorado  80112
1.866.634.6220

Adviser
OppenheimerFunds, Inc.
Two World Financial Center
225 Liberty Street
New York, NY 10281-1008

Sub-Adviser
Tremont Partners, Inc.
555 Theodore Fremd Avenue
Corporate Center at Rye
Rye, New York 10580
1.914.925.1140

Distributor
OppenheimerFunds Distributor, Inc.
Two World Financial Center
225 Liberty Street
New York, NY 10281-1008

Transfer Agent
OppenheimerFunds Services
6803 South Tucson Way
Centennial, CO  80112

Custodian Bank
Citibank, N.A.
111 Wall Street
New York, NY  10005

Independent Registered Public Accounting Firm
KPMG LLP
707 Seventeenth Street
Denver, Colorado 80202

Fund Counsel
Mayer, Brown, Rowe & Maw LLP
1675 Broadway
New York, NY 10019-5820

PX0481.0706

(1)   With  certain   exceptions,   tax-exempt   organizations  which  are  private
foundations  are  subject  to a 2%  federal  excise  tax on their  "net  investment income."  The rate of the excise tax for any  taxable  year may be reduced to 1% if the private  foundation  meets certain  distribution  requirements  for the taxable year.  A private  foundation  will be required to make  payments of  estimated  tax with respect to this excise tax.

                     OFI TREMONT MARKET NEUTRAL HEDGE FUND

                                   FORM N-2

                                    PART C
                              OTHER INFORMATION

Item 25. Financial Statements and Exhibits

(1)  Financial Statements: Filed herewith.

     Part A:  Financial Highlights: Filed herewith.

     Part  B:  Report  of  Independent  Auditors,   Statement  of  Assets  and
Liabilities, Notes to Financial Statements: Filed herewith.

(2)  Exhibits:

(a)   (i)   Declaration  of Trust dated as of May 24, 2002:  Previously  filed
        with  Registrant's   Initial  Registration   Statement,   6/4/02,  and
        incorporated herein by reference.

        (ii)Amended  and  Restated  Declaration  of Trust  dated  October  16,
        2002: Previously filed with Registrant's  Pre-Effective  Amendment No.
        1, 10/18/02, and incorporated herein by reference.

(b)   By-Laws:  Previously  filed with  Registrant's  Pre-Effective  Amendment
        No. 2, 12/18/02, and incorporated herein by reference.

(c)   Not applicable.

(d)   Not applicable.

(e)   Not applicable.

(f)   Not applicable.

(g)   (i)   Amended and Restated  Investment  Advisory Agreement dated January
        1, 2005: Previously filed with Registrant's  Post-Effective  Amendment
        No. 9, 6/2/05, and incorporated herein by reference.

        (ii)Amended and Restated Sub-Advisory  Investment Management Agreement
        dated  as  of  June  2,  2004:   Previously  filed  with  Registrant's
        Post-Effective  Amendment No. 7, 6/10/04,  and incorporated  herein by reference.

(h)   (i)   General   Distributor's    Agreement:    Previously   filed   with
        Registrant's    Pre-Effective   Amendment   No.   1,   10/22/02,   and
        incorporated herein by reference.

        (ii)Form of Selling  Agreement between  OppenheimerFunds  Distributor,
        Inc.  and  selected  dealers:   Previously  filed  with  Pre-Effective
        Amendment No. 1 to the Registration  Statement of Oppenheimer  Tremont
        Market   Neutral   Fund  LLC  (Reg.   No.   333-71716,   12/7/01)  and
        incorporated herein by reference.

        (iii)     Form   of   Selling   Agreement   between   OppenheimerFunds
        Distributor,   Inc.  and  selected  registered   investment  advisers:
        Previously  filed with  Registrant's  Pre-Effective  Amendment  No. 1,
        10/22/02, and incorporated herein by reference.

(i)   (i)Amended and Restated  Retirement Plan for Non-Interested  Trustees or
        Directors   dated  8/9/01:   Previously   filed  with   Post-Effective
        Amendment No. 34 to the  Registration  Statement of Oppenheimer Gold &
        Special   Minerals   Fund  (Reg.   No.   2-82590),   (10/25/01),   and
        incorporated herein by reference.

     (ii)    Form   of   Deferred    Compensation   Plan   for   Disinterested
        Trustees/Directors:  Previously  filed with  Post-Effective  Amendment
        No. 26 to the  Registration  Statement of  Oppenheimer  Gold & Special
        Minerals Fund (Reg. No.  2-82590),  (10/28/98),  and  incorporated  by reference.

(j)   Custody  Agreement - Previously  filed with  Registrant's  Pre-Effective
        Amendment No. 1, 10/22/02, and incorporated herein by reference.

(k)   (i)   Escrow  Agreement  with  Citibank,  N.A.:  Previously  filed  with
        Registrant's    Pre-Effective   Amendment   No.   1,   10/22/02,   and
        incorporated herein by reference.

        (ii)Amended  and  Restated   Administration   Agreement   between  the
        Registrant and  OppenheimerFunds,  Inc. dated June 2, 2004: Previously filed with Registrant's  Post-Effective  Amendment No. 9, 6/10/04, and
        incorporated herein by reference.

        (iii)     Amended and Restated  Sub-Administration  Agreement  between
        OppenheimerFunds,  Inc. and Tremont Partners,  Inc.:  Previously filed
        with  Registrant's   Post-Effective  Amendment  No.  9,  6/10/04,  and
        incorporated herein by reference.

        (iv)Fund  and   Investor   Accounting   Services   Agreement   between
        OppenheimerFunds,   Inc.  and  selected  broker-dealers  or  financial
        advisers:  Previously filed with Registrant's  Pre-Effective Amendment
        No. 2, 12/18/02, and incorporated herein by reference.

(l)   Opinion and Consent of Mayer,  Brown, Rowe & Maw:  Previously filed with
        Registrant's    Pre-Effective   Amendment   No.   2,   12/18/02,   and
        incorporated herein by reference.

(m)   Not applicable.

(n)   Consent  of  Independent   Registered   Public  Accounting  Firm:  Filed
        herewith.

(o)   Not applicable.

(p)   Investment Letter from OFI Institutional Investment Management,  Inc. to
        Registrant:   Previously   filed   with   Registrant's   Pre-Effective
        Amendment No. 2, 12/18/02, and incorporated herein by reference.

(q)   Not applicable.

(r)   (i)     Amended and  Restated  Code of Ethics of the  Oppenheimer  Funds
         dated March 31, 2006 under Rule 17j-1 of the  Investment  Company Act of 1940:  Previously  filed with  Post-Effective  Amendment No. 13 to the  Registration  Statement  of  Oppenheimer  MidCap Fund (Reg.  No.
         333-31533, 4/7/06), and incorporated herein by reference.

         (ii) Amended and Restated  Code of Ethics of Tremont  Partners,  Inc.
         dated  February  1, 2005 under Rule 17j-1 of the  Investment  Company
         Act  of  1940:  Previously  filed  with  Registrant's  Post-Effective
         Amendment #10, 7/29/05 and incorporated herein by reference.

     (s) (i)      Power of Attorney for all Trustees/Directors dated June 21,
         2006: Previously filed with the Initial Registration Statement of
         Oppenheimer Absolute Return Fund (Reg. No. 333-135492), (6/30/06),
         and incorporated herein by reference.

Item 26.    Marketing Arrangements

      Not applicable.

Item 27.    Other Expenses of Issuance and Distribution

      Registration fees          N/A
      Legal fees                 N/A
      NASD fees                  N/A
      Blue Sky fees              N/A
      Accounting fees            N/A
      Printing                   N/A
      Miscellaneous              N/A

            Total                N/A

Item 28.    Persons Controlled by or Under Common Control with the Registrant

      None.

Item 29.    Number of Holders of Securities

      As of April 30, 2006, the number of record holders of each class of securities of the registrant, is shown below:

                         (1)                             (2)
                    Title of Class             Number of Recordholders

            Shares of beneficial interest                19

Item 30.    Indemnification

      Reference is made to the  provisions  of Article  Seven of  Registrant's
Amended  and  Restated  Declaration  of Trust  filed as Exhibit 24 (1) to this
Registration Statement, and incorporated herein by reference.

      Insofar  as   indemnification   for   liabilities   arising   under  the
Securities Act of 1933 may be permitted to trustees,  officers and controlling persons of  Registrant  pursuant to the  foregoing  provisions  or  otherwise,
Registrant  has  been  advised  that  in the  opinion  of the  Securities  and
Exchange   Commission  such   indemnification  is  against  public  policy  as
expressed in the Securities Act of 1933 and is, therefore,  unenforceable.  In the event that a claim for  indemnification  against such  liabilities  (other than the  payment by  Registrant  of  expenses  incurred or paid by a trustee, officer or controlling  person of Registrant in the successful  defense of any
action,  suit  or  proceeding)  is  asserted  by  such  trustee,   officer  or
controlling person,  Registrant will, unless in the opinion of its counsel the matter  has  been  settled  by  controlling  precedent,  submit  to a court of appropriate  jurisdiction the question whether such  indemnification  by it is against  public policy as expressed in the  Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 31.    Business and Other Connections of the Investment Adviser

(a)   OppenheimerFunds, Inc. is the investment adviser of the Registrant; it and certain subsidiaries and affiliates act in the same capacity to other investment companies, including without limitation those described in Parts A and B hereof and listed in Item 31(b) below.

(b)   There is set forth below information as to any other business, profession, vocation or employment of a substantial nature in which each officer and director of OppenheimerFunds, Inc. is, or at any time during the past two fiscal years has been, engaged for his/her own account or in the capacity of director, officer, employee, partner or trustee.
--------------------------------------------------------------------------------
Name and Current Position
with OppenheimerFunds, Inc. Other Business and Connections  During the Past Two
                            Years
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Timothy L. Abbuhl,          Vice  President  of  OppenheimerFunds  Distributor,
Vice President              Inc.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Emeline S. Adwers,          None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Robert Agan,                Senior  Vice  President  of  Shareholder  Financial
Senior Vice President       Services,  Inc. and  Shareholders  Services,  Inc.;
                            Vice  President  of  OppenheimerFunds  Distributor,
                            Inc.,  Centennial Asset Management  Corporation and
                            OFI Private Investment Inc.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Carl Algermissen,           Formerly   Associate  Counsel  &  Legal  Compliance
Vice President & Associate  Officer at Great West-Life & Annuity  Insurance Co.
Counsel                     (February 2004-October 2004).
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Michael Amato,              None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Erik Anderson,              None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Tracey Beck Apostolopoulos, None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Janette Aprilante,          Secretary  (since  December  2001)  of:  Centennial
Vice President & Secretary  Asset  Management   Corporation,   OppenheimerFunds
                            Distributor,  Inc.,  HarbourView  Asset  Management
                            Corporation  (since  June 2003),  Oppenheimer  Real
                            Asset  Management,   Inc.,   Shareholder  Financial
                            Services,   Inc.,   Shareholder   Services,   Inc.,
                            Trinity  Investment  Management  Corporation (since
                            January  2005),  OppenheimerFunds  Legacy  Program,
                            OFI Private  Investment  Inc. (since June 2003) and
                            OFI  Institutional  Asset  Management,  Inc. (since
                            June  2003).   Assistant  Secretary  of  OFI  Trust
                            Company (since December 2001).
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Hany S. Ayad,               None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Robert Baker,               None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
James F. Bailey,            Senior  Vice  President  of  Shareholder  Services,
Senior Vice President       Inc.  (since March 2006).  Formerly Vice  President
                            at T. Row  Price  Group  (September  2000 - January
                            2006).
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Michael Baldwin,            President  and  Director of  Shareholder  Financial
Executive Vice President    Services,   Inc.  and  Shareholder  Services,  Inc.
                            Formerly  Managing Director at Deutsche Bank (March
                            2001 - March 2005).
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
John Michael Banta,         None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Joanne Bardell,             None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Adam Bass,                  None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Kevin Baum,                 None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Jeff Baumgartner,           None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Marc Baylin,                Formerly  Portfolio  Manager at J.P.  Morgan  (June
Vice President              2002-August 2005).
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Todd Becerra,               None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Lalit K. Behal              Assistant    Secretary   of    HarbourView    Asset
Assistant Vice President    Management Corporation.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Kathleen Beichert,          Vice  President  of  OppenheimerFunds  Distributor,
Senior Vice President       Inc.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Gerald B. Bellamy,          Assistant  Vice  President  (Sales  Manager  of the
Assistant Vice President    International  Division) of OFI Institutional Asset
                            Management, Inc.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Erik S. Berg,               None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Robert Bertucci,            None
Assistant Vice President:
Rochester Division
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Rajeev Bhaman,              None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Craig Billings,             None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Mark Binning,               None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Robert J. Bishop,           Treasurer (since October 2003) of  OppenheimerFunds
Vice President              Distributor,  Inc. and Centennial  Asset Management
                            Corporation.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Beth Bleimehl,              None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
John R. Blomfield,          None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Lisa I. Bloomberg,          Formerly First Vice  President & Associate  General
Vice President & Associate  Counsel  of  UBS   Financial   Services  Inc.  (May
Counsel                     1999-May 2004).
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Veronika Boesch,            None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Chad Boll,                  None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Antulio N. Bomfim,          None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Michelle Borre Massick,     None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Lori E. Bostrom,            Formerly  Vice  President  &  Corporate  Counsel at
Vice President & Senior     Prudential  Financial Inc. (October 2002 - November
Counsel                     2004).
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Lisa Bourgeois,             Assistant Vice  President of Shareholder  Services,
Assistant Vice President    Inc.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
John Boydell,               None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Michael Bromberg,           None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Joan Brunelle,              None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Kristine Bryan-Levin,       Formerly  Senior Vice  President at Brown  Brothers
Vice President              Harriman (November 2002 - May 2005).
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Stephanie Bullington,       Formerly   Fund   Accounting   Manager  at  Madison
Assistant Vice President    Capital  Management  Company  (July  2005 - October
                            2005 and Fund  Accounting  Officer  at  Butterfield
                            Fund  Services  (Bermuda)  Limited (a wholly  owned
                            subsidiary  of the Bank of NT  Butterfield  & Sons)
                            (September 2003 - June 2005).
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Paul Burke,                 None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Mark Burns,                 None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Geoffrey Caan,              None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Patrick Campbell,           None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Catherine Carroll,          None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Debra Casey,                None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Maria Castro,               None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Lisa Chaffee,               None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Charles Chibnik,            None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Patrick Sheng Chu,          None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Brett Clark,                None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
H.C. Digby Clements,        None
Vice President:
Rochester Division
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Peter V. Cocuzza,           None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Gerald James Concepcion,    Formerly  (until  November  2004) an RIA  Marketing
Assistant Vice President    Associate of OppenheimerFunds, Inc.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Robert Corbett,             None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Susan Cornwell,             Senior  Vice  President  of  Shareholder  Financial
Senior Vice President       Services,  Inc.  and  Shareholder  Services,  Inc.;
                            Vice  President  of  OppenheimerFunds  Distributor,
                            Inc.,  Centennial Asset Management  Corporation and
                            OppenheimerFunds Legacy Program.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Cheryl Corrigan,            None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Belinda J. Cosper,          None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Scott Cottier,              None
Vice President:
Rochester Division
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Laura Coulston,             None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
George Curry,               Vice  President  of  OppenheimerFunds  Distributor,
Vice President              Inc.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Julie C. Cusker,            None
Assistant Vice President:
Rochester Division
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Kevin Dachille,             Formerly   Fixed   Income   Director   at  National
Vice President              Railroad  Retirement  Investment  Trust (May 2003 -
                            May 2005).
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
John Damian,                None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Richard Demarco,            None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Craig P. Dinsell,           None
Executive Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Randall C. Dishmon,         None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Gavin Dobson,               Formerly  President at Britannic  Asset  Management
Vice President              International (September 2001 - May 2005).
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Rebecca K. Dolan,           None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Steven D. Dombrower,        Senior Vice  President  of OFI  Private  Investment
Vice President              Inc.;    Vice    President   of    OppenheimerFunds
                            Distributor, Inc.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Thomas Doyle,               None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Bruce C. Dunbar,            None
Senior Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Brian Dvorak,               None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Richard Edmiston,           None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
A. Taylor Edwards,          Formerly  Associate at Dechert LLP (September  2000
Assistant Vice President &  - December 2005).
Assistant Counsel
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Venkat Eleswarapu,          Formerly  Associate  Professor  of Finance at Texas
Vice President              Tech  University  (July 2005 -  December  2005) and
                            Assistant   Professor   of  Finance   at   Southern
                            Methodist University (January 1999 - May 2005).
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Daniel R. Engstrom,         None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
James Robert Erven          None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
George R. Evans,            None
Senior Vice President &
Director of International
Equities
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Edward N. Everett,          None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Kathy Faber,                None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
David Falicia,              Assistant   Secretary   (as  of   July   2004)   of
Assistant Vice President    HarbourView Asset Management Corporation.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Matthew Farkas,             Formerly  Associate at Epstein Becker & Grenn, P.C.
Assistant Vice President    (September 2000 - March 2006).
and Assistant Counsel
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Kristie Feinberg,           None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Emmanuel Ferreira,          None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Ronald H. Fielding,         Vice  President  of  OppenheimerFunds  Distributor,
Senior Vice President;      Inc.;  Director  of ICI Mutual  Insurance  Company;
Chairman of the Rochester   Governor  of St.  John's  College;  Chairman of the
Division                    Board  of  Directors  of  International  Museum  of
                            Photography at George Eastman House.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Bradley G. Finkle,          Vice  President  of  OppenheimerFunds  Distributor,
Vice President              Inc.       Formerly      Head      of      Business
                            Management/Proprietary  Distribution  at  Citigroup
                            Asset Management (August 1986-September 2004).
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
John E. Forrest,            Senior   Vice    President   of    OppenheimerFunds
Senior Vice President       Distributor, Inc.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
David Foxhoven,             Assistant   Vice   President  of   OppenheimerFunds
Vice President              Legacy Program.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Colleen M. Franca,          None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Barbara Fraser,             Formerly  Attorney in Private  Practice (April 2000
Vice President & Associate  - November 2005).
Counsel
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Thomas Frengillo,           Formerly  Continuous   Improvement  Manager  at  RR
Assistant Vice President    Donnelley & Sons (February 1988 - June 2004).
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Dominic Freud,              None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Dan Gagliardo,              None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Hazem Gamal,                None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Seth Gelman,                Formerly  an  Associate  in  the  Asset  Management
Vice President              Legal  Department at Goldman Sachs & Co.  (February
                            2003 - August 2004).
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Timothy Gerlach,            None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Subrata Ghose,              None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Charles W. Gilbert,         None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Kurt Gibson,                Formerly  Manager at Barclays Capital (January 2002
Assistant Vice President    - April 2006).
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Phillip S. Gillespie,       Formerly  First Vice  President  of  Merrill  Lynch
Senior Vice President &     Investment Management (2001 to September 2004).
Deputy General Counsel
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Alan C. Gilston,            None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Jacqueline Girvin-Harkins,  None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Jill E. Glazerman,          None
Senior Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Benjamin J. Gord,           Vice  President  of  HarbourView  Asset  Management
Vice President              Corporation   and   of  OFI   Institutional   Asset
                            Management, Inc.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Leyla Greengard,            None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Robert B. Grill,            None
Senior Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Carol Guttzeit,             None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Robert Haley,               None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Marilyn Hall,               None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Kelly Haney,                None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Steve Hauenstein,           None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Robert W. Hawkins,          Formerly an  Associate at Shearman and Sterling LLP
Assistant Vice President &  (July  2004  -  August   2005)  and   Dechert   LLP
Assistant Counsel           (September 2000 -June 2004).
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Thomas B. Hayes,            None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Jennifer Heathwood,         None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Heidi Heikenfeld,           None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Annika Helgerson,           None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Edward Henderson,           Formerly Director of Corporate  Purchasing and Risk
Assistant Vice President    Management  at  StarTek  Inc.  (January  2003 - May
                            2005).
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Daniel Hermann,             None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Dennis Hess,                None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Joseph Higgins,             Vice   President   of   OFI   Institutional   Asset
Vice President              Management, Inc.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Dorothy F. Hirshman,        None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Daniel Hoelscher,           None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Brian Hourihan,             Assistant  Secretary  of  OFI  Institutional  Asset
Vice President & Associate  Management,  Inc. (since April 2006). Formerly Vice
Counsel                     President  and  Senior  Counsel  at   Massachusetts
                            Financial Service Company (June 2004 - March 2006).
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Edward Hrybenko,            Vice  President  of  OppenheimerFunds  Distributor,
Vice President              Inc.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Scott T. Huebl,             Assistant   Vice   President  of   OppenheimerFunds
Vice President              Legacy Program.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Margaret Hui,               None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Dana Hunter,                None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
John Huttlin,               Senior   Vice    President    (Director    of   the
Vice President              International  Division)  (since  January  2004) of
                            OFI Institutional Asset Management,  Inc.; Director
                            (since  June  2003)  of   OppenheimerFunds   (Asia)
                            Limited.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
James G. Hyland,            None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Kelly Bridget Ireland,      Vice    President    (since    January   2004)   of
Vice President              OppenheimerFunds Distributor Inc.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Kathleen T. Ives,           Vice   President   and   Assistant   Secretary   of
Vice President, Senior      OppenheimerFunds  Distributor, Inc. and Shareholder
Counsel & Assistant         Services,  Inc.;  Assistant Secretary of Centennial
Secretary                   Asset  Management   Corporation,   OppenheimerFunds
                            Legacy Program and Shareholder  Financial Services,
                            Inc.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
William Jaume,              Senior  Vice   President   of   HarbourView   Asset
Vice President              Management  Corporation and OFI Institutional Asset
                            Management, Inc.; Director of OFI Trust Company.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Frank V. Jennings,          None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
John Jennings,              None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
John Michael Johnson,       None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Lisa Kadehjian,             Formerly Vice  President,  Compensation  Manager at
Assistant Vice President    The Bank of New York (November 1996-November 2004).
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Charles Kandilis,           None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Rezo Kanovich,              None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Thomas W. Keffer,           None
Senior Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Michael Keogh,              Vice  President  of  OppenheimerFunds  Distributor,
Vice President              Inc.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
John Kiernan,               Formerly  Vice  President  and  Senior   Compliance
Assistant Vice President &  Officer,   Guardian  Trust  Company,   FSB  at  The
Marketing Compliance        Guardian Life  Insurance  Company of America (since
Manager                     February 1998 - November 2005).
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Martin S. Korn,             Formerly  a  Senior  Vice   President  at  Bank  of
Senior Vice President       America    (Wealth   and   Investment    Management
                            Technology Group) (March 2002-August 2004).
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Dimitrios Kourkoulakos,     None
Senior Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Brian Kramer,               None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Paul Kunz,                  None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Gloria LaFond,              None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Lisa Lamentino,             None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Tracey Lange,               Vice  President  of  OppenheimerFunds  Distributor,
Vice President              Inc. and OFI Private Investment Inc.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Jeffrey P. Lagarce,         President of OFI  Institutional  Asset  Management,
Senior Vice President       Inc. as of January 2005.  Formerly  Executive  Vice
                            President-Head  of  Fidelity   Tax-Exempt  Services
                            Business    at   Fidelity    Investments    (August
                            1996-January 2005).
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
John Latino,                None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Kristina Lawrence,          None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Gayle Leavitt,              None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Christopher M. Leavy,       None
Senior Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Kevin Lee,                  Formerly  Vice  President  at Delaware  Investments
Vice President              (October 2000 - February 2005).
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Randy Legg,                 None
Vice President & Assistant
Counsel
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Laura Leitzinger,           Senior  Vice  President  of  Shareholder  Services,
Senior Vice President       Inc. and Shareholder Financial Services, Inc.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Justin Leverenz,            Formerly, a research/technology  analyst at Goldman
Vice President              Sachs, Taiwan (May 2002-May 2004).
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Michael S. Levine,          None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Brian Levitt,               None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Gang Li,                    None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Shanquan Li,                None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Julie A. Libby,             Senior Vice  President  of OFI  Private  Investment
Senior Vice President       Inc.  Formerly  Executive  Vice  President  & Chief
                            Operating  Officer at Fred Alger  Management,  Inc.
                            (July 1996 - February 2005).
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Daniel Lifshey,             Formerly  a  Marketing  Manager  at PIMCO  Advisors
Assistant Vice President    (January 2002-September 2004).
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Mitchell J. Lindauer,       None
Vice President & Assistant
General Counsel
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Bill Linden,                None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Malissa B. Lischin,         Assistant   Vice   President  of   OppenheimerFunds
Vice President              Distributor, Inc.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
David P. Lolli,             None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Daniel G. Loughran          None
Vice President:
Rochester Division
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Patricia Lovett,            Vice President of Shareholder  Financial  Services,
Vice President              Inc.  and  Senior  Vice  President  of  Shareholder
                            Services, Inc.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Misha Lozovik,              Formerly  Senior  Director at Clinical  Development
Vice President              Capital   LLC/Care   Capital  LLC  (August  2002  -
                            October 2005).
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Steven Lucaccini,           Formerly  Director  and High  Yield  Analyst at UBS
Assistant Vice President    Global  Asset  Management  (November  2001 -  April
                            2005).
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Dongyan Ma,                 None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Steve Macchia,              None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Mark H. Madden,             Formerly  Senior Vice President & Senior  Portfolio
Vice President              Manager with Pioneer  Investments,  Inc. (July 1990
                            - July 2004).
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Jerry Mandzij,              None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Angelo G. Manioudakis       Senior  Vice   President   of   HarbourView   Asset
Senior Vice President       Management  Corporation  and of  OFI  Institutional
                            Asset Management, Inc.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Susan Mattisinko,           Assistant  Secretary of Centennial Asset Management
Vice President & Associate  Corporation,     HarbourView    Asset    Management
Counsel                     Corporation,    Trinity    Investment    Management
                            Corporation,  OppenheimerFunds  Legacy Program, OFI
                            Private  Investment Inc., OFI  Institutional  Asset
                            Management,   Inc.  and   Oppenheimer   Real  Asset
                            Management, Inc.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Carolyn Maxson,             None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
William T. Mazzafro,        Formerly  self-employed as a consultant  securities
Assistant Vice President    (January 2004 - December 2005).
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Trudi McKenna,              Formerly  Leadership   Development   Supervisor  at
Assistant Vice President    JetBlue Airways (July 2003 - October 2005).
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Jay Mewhirter,              Formerly  Director of  Application  Development  at
Vice President              AMVESCAP (September 1999 - March 2005).
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Elizabeth McCormack,        Vice   President   and   Assistant   Secretary   of
Vice President              HarbourView Asset Management Corporation.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Joseph McDonnell,           Formerly  Senior  Vice  President  at Lehman  Bros.
Vice President              (April 1995 - March 2006).
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Joseph McGovern,            None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Charles L. McKenzie,        Chairman of the Board,  Director,  Chief  Executive
Senior Vice President       Officer  and   President  of  OFI  Trust   Company;
                            Chairman,    Chief   Executive    Officer,    Chief
                            Investment    Officer    and    Director   of   OFI
                            Institutional   Asset   Management,   Inc.;   Chief
                            Executive  Officer,   President,   Senior  Managing
                            Director   and   Director  of   HarbourView   Asset
                            Management   Corporation;    Chairman,   President;
                            Director   of   Trinity    Investment    Management
                            Corporation and Vice President of Oppenheimer  Real
                            Asset Management, Inc.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Michael Medev,              None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Lucienne Mercogliano,       None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Andrew J. Mika,             None
Senior Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Jan Miller,                 Formerly a  Supervisor  at Janus (May  2004-October
Assistant Vice President    2004).
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Rejeev Mohammed,            None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Nikolaos D. Monoyios,       None
Senior Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Jill Mulachy,               None
Vice President:
Rochester Division
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
John V. Murphy,             President and  Management  Director of  Oppenheimer
Chairman, President, Chief  Acquisition   Corp.;   President  and  Director  of
Executive Officer &         Oppenheimer Real Asset Management,  Inc.;  Chairman
Director                    and  Director of  Shareholder  Services,  Inc.  and
                            Shareholder  Financial Services,  Inc.; Director of
                            Centennial    Asset     Management     Corporation,
                            OppenheimerFunds     Distributor,     Inc.,     OFI
                            Institutional   Asset  Management,   Inc.,  Trinity
                            Investment Management Corporation,  Tremont Capital
                            Management,   Inc.,  HarbourView  Asset  Management
                            Corporation  and  OFI  Private   Investment   Inc.;
                            Executive  Vice President of  Massachusetts  Mutual
                            Life   Insurance    Company;    Director   of   DLB
                            Acquisition   Corporation;    a   member   of   the
                            Investment Company Institute's Board of Governors.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Meaghan Murphy,             Formerly Marketing  Professional,  RFP Writer at JP
Assistant Vice President    Morgan  Fleming  Asset   Management   (May  2002  -
                            October 2004).
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Suzanne Murphy,             None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Thomas J. Murray,           None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Kenneth Nadler,             None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Paul Newman,                None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Richard Nichols,            None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
William Norman,             None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
James B. O'Connell,         Formerly    a   Senior    Designer    Manager    of
Assistant Vice President    OppenheimerFunds,   Inc.  (April  2002  -  December
                            2004).
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Matthew O'Donnell,          None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Tony Oh,                    Formerly  Director  of SEC  Reporting  at  Teletech
Assistant Vice President    Holdings (July 2004 - April 2005.  Audit Manager at
                            Deloitte & Touche (January 1997 - June 2004).
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
John O'Hare,                None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
John J. Okray,              Formerly Vice President,  Head of Trust  Operations
Vice President              at Lehman Brothers (June  2004-October  2004) prior
                            to  which  he  was  an  Assistant  Vice  President,
                            Director  of  Trust  Services  at  Cambridge  Trust
                            Company (October 2002-June 2004).
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Lerae A. Palumbo,           None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Anthony Parish,             None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Kathleen Patton,            None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
David P. Pellegrino,        None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Allison C. Pells,           None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Robert H. Pemble,           None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Lori L. Penna,              Formerly  an  RFP   Manager/Associate  at  JPMorgan
Vice President              Chase & Co. (June 2001-September 2004).
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Brian Petersen,             None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Marmeline Petion-Midy,      Formerly a Senior  Financial  Analyst  with General
Assistant Vice President    Motors,  NY  Treasurer's  Office  (July  2000-Augut
                            2004).
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
David Pfeffer,              Senior  Vice   President   of   HarbourView   Asset
Senior Vice President &     Management Corporation since February 2004.
Chief Financial Officer
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Sanjeev Phansalkar,         Formerly   Consultant  at  The  Solomon-Page  Group
Assistant Vice President    (October 2004 - September 2005).
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
James F. Phillips,          None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Scott Phillips,             Formerly   Vice    President   at   Merrill   Lynch
Vice President              Investment Management (June 2000-July 2004).
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Gary Pilc,                  None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
John Piper,                 Assistant Vice  President of Shareholder  Services,
Assistant Vice President    Inc.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Jeaneen Pisarra,            None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Nicolas Pisciotti,          Formerly  Assistant  Vice  President  at ING (April
Assistant Vice President    2002 - May 2005).
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Jason Pizzorusso,           None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
David Poiesz,               Formerly  a Senior  Portfolio  Manager  at  Merrill
Senior Vice President,      Lynch (October 2002-May 2004).
Head of Growth Equity
Investments
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Sergei Polevikov,           None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Semyon Polyak,              Formerly Vice  President and  Co-Portfolio  Manager
Vice President              at Pioneer Investments (June 1998 - August 2005).
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Jeffrey Portnoy,            None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
David Preuss,               None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Ellen Puckett,              Formerly   Sennior   Program   Manager  at  Dendant
Assistant Vice President    Telecommunications (May 2002-September 2004).
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Jane C. Putnam,             None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Paul Quarles,               Formerly a Principal at AIM Management  Group, Inc.
Assistant Vice President    (October 1997-October 2004).
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Michael E. Quinn,           None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Julie S. Radtke,            None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Norma J. Rapini,            None
Assistant Vice President :
Rochester Division
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Corry E. Read,              None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Marc Reinganum,             None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Jill Reiter,                None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Eric Rhodes,                None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Eric Richter,               Vice  President  of  HarbourView  Asset  Management
Vice President              Corporation.  Formerly Investment Officer at Alaska
                            Permanent Fund  Corporation  (April 2005 - February
                            2006);  Vice President at Loomis Sayles & Co. (July
                            1997 - April 2005).
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Claire Ring,                None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Grace Roberts,              None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
David Robertson,            Senior   Vice    President   of    OppenheimerFunds
Senior Vice President       Distributor, Inc.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Robert Robis,               Formerly a Proprietary  Trader at J.P. Morgan Chase
Assistant Vice President    & Co. (May 2004-May 2005).
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Antoinette Rodriguez,       None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Stacey Roode,               None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Jeffrey S. Rosen,           None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Stacy Roth,                 None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
James H. Ruff,              President    &   Director    of    OppenheimerFunds
Executive Vice President    Distributor,  Inc. and Centennial  Asset Management
                            Corporation;   Executive   Vice  President  of  OFI
                            Private Investment Inc.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Adrienne Ruffle,            Formerly an  Associate  with Sidley  Austin Brown &
Assistant Vice President &  Wood LLP (September 2002-February 2005).
Assistant Counsel
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Kim Russomanno,             None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Gerald Rutledge,            None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Julie Anne Ryan,            None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Timothy Ryan,               Formerly a research  analyst in the large  equities
Vice President              group at Credit  Suisse  Asset  Management  (August
                            2001-June 2004).
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Rohit Sah,                  None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Valerie Sanders,            None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Karen Sandler,              None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Rudi W. Schadt,             None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Ellen P. Schoenfeld,        None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Scott A. Schwegel,          None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Allan P. Sedmak             None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Jennifer L. Sexton,         Senior Vice  President  of OFI  Private  Investment
Vice President              Inc.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Asutosh Shah,               Formerly   Vice    President   at   Merrill   Lynch
Vice President              Investment   Managers  (February  2002  -  February
                            2006).
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Kamal Shah,                 Formerly  Senior Vice  President  Chief  Technology
Vice President              Officer at Tremont Capital  Management  (March 1998
                            - July 2005).
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Nava Sharma,                None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Satvinder Singh,            None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Thomas Siomades,            Formerly Vice  President,  Portfolio  Management at
Vice President              Curian  Capital  LLC  (December  2002  -  September
                            2005).
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
David C. Sitgreaves,        None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Edward James Sivigny        None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Enrique H. Smith,           None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Louis Sortino,              None
Vice President:
Rochester Division
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Keith J. Spencer,           None
Senior Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Marco Antonio Spinar,       None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Richard A. Stein,           None
Vice President:
Rochester Division
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Arthur P. Steinmetz,        Senior  Vice   President   of   HarbourView   Asset
Senior Vice President       Management Corporation.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Jennifer Stevens,           None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
John P. Stoma,              Senior   Vice    President   of    OppenheimerFunds
Senior Vice President       Distributor, Inc.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Amy Sullivan,               None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Deborah A. Sullivan,        Secretary of OFI Trust Company.
Vice President & Assistant
Counsel
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Michael Sussman,            Vice  President  of  OppenheimerFunds  Distributor,
Vice President              Inc.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Thomas Swaney,              None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Brian C. Szilagyi,          Director of Financial  Reporting and  Compliance at
Assistant Vice President    First Data Corporation (April 2003-June 2004).
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Matthew Tartaglia,          None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Martin Telles,              Senior   Vice    President   of    OppenheimerFunds
Senior Vice President       Distributor, Inc.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Vincent Toner,              None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Melinda Trujillo,           Formerly  Senior  Manager at CoBank,  ACB  (January
Assistant Vice President    2004 - April 2006).
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Leonid Tsvayg,              None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Keith Tucker,               None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Cameron Ullyat,             None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Angela Uttaro,              None
Assistant Vice President:
Rochester Division
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Mark S. Vandehey,           Vice  President  and Chief  Compliance  Officer  of
Senior Vice President &     OppenheimerFunds   Distributor,   Inc.,  Centennial
Chief Compliance Officer    Asset   Management   Corporation   and  Shareholder
                            Services,   Inc.;  Chief   Compliance   Officer  of
                            HarbourView  Asset  Management  Corporation,   Real
                            Asset  Management,   Inc.,   Shareholder  Financial
                            Services,   Inc.,  Trinity  Investment   Management
                            Corporation,  OppenheimerFunds  Legacy Program, OFI
                            Private  Investments Inc. and OFI Trust Company and
                            OFI Institutional Asset Management, Inc.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Maureen Van Norstrand,      None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Nancy Vann,                 Formerly   Assistant  General  Counsel  at  Reserve
Vice President & Assistant  Management Company, Inc. (April to December 2004).
Counsel
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Rene Vecka,                 None
Assistant Vice President:
Rochester Division
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Vincent Vermette,           Assistant   Vice   President  of   OppenheimerFunds
Assistant Vice President    Distributor, Inc.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Elaine Villas-Obusan,       None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Phillip F. Vottiero,        None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Lisa Walsh,                 None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Jerry A. Webman,            Senior  Vice   President   of   HarbourView   Asset
Senior Vice President       Management Corporation.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Christopher D. Weiler,      None
Vice President:
Rochester Division
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Adam Weiner,                None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Barry D. Weiss,             Vice  President  of  HarbourView  Asset  Management
Vice President              Corporation  and  of  Centennial  Asset  Management
                            Corporation.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Melissa Lynn Weiss,         None
Vice President & Associate
Counsel
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Christine Wells,            None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Joseph J. Welsh,            Vice  President  of  HarbourView  Asset  Management
Vice President              Corporation.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Diederick Werdmolder,       Director  of  OppenheimerFunds  International  Ltd.
Senior Vice President       and   OppenheimerFunds   plc  and  OppenheimerFunds
                            (Asia)  Limited;  Senior Vice  President  (Managing
                            Director  of  the  International  Division)  of OFI
                            Institutional Asset Management, Inc..
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Catherine M. White,         Assistant   Vice   President  of   OppenheimerFunds
Assistant Vice President    Distributor,  Inc.;  member of the American Society
                            of Pension Actuaries (ASPA) since 1995.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
William L. Wilby,           None
Senior Vice President &
Senior Investment Officer,
Director of Equities
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Troy Willis,                None
Vice President:
Rochester Division
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Donna M. Winn,              President,  Chief  Executive  Officer & Director of
Senior Vice President       OFI Private  Investment Inc.;  Director & President
                            of  OppenheimerFunds  Legacy  Program;  Senior Vice
                            President of OppenheimerFunds Distributor, Inc.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Philip Witkower,            Senior   Vice    President   of    OppenheimerFunds
Senior Vice President       Distributor, Inc.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Brian W. Wixted,            Treasurer   of   HarbourView    Asset    Management
Senior Vice President &     Corporation;  OppenheimerFunds  International Ltd.,
Treasurer                   Oppenheimer    Real   Asset    Management,    Inc.,
                            Shareholder Services,  Inc.,  Shareholder Financial
                            Services,  Inc., OFI Private  Investment  Inc., OFI
                            Institutional      Asset     Management,      Inc.,
                            OppenheimerFunds  plc and  OppenheimerFunds  Legacy
                            Program;  Treasurer and Chief Financial  Officer of
                            OFI   Trust   Company;   Assistant   Treasurer   of
                            Oppenheimer Acquisition Corp.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Carol E. Wolf,              Senior  Vice   President   of   HarbourView   Asset
Senior Vice President       Management  Corporation  and  of  Centennial  Asset
                            Management Corporation;  serves on the Board of the
                            Colorado Ballet.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Oliver Wolff,               None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Kurt Wolfgruber,            Director  of  Tremont  Capital  Management,   Inc.,
Executive Vice President,   HarbourView  Asset  Management  Corporation and OFI
Chief Investment Officer &  Institutional  Asset  Management,  Inc. (since June
Director                    2003).    Management    Director   of   Oppenheimer
                            Acquisition Corp. (since December 2005).
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Caleb C. Wong,              None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Edward C. Yoensky,          None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Lucy Zachman,               None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Robert G. Zack              General  Counsel  of  Centennial  Asset  Management
Executive Vice President &  Corporation;   General   Counsel  and  Director  of
General Counsel             OppenheimerFunds  Distributor,  Inc.;  Senior  Vice
                            President and General Counsel of HarbourView  Asset
                            Management  Corporation and OFI Institutional Asset
                            Management,  Inc.;  Senior Vice President,  General
                            Counsel  and  Director  of  Shareholder   Financial
                            Services,  Inc.,  Shareholder  Services,  Inc., OFI
                            Private  Investment  Inc.  and OFI  Trust  Company;
                            Director     and     Assistant     Secretary     of
                            OppenheimerFunds      International     Ltd     and
                            OppenheimerFunds  plc;  Vice  President,  Secretary
                            and  General  Counsel  of  Oppenheimer  Acquisition
                            Corp.;   Director   of   Oppenheimer   Real   Asset
                            Management,   Inc.  and   OppenheimerFunds   (Asia)
                            Limited; Vice President of OppenheimerFunds  Legacy
                            Program.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Neal A. Zamore,             None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Anna Zatulovskaya,          None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Mark D. Zavanelli,          None
Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Alex Zhou,                  None
Assistant Vice President
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Arthur J. Zimmer,           Senior  Vice   President   of   HarbourView   Asset
Senior Vice President       Management Corporation.
--------------------------------------------------------------------------------

The Oppenheimer Funds include the following:

Centennial California Tax Exempt Trust
Centennial Government Trust
Centennial Money Market Trust
Centennial New York Tax Exempt Trust
Centennial Tax Exempt Trust
Limited Term New York Municipal Fund (a series of Rochester Portfolio Series)
OFI Tremont Core Strategies Hedge Fund
OFI Tremont Market Neutral Hedge Fund
Oppenheimer AMT-Free Municipals
Oppenheimer AMT-Free New York Municipals
Oppenheimer Balanced Fund
Oppenheimer California Municipal Fund
Oppenheimer Capital Appreciation Fund
Oppenheimer Capital Income Fund
Oppenheimer Cash Reserves
Oppenheimer Champion Income Fund
Oppenheimer Convertible Securities Fund (a series of Bond Fund Series)
Oppenheimer Core Bond Fund (a series of Oppenheimer Integrity Funds)
Oppenheimer Developing Markets Fund
Oppenheimer Discovery Fund
Oppenheimer Dividend Growth Fund
Oppenheimer Emerging Growth Fund
Oppenheimer Emerging Technologies Fund
Oppenheimer Enterprise Fund
Oppenheimer Equity Fund, Inc.
Oppenheimer Global Fund
Oppenheimer Global Opportunities Fund
Oppenheimer Gold & Special Minerals Fund
Oppenheimer Growth Fund
Oppenheimer High Yield Fund
Oppenheimer International Bond Fund
Oppenheimer International Diversified Fund
Oppenheimer International Growth Fund
Oppenheimer International Small Company Fund
Oppenheimer International Value Fund (a series of Oppenheimer International
Value Trust)
Oppenheimer Limited Term California Municipal Fund
Oppenheimer Limited-Term Government Fund
Oppenheimer Limited Term Municipal Fund (a series of Oppenheimer Municipal
Fund)
Oppenheimer Main Street Fund (a series of Oppenheimer Main Street Funds, Inc.)
Oppenheimer Main Street Opportunity Fund
Oppenheimer Main Street Small Cap Fund
Oppenheimer MidCap Fund
Oppenheimer Money Market Fund, Inc.
Oppenheimer Multi-State Municipal Trust (3 series):
     Oppenheimer New Jersey Municipal Fund
     Oppenheimer Pennsylvania Municipal Fund
     Oppenheimer Rochester National Municipals
Oppenheimer Portfolio Series (4 series)
     Active Allocation Fund
     Aggressive Investor Fund
     Conservative Investor Fund
     Moderate Investor Fund
Oppenheimer Principal Protected Main Street Fund (a series of Oppenheimer
Principal
     Protected Trust)
Oppenheimer Principal Protected Main Street Fund II (a series of Oppenheimer
Principal
     Protected Trust II)
Oppenheimer Principal Protected Main Street Fund III (a series of Oppenheimer
Principal
     Protected Trust III)
Oppenheimer Quest Capital Value Fund, Inc.
Oppenheimer Quest For Value Funds (3 series)
     Oppenheimer Quest Balanced Fund
     Oppenheimer Quest Opportunity Value Fund
     Oppenheimer Small- & Mid- Cap Value Fund
Oppenheimer Quest International Value Fund, Inc.
Oppenheimer Quest Value Fund, Inc.
Oppenheimer Real Asset Fund
Oppenheimer Real Estate Fund
Oppenheimer Rochester Arizona Municipal Fund
Oppenheimer Rochester Maryland Municipal Fund
Oppenheimer Rochester Massachusetts Municipal Fund
Oppenheimer Rochester Michigan Municipal Fund
Oppenheimer Rochester North Carolina Municipal Fund
Oppenheimer Rochester Ohio Municipal Fund
Oppenheimer Rochester Virginia Municipal Fund
Oppenheimer Select Value Fund
Oppenheimer Senior Floating Rate Fund
Oppenheimer Series Fund, Inc. (1 series):
     Oppenheimer Value Fund
Oppenheimer Strategic Income Fund
Oppenheimer Tremont Market Neutral Fund, LLC
Oppenheimer Tremont Opportunity Fund, LLC
Oppenheimer U.S. Government Trust
Oppenheimer Variable Account Funds (11 series):
     Oppenheimer Balanced Fund/VA
     Oppenheimer Capital Appreciation Fund/VA
     Oppenheimer Core Bond Fund/VA
     Oppenheimer Global Securities Fund/VA
     Oppenheimer High Income Fund/VA
     Oppenheimer Main Street Fund/VA
     Oppenheimer Main Street Small Cap Fund/VA
     Oppenheimer MidCap Fund/VA
     Oppenheimer Money Fund/VA
     Oppenheimer Strategic Bond Fund/VA
     Oppenheimer Value Fund/VA
Panorama Series Fund, Inc. (4 series):
     Government Securities Portfolio
     Growth Portfolio
     Oppenheimer International Growth Fund/VA
     Total Return Portfolio
Rochester Fund Municipals
The address of the Oppenheimer funds listed above, Shareholder Financial
Services, Inc., Shareholder Services, Inc., OppenheimerFunds Services,
Centennial Asset Management Corporation, Oppenheimer Real Asset Management,
Inc. and OppenheimerFunds Legacy Program is 6803 South Tucson Way,
Centennial, Colorado 80112-3924.

The address of OppenheimerFunds, Inc., OppenheimerFunds Distributor, Inc.,
HarbourView Asset Management Corporation, Oppenheimer Acquisition Corp., OFI
Private Investments Inc., OFI Institutional Asset Management, Inc. and
Oppenheimer Trust Company is Two World Financial Center, 225 Liberty Street,
11th Floor, New York, New York 10281-1008.

The address of Tremont Capital Management, Inc. is 555 Theodore Fremd Avenue,
Suite 206-C, Rye, New York 10580.

The address of OppenheimerFunds International Ltd. is Bloc C, Irish Life
Center, Lower Abbey Street, Dublin 1, Ireland.

The address of Trinity Investment Management Corporation is 301 North Spring
Street, Bellefonte, Pennsylvania 16823.

The address of OppenheimerFunds (Asia) Limited is Central Tower, 28 Queen's
Road, Suite 1601, Central, Hong Kong.

Item 32.    Location of Accounts and Records

      The  accounts,  books and other  documents  required to be maintained by
Registrant  pursuant to Section  31(a) of the  Investment  Company Act of 1940
and rules promulgated  thereunder are in the possession of Oppenheimer  Funds,
Inc. at its offices at 6803 South Tucson Way, Englewood, Colorado 80112.

Item 33.    Management Services

      Not applicable.

Item 34.    Undertakings

I.    The  Registrant  undertakes  to suspend the offering of shares until the prospectus  is  amended  if  (1)  subsequent  to  the  effective  date  of its registration  statement,  the net asset value of the Fund  declines  more than ten  percent  from  its  net  asset  value  as of the  effective  date  of the registration  statement or (2) the net asset value of the Fund increases to an amount greater than its net proceeds as stated in the prospectus.

II.   The Registrant hereby undertakes:

(a)   to file,  during any period in which  offers or sales are being made,  a post-effective amendment to this registration statement:

(i)   to  include  any  prospectus   required  by  Section   10(a)(3)  of  the
                  Securities Act of 1933;

(ii)  to  reflect  in the  prospectus  any facts or events  arising  after the effective  date of the  registration  statement (or the most
                  recent    post-effective     amendment    thereof)    which,
                  individually  or in the  aggregate,  represent a fundamental change  in the  information  set  forth in the  registration statement.  Notwithstanding  the foregoing,  any increase or decrease  in  volume  of  securities  offered  (if the total dollar  value of  securities  offered  would not exceed that which  was  registered)  and any  deviation  from the low or high end of the  estimated  maximum  offering  range  may be
                  reflected  in  the  form  of   prospectus   filed  with  the
                  Commission  pursuant to Rule 424(b) under the Securities Act of 1933 if, in the  aggregate,  the  changes  in volume  and price  represent  no more than a 20%  change in the  maximum aggregate  offering price set forth in the  "Calculation  of
                  Registration  Fee"  table  in  the  effective   registration
                  statement; and

(iii) to  include  any  material  information  with  respect  to the  plan  of distribution  not previously  disclosed in the  registration statement or any material change to such  information in the registration statement;

(b)   that, for the purpose of determining  any liability under the Securities
            Act of 1933,  each such  post-effective  amendment shall be deemed to be a new registration  statement relating to the Shares offered therein,  and the  offering  of the  Shares at that time  shall be deemed be the initial bona fide offering thereof; and

(c)   to remove from  registration by means of a post-effective  amendment any of  the  Shares  being  registered  which  remain  unsold  at  the termination of the offering.

III.  The  Registrant  undertakes  to send by first  class mail or other means designed  to ensure  equally  prompt  delivery  within  two  business  days of
receipt  of  a  written  or  oral  request,  the  Registrant's   Statement  of
Additional Information.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment
Company Act of 1940, the Registrant has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York on the 31st day of
July, 2006.

                              OFI Tremont Market Neutral Hedge Fund

                              By:  /s/ John V. Murphy*
                              John V. Murphy, President,
                              Principal Executive Officer and Trustee

Pursuant to the requirements of the Securities Act of 1933, this Registration
Statement has been signed below by the following persons in the capacities on the dates indicated:

Signatures                    Title                         Date

/s/ Clayton K. Yeutter*                                     Chairman of the
Clayton K. Yeutter            Board of Trustees             July 31, 2006

/s/ John V. Murphy*           President, Principal
John V. Murphy                Executive Officer and Trustee July 31, 2006

/s/ Brian W. Wixted*          Treasurer, Principal          July 31, 2006
Brian W. Wixted               Financial & Accounting Officer

/s/ Matthew P. Fink*          Trustee                       July 31, 2006
Matthew P. Fink

/s/ Robert G. Galli*          Trustee                       July 31, 2006
Robert G. Galli

/s/ Phillip A. Griffiths*                                   Trustee     July
31, 2006
Phillip A. Griffiths

/s/ Mary F. Miller*           Trustee                       July 31, 2006
Mary F. Miller

/s/ Joel W. Motley*           Trustee                       July 31, 2006
Joel W. Motley

/s/ Kenneth A. Randall*                                     Trustee     July
31, 2006
Kenneth A. Randall

/s/ Russell S. Reynolds, Jr.* Trustee                       July 31, 2006
Russell S. Reynolds, Jr.

/s/ Joseph M. Wikler*                                       Trustee     July
31, 2006
Joseph M. Wikler

/s/ Peter I. Wold*            Trustee                       July 31, 2006
Peter I. Wold

/s/ Brian F. Wruble*          Trustee                       July 31, 2006
Brian F. Wruble

*By:  /s/ Mitchell J. Lindauer
      Mitchell J. Lindauer, Attorney-in-Fact

                    OFI TREMONT MARKET NEUTRAL HEDGE FUND

                     Registration Statement No. 333-11257
                       Post-Effective Amendment No. 12

                                EXHIBIT INDEX

Exhibit No.      Description

25(n)            Consent of Independent Registered Public Accounting Firm